As filed with the Securities and Exchange Commission on April 30, 2007
Registration No. 333-139417
___________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

Post-Effective Amendment No. 1
to
FORM SB-2

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
___________________

ULURU Inc.
(Name of Small Business Issuer in its Charter)

Nevada	2834	42-2118656
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
___________________

Mr. Kerry P. Gray
4452 Beltway Drive
Addison, Texas 75001
(214) 905-5145
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________
Copies to:

Jack Concannon, Esq.
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
(617) 951-8000

Approximate date of commencement of proposed sale to the public: From time to time after this post-effective amendment is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Shares of Common Stock	55,674,262	$1.155	$64,303,773	$6,881
Shares of Common Stock	766,666	$4.20	$3,219,998	$345
Total:	56,440,928	-	$67,523,771	$7,226

(1)
Estimated for purposes of computing the registration fee pursuant to Rule 457. For the purposes of this table, we have used the average of the high and low prices on (i) December 8, 2006 with respect to 55,674,262 shares (the number of shares included in the registrant’s Form SB-2 Registration Statement filed with the Securities and Exchange Commission on December 15, 2006); and (ii) February 6, 2007 with respect to 766,666 shares (the number of shares included herewith but not included in the registrant’s Form SB-2 Registration Statement filed with the Securities and Exchange Commission on December 15, 2006).

(2)
The registrant has previously paid $7,226 of the registration fee in connection with the filing of its Form SB-2 Registration Statement filed with the Securities and Exchange Commission on December 15, 2006 and its Amendment No. 1 to Form SB-2 Registration Statement filed with the Securities and Exchange Commission on February 9, 2007.

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this post-effective amendment to the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this post-effective amendment to the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until this post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any state where the offer or sale is not permitted.

EXPLANATORY NOTE

This Post-Effective Amendment No.1 to the registrant’s registration statement on Form SB-2 amends its registration statement No. 333-139417, declared effective on February 13, 2007, to update the information, including the financial statements, in the prospectus for the year ended December 31, 2006.

PROSPECTUS

Subject to completion, dated April 30, 2007

ULURU INC.

56,440,928 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 56,440,928 shares of common stock of ULURU Inc. (hereinafter “we”, “our”, “us”, "ULURU", or the "Company") by certain persons who are our security holders, including OSS Capital Management, LLP (“OSS”), certain affiliates of Brencourt Advisors LLC (“Brencourt”), certain investment funds managed or advised by Pequot Capital Management, Inc. (“Pequot”), JANA Piranha Master Fund, Ltd. (“JANA”), certain affiliates of Tudor Investment Corporation (“Tudor”), certain affiliates of Chilton Investment Company, LLC (“Chilton”), Invus Public Equities, LP (“Invus”), Cornell Capital Partners, LP ("Cornell") and Prenox, LLC ("Prenox"). All of such shares of common stock are either (i) currently issued and outstanding or (ii) issuable upon exercise of currently outstanding warrants to purchase common stock. Please refer to "Selling Security holders" beginning on page 23. We are not selling any shares of common stock in this offering and, as a result, will not receive any proceeds from this offering. However, upon the exercise of common stock purchase warrants, ULURU will receive the proceeds from such exercise if payment is made in cash.

The selling security holders are offering for sale shares of our common stock at prices established on the Over-the-Counter Bulletin Board during the term of this offering, or as otherwise described in “Plan of Distribution”. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "ULUR." On April 25, 2007, the last reported sale price of our common stock was $4.75. This price will fluctuate based on the demand for the shares of common stock.

This offering relates to the sale of common stock by certain persons who are our security holders, including the following:

•
Certain institutional accredited investors (including Cornell and Prenox) that intend to sell up to an aggregate of 47,052,628 shares of our common stock. Such shares were initially issued by the Company to such accredited investors in connection with a Common Stock Purchase Agreement dated December 6, 2006. All of the securities issued pursuant to the Common Stock Purchase Agreement were shares of common stock. No warrants or other securities were issued to the investors in connection with such transaction.

•	Cornell is a securityholder that intends to sell up to 993,300 shares of our common stock issued to Cornell pursuant to commitment fee paid in March 2006.

•
Cornell, Prenox, Highgate House Funds, Ltd. (“Highgate”) and HH Advisors, LLC (“HH Advisors”) are security holders that intend to sell up to 6,125,000 shares of our common stock reserved for issuance upon exercise of warrants to purchase shares of our common stock issued in October 2005 and August 2006.

•	Certain assignees of Blue Trading, Inc. intend to sell up to 2,270,000 shares of our common stock reserved for issuance upon exercise of warrants to purchase shares of our common stock.

Assuming the issuance of all the shares being sold pursuant to this prospectus, such shares would equal approximately 82.6% of our then outstanding common stock (including, for these purposes, shares deemed beneficially owned by the selling security holders in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934, as amended), assuming that we issue no other shares of our common stock until that time.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 13.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission ("SEC") or upon the withdrawal of this registration statement, or upon the sale of all of the shares of common stock registered hereunder. None of the proceeds from the sale of stock by the selling security holders will be placed in escrow, trust or any similar account.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until this post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April 30, 2007.

FORWARD-LOOKING STATEMENTS

Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including without limitation statements such as our expectation that our contract research, products sales, royalty payments, licensing fees and milestone payments from corporate alliances will provide funding for operations, our intention to establish a sales and marketing organization to commercialize the wound management, burn care, and plastic surgery products, our anticipation that higher amlexanox concentrations will be achieved and increase product effectiveness, our intention to continue to develop the OraDisc™ technology and to explore additional prototype drug delivery products, our expectation to form strategic alliances for product development and to out license the commercial rights to development partners, our belief that the value of technology is established and enhanced by our broad intellectual property positions, our belief that our products that require extensive sales efforts directed both at the consumer and the general practitioner can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area or in direct to consumer marketing and our belief that a small dedicated sales and marketing organization can effectively commercialize our products. Such forward-looking statements include, among others, those statements including the words "expect," "anticipate," "intend," "believe" and similar language. Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our business strategy, future revenues, uncertainties associated with research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, the timing and receipt of licensing and milestone revenues, our ability to achieve licensing and milestone revenues, the future success of our marketed products and products in development, anticipated product approvals and timing thereof, the terms of future licensing arrangements, our ability to secure additional financing for our operations, and anticipated costs and expenses. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors". You should carefully review the risks described in other documents we file from time to time with the Securities and Exchange Commission. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

PROSPECTUS SUMMARY

Introduction

The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the notes to the financial statements before making any decision regarding an investment in us. Unless otherwise stated in this prospectus, references to "we", "us", "ULURU", or "Company" refer to ULURU Inc.

Overview of Company

ULURU’s goal is to acquire topically applied technologies to improve topical delivery and to establish a commercial organization focused on the wound management, burn care and plastic surgery markets. Our principal executive offices are located at 4452 Beltway Drive, Addison, Texas 75001. Our telephone number is (214) 905-5145.

We are an emerging pharmaceutical company focused on advancing topical delivery. ULURU is a diversified pharmaceutical company engaged in the development of novel topically applied therapeutics based primarily on the adaptation of existing therapeutic agents using its proprietary drug delivery platforms to improve clinical outcomes. ULURU owns three patented and/or licensed drug delivery technologies from which three products have been approved for marketing in various global markets.

The three drug delivery technologies are as follows:

OraDisc™	•
A mucoadheisve erodible film technology, for the delivery of medication into the oral cavity, onto oral mucosal surfaces, onto the surface of teeth or to deliver drug into the systemic circulation through the mucosal tissue.

Nanoparticle Aggregate	•
Nanoparticles which aggregate in the presence of body fluids, to form a permanent or semi-permanent device which can be used as a wound or burn care dressing with or without a drug, in plastic surgery as a dermal filler and implant material and for ocular drug delivery.

Residerm	•	A technology for enhancing the penetration of drug into the skin and forming a drug reservoir to locally treat skin disorders and reduce the systemic absorption and side effects of the drug.

The three drug delivery technologies were purchased from Access Pharmaceuticals, Inc. ("Access") in October 2005. The Purchase Agreement provided for the assumption of all assets of the topical drug delivery business including inventories, capital equipment and intellectual property specifically identified with the purchased technologies.

ULURU plans to establish a sales and marketing organization to commercialize the wound management, burn care, and plastic surgery products. To achieve this objective, ULURU plans on acquiring additional complimentary wound management and plastic surgery products. We plan to add additional products to our existing portfolio through the addition of numerous wound management compounds to our nanoparticle aggregate dressing.

In addition to the three acquired drug delivery technologies, we have also purchased the patent for the use of amlexanox for the treatment of oral diseases including canker sores, and skin disorders.

We are currently marketing amlexanox 5% paste in the United States, the first Food and Drug Administration (FDA) approved product for the treatment of canker sores, under the trade name Aphthasol®. In September 2001, ProStrakan Limited, our U.K. partner, received marketing authorization to market amlexanox 5% paste in the United Kingdom under the trade name Aptheal®. We have received marketing approval in 10 European Union countries following completion of the Mutual Recognition Procedure (MRP). Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal and Sweden. We are developing new formulations and delivery forms for amlexanox, including mucoadhesive disc delivery. In 2004, we received approval of our new drug application for OraDisc™ A from the United States Food and Drug Administration (FDA). OraDisc™ A is an improved delivery system for amlexanox. The OraDisc™ technology is a proprietary mucoadhesive patch that gradually erodes and releases an active ingredient when applied to the inside of the mouth.

In addition, ProStrakan has used our patented Residerm® technology to develop a zinc clindamycin formulation for the treatment of acne. ProStrakan began marketing zinc clindamycin in the United Kingdom under the trade name Zindaclin in March 2002. The process to achieve marketing authorization for Zindaclin throughout Europe has now been completed, with approvals granted in most European Union countries including the new member states. Additionally, approvals have been granted in numerous international markets and we anticipate that in the next twelve months approvals will be obtained in additional countries.

Corporate History

We were incorporated on September 17, 1987 under the laws of the State of Nevada, under the name Casinos of the World, Inc.

On April 16, 1993, the shareholders of the Company approved amendment to the Articles of Incorporation, changing the name of the Company to Clean Way Corporation.

On August 19, 1999, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Trader Secrets.com, Inc.

On February 2, 2000, the Company entered into a Stock Acquisition Agreement with National Lighting Corp, an Internet company incorporated in British Columbia, Canada. National Lighting Corp. became a wholly owned subsidiary of the Company and changed its name to VOIP Technology Inc., with the intent of providing user services in the Internet telephony business.

On March 13, 2000, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to VOIP Technology, Inc. The Company's name was changed with the intended purpose of developing voice over the internet protocol technologies through its wholly owned subsidiary.

On February 8, 2002, the Company sold all of the shares the Company held in its wholly owned subsidiary. The Company charter was suspended (subject to reinstatement) by the State of Nevada in September 2001 for inactivity and failure to pay annual fees and costs. Its active status was reinstated on January 30, 2002, upon payment of all past due fees and costs.

On January 30, 2002, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Oxford Ventures, Inc.

On March 31, 2006, our wholly-owned subsidiary acquired all of the shares, assets and liabilities of Uluru Delaware Inc. in exchange for 11,000,000 shares of our common stock. As we had no substantial business prior to this event, our business became the business of Uluru Delaware Inc. On the same date, we changed our name to ULURU Inc. and moved our principal executive offices to 4452 Beltway Drive, Addison, Texas 75001.

Recent Developments

Recent Business Activities

On February 8, 2007, we entered into a ten-year strategic partnership with BioProgress PLC to market OraDisc™ B in the European Union, Commonwealth of Independent States, and Middle Eastern markets.

OraDisc™ B is a product developed from our adhesive film technology which incorporates 15 milligrams of benzocaine for the treatment of oral pain. The product is designed to adhere to the mucosal surface and selectively deliver pain relief to a localized area. Compared with currently marketed gel products, OraDisc™ B is designed to provide a significantly greater period of pain relief as the adhesive film is designed to erode over a 1 - 1.5 hour period. The market for oral pain relief in the United Kingdom alone is estimated at approximately $60 million. Based upon similar product launches, BioProgress expects penetration rates in core EU, CIS and Middle Eastern markets to reach approximately 12% within the first 3 years of product launch.

As part of the ten-year agreement, BioProgress made an upfront payment, and agreed to make future milestone payments, both success and time related, which will all be recognized ratably over the life of the agreement. BioProgress will also purchase the OraDisc™ B product from us.

On December 8, 2006, we entered into an Amendment to Asset Sale Agreement (the "Amendment") with Access Pharmaceuticals, Inc. (“Access”), pursuant to which, we agreed to pay Access $5,250,000, in two payments, $4,900,000 which was paid on December 8, 2006 and $350,000 of which was paid on April 9, 2007, without interest, in settlement of the following obligations to Access:

▪	a payment of $3,700,000 that was due on October 11, 2006;
▪	a payment of $1,000,000 due on October 11, 2007, or on the date of the first launch of an OraDisc™ product; and
▪	certain future milestones which total $2,625,000.

As part of the transaction, we agreed to increase a remaining milestone payment from $750,000 to $875,000 for the achievement of cumulative sales of 100 million dollars for the products sold from the acquired topical technology. We also acquired from Access all patent rights and all intellectual properties associated with the Nanoparticle Aggregate technology. We then licensed to Access certain specific applications of the Nanoparticle Aggregate technology which include use in intraperotinial, intratumoral, subscutaneous or intramuscular drug delivery implants, excluding dermal or facial fillers.

We also entered into a mutual release with Access whereby both parties released and discharged each other from all claims through December 8, 2006.

On May 3, 2006, we entered a Research Collaboration and Option Agreement with Dexo Biopharm Limited, a subsidiary of BioProgress Plc. The objective of the collaboration is to develop a specified anti-emetic for the treatment of emesis utilizing our mucoadhesive film, OraDisc™, and Dexo Biopharm Limited’s Instant Release Film technology. Under the terms of the collaboration the companies will share the development expense and the future revenues.

Recent Financing Activities

On December 6, 2006, we entered into a Common Stock Purchase Agreement (the "Purchase Agreement") with certain institutional accredited investors (the "Investors"). Pursuant to the Purchase Agreement, we sold to the Investors an aggregate of 47,052,628 shares (the "Shares") of our common stock, at an aggregate purchase price of $44,699,998. The purchase price paid per Share was $0.95. Of the aggregate purchase price, $38,499,998 was paid in cash and $6,200,000 was paid via cancellation of existing secured convertible debentures (the "Debentures") held by Cornell Capital Partners, LP and Prenox, LLC (the "Noteholders").

We relied upon Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "Act"), for the issuance of the Shares.

In connection with the transactions consummated by the Purchase Agreement, we also entered into an Investor Rights Agreement with the Investors. Under this agreement, we are obligated to register and maintain the registration of the Shares under the Act for resale by the Investors. On February 13, 2007, we received notice from the Securities and Exchange Commission that our registration statement was declared effective, thereby fulfilling our obligation under the Investor Rights Agreement to register the Shares. We are filing this post-effective amendment to the registration statement in order to fulfill our obligation under the Investor Rights Agreement to maintain the registration of the Shares under the Act for resale by the Investors.

In connection with the transactions consummated by the Purchase Agreement, we also entered into a Repayment Agreement with the Noteholders. Under this agreement and in full satisfaction of all obligations owed under the Debentures and the transaction documents entered into in connection herewith, (i) we agreed to pay the Noteholders an aggregate of $13,000,000 plus interest accrued on the Debentures since December 1, 2006, (ii) we accepted the Noteholders' subscriptions for Shares upon cancellation of an aggregate of $6,200,000 original principal amount of the Debentures and (iii) the purchase agreement pursuant to which the Noteholders purchased the Debentures and the security agreement, collateral assignment, guarantor security agreement, escrow agreement, transfer agent instructions, guaranty agreement and registration rights agreement entered into in connection therewith were terminated.

On October 12, 2005, we previously had entered into a Securities Purchase Agreement (the "SPA") with the Noteholders to issue to such holders up to $15,000,000 of Debentures. Under the SPA the we issued to Prenox a Debenture in the principal amount of $10,000,000 and issued to Highgate House Funds, Ltd. a Debenture in the principal amount of $3,000,000, as well as Warrants to purchase up to an aggregate 5,000,000 shares of common stock, exercisable for a period of 5 years at an exercise price per share of $0.01. Highgate subsequently assigned its Debenture and Warrants to Cornell and Prenox subsequently assigned the right under its Warrants to purchase 352,266 and 414,400 shares to Highgate and HH Advisors, respectively. On August 30, 2006, the Company and the Noteholders subsequently amended the SPA pursuant to which the $10,000,000 of Debentures held by Prenox was exchanged for a $13,000,000 Debenture as a result of an additional $3,000,000 investment of Prenox in the Company, and Prenox was issued an additional warrant to purchase 1,125,000 shares of common stock at an exercise price of $1.25 per share. All of the Debentures were retired on December 6, 2006.

We were obligated to register the shares of common stock underlying the Debentures and Warrants for resale by the Noteholders under the Securities Act of 1933, as amended. Since the debentures have been retired, we no longer are obligated to register the common stock underlying the Debentures. In exchange for the purchase of the Debentures, we granted the Noteholders a security interest in all of its assets, including any assets of us acquired while the Debentures were outstanding. This security interest was terminated on December 6, 2006. The sale of the Debentures and Warrants was made under Section 4(2) and Rule 506 of the Securities Act of 1933, as amended.

The Debentures would have matured on December 31, 2007 and accrued interest at a rate of ten percent per annum, compounded monthly. We had the option to redeem the Debentures at any time prior to their maturity at a price equal to 120% of the face amount redeemed plus any accrued interest. The Noteholders had the option to convert all or some of the Debentures plus any accrued and unpaid interest into shares of our common stock at the price of $1.50 per share.

On October 12, 2005 we entered into a Standby Equity Distribution Agreement (the "SEDA") with Cornell. Under the SEDA, Cornell committed to purchase over the course of two years from the date of the effectiveness of a registration statement up to $30,000,000 of common stock in increments of up to $1,000,000. The SEDA was terminated on December 6, 2006.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary financial information as of and for the year ended December 31, 2006 is derived from our audited consolidated financial statements for 2006 and the audited financial statements of Uluru Delaware Inc. for the years ended December 31, 2005 and 2004 have been derived from audited financial statements pertaining to Uluru Delaware Inc. from its inception on September 7, 2005 and its predecessor, the Topical Business Component of Access Pharmaceuticals, Inc. for the balance of the two year periods presented. The summary consolidated financial information set forth below should be read in conjunction with "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

	Uluru Inc.	Uluru Delaware Inc.	Topical Component	Topical Component
	For the Year Ended	From September 7, 2005 to	From January 1, 2005 to	For the Year Ended
	December 31, 2006	December 31, 2005	October 12, 2005	December 31, 2004
Consolidated Statement of Operations Data ($,000) :
Total Revenues	$1,534	$199	$800	$587
Operating loss	(3,592)	(626)	(2,092)	(3,096)
Interest and other income	66	3	92	39
Interest expense	(5,424)	(329)	(117)	(118)
Other expenses	(2,759)	---	---	---
Net Loss	(11,709)	(952)	(2,117)	(3,175)

Consolidated Statement of Operations Data ($,000, except amounts per share) :
Basic and diluted net (loss) per common share	$(.71)	$(1.12)	n/a	n/a

Weighted average number of commons shares outstanding	16,458	850	n/a	n/a

Consolidated Balance Sheet Data ($,000) :
Cash and cash equivalents	$16,918	$1,610	n/a	n/a
Current assets	17,856	2,107	n/a	n/a
Property, plant & equipment	691	383	n/a	n/a
Other assets	12,120	12,816	n/a	n/a
Total assets	30,667	15,306	n/a	n/a
Current liabilities	1,382	4,713	n/a	n/a
Long term debt	---	11,545	n/a	n/a
Total liabilities	1,382	16,258	n/a	n/a
Total stockholders’ equity (deficit)	29,285	(952)	n/a	n/a

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We do not have significant operating revenue and we may never attain profitability.

Our ability to achieve significant revenue or profitability depends upon our ability to successfully complete the development of drug candidates, to develop and obtain patent protection and regulatory approvals for our drug candidates and to manufacture and commercialize the resulting drugs. We may not generate significant revenues or profits from the sale of these products in the future. Furthermore, we may not be able to ever successfully identify, develop, commercialize, patent, manufacture, obtain required regulatory approvals and market any additional products. Moreover, even if we do identify, develop, commercialize, patent, manufacture, and obtain required regulatory approvals to market additional products, we may not generate revenues or royalties form commercial sales of these products for a significant number of years, if at all. Therefore, our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise. In the next few years, our revenues may be limited to minimal product sales and royalties, any amount that we receive under strategic partnerships and research or drug development collaborations that we may establish and, as a result, we may be unable to achieve or maintain profitability in the future or to achieve significant revenues to fund our operations.

A failure to obtain necessary additional capital in the future could jeopardize our operations.

We may not be able to obtain additional financing on terms acceptable to us, if at all. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors would be diluted and the new investors could obtain terms more favorable than previous investors. A failure to obtain additional funding to support our working capital and operating requirements could prevent us from making expenditures that are needed to allow us to maintain our operations.

Our financial condition may limit our ability to borrow additional funds or to raise additional equity as may be required to fund our future operations.

Our ability to borrow funds or raise additional equity may be limited by our financial condition. Additionally, events such as our inability to continue to reduce our loss from continuing operations, could adversely affect our liquidity and our ability to attract additional funding as required.

We may not successfully commercialize our drug candidates.

Our drug candidates are subject to the risks of failure inherent in the development of pharmaceuticals based on new technologies and our failure to develop safe, commercially viable drugs would severely limit our ability to become profitable or to achieve significant revenues. We may be unable to successfully commercialize our drug candidates because:

▪	some or all of our drug candidates may be found to be unsafe or ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances
▪	our drug candidates, if safe and effective, may be too difficult to develop into commercially viable drugs
▪	it may be difficult to manufacture or market our drug candidates in a large scale
▪	proprietary rights of third parties may preclude us from marketing our drug candidates
▪	third parties may market superior or equivalent drugs

The success of our research and development activities, upon which we primarily focus, is uncertain.

Our primary focus is on our research and development activities and the commercialization of compounds covered by proprietary biopharmaceutical patents and applications. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual research and development costs, therefore, could exceed budgeted amounts and estimated time frames may require extension. Cost overruns, unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy will prevent or substantially slow our research and development effort and our business could ultimately suffer.

We may be unable to successfully develop, market, or commercialize our products or our product candidates without establishing new relationships and maintaining current relationships.

Our strategy for the research, development and commercialization of our potential pharmaceutical products may require us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, in addition to our existing relationships with other parties. Specifically, we may need to joint venture, sublicense or enter other marketing arrangements with parties that have an established marketing capability or we may choose to pursue the commercialization of such products. Furthermore, if we maintain and establish arrangements or relationships with third parties, our business may depend upon the successful performance by these third parties of their responsibilities under those arrangements and relationships. For our commercialized products we currently rely upon the following relationships in the following marketing territories for sales, manufacturing and/or regulatory approval efforts:

Amlexanox 5% paste and OraDisc™
ProStrakan Ltd	•	United Kingdom and Ireland manufacturing marketing rights and regulatory approval;
Laboratories Dr. Esteve SA	•	Spain, Portugal, and Greece manufacturing and marketing rights;
Meda, AB	•	Scandinavia, the Baltic states and Iceland marketing rights;
Paladin Labs, Inc.	•	Canada manufacturing and marketing rights;
EpiTan, Ltd.	•	Australia and New Zealand for marketing rights;
Orient Europharma, Co., Ltd.	•	Taiwan, Hong-Kong, Malaysia, Philippines, Thailand and Singapore for marketing rights;

Zindaclin® and Residerm®
ProStrakan Ltd.	•	worldwide manufacturing, marketing and regulatory approval rights;
Crawford	•	sublicensed United Kingdom, Ireland, continental Europe, and CEE countries marketing rights;
Cantabria	•	sublicensed Italy and Spain marketing rights;
EpiTan, Ltd.	•	sublicensed Australia and New Zealand marketing rights;
Hyundai	•	sublicensed Korea marketing rights;
Taro	•	sublicensed Israel marketing rights;
Biosintetica	•	sublicensed Brazil marketing rights;
Five companies for nine other smaller countries with sublicensed marketing rights.

Our ability to successfully commercialize, and market our products and product candidates could be limited if a number of these existing relationships were terminated.

We may be unable to successfully manufacture our products and our product candidates in clinical quantities or for commercial purposes without the assistance of contract manufacturers, which may be difficult for us to obtain and maintain.

We have limited experience in the manufacture of pharmaceutical products in clinical quantities or for commercial purposes, and we may not be able to manufacture any new pharmaceutical products that we may develop. As a result, we have established, and in the future intend to establish, arrangements with contract manufacturers to supply sufficient quantities of products to conduct clinical trials and for the manufacture, packaging, labeling, and distribution of finished pharmaceutical products. If we are unable to contract for a sufficient supply of our pharmaceutical products on acceptable terms, our preclinical and human clinical testing schedule may be delayed, resulting in the delay of our clinical programs and submission of product candidates for regulatory approval, which could cause our business to suffer. Our business could suffer if there are delays or difficulties in establishing relationships with manufacturers to produce, package, label and distribute our finished pharmaceutical or other medical products, if any, and the market introduction and subsequent sales of such products. Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practices, as required by FDA. In this regard, the FDA will not issue a pre-market approval or product and establishment licenses, where applicable, to a manufacturing facility for the products until the manufacturing facility passes a pre-approval plant inspection. If we are unable to obtain or retain third party manufacturing on commercially acceptable terms, we may not be able to commercialize our products as planned. Our potential dependence upon third parties for the manufacture of our products may adversely affect our ability to generate profits or acceptable profit margins and our ability to develop and deliver such products on a timely and competitive basis.

Our amlexanox 5% paste is marketed in the United States as Aphthasol®. We selected Contract Pharmaceuticals Ltd. Canada as our manufacturer of amlexanox 5% paste and they manufactured product for the U.S. market and initial qualifying batches of the product for Europe.

Amlexanox 5% paste was approved by regulatory authorities for sale in the United Kingdom. Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal and Sweden. We licensed manufacturing rights to ProStrakan, Zambon, Esteve and Mipharm for specific countries in Europe. Contract Pharmaceuticals Ltd. Canada has also been selected as our European supplier of amlexanox 5% paste and this facility has been approved for European supply.

We licensed our patents for worldwide manufacturing and marketing for Zindaclin® and the ResiDerm® technology to ProStrakan Ltd. for the period of the patents. We receive a share of the licensing revenues and royalty on the sales of the product. ProStrakan has a contract manufacturer for Zindaclin® which is a European Union approved facility. Zindaclin® was approved in the United Kingdom and throughout most European Union countries including new member states and several non-European markets. Zindaclin® is marketed in UK, France, Germany, Ireland, Belgium, Cyprus, Israel, Australia, New Zealand, Spain, and Korea. Zindaclin® is under review in other markets including Brazil, Italy, and others.

We received regulatory approval from the FDA to manufacture and sell OraDisc™ A in September 2004 and are proceeding with our manufacturing and marketing plans for 2007.

We are subject to extensive governmental regulation which increases our cost of doing business and may affect our ability to commercialize any new products that we may develop.

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products through lengthy and detailed laboratory, preclinical and clinical testing procedures and other costly and time-consuming procedures to establish their safety and efficacy. Some of our drugs and drug candidates require receipt and maintenance of governmental approvals for commercialization. Preclinical and clinical trials and manufacturing of our drug candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product. The status of our principal products is as follows:

▪	5% amlexanox paste is an approved product for sale in the US (Aphthasol®); approved in the UK, Canada, and ten EU countries but not yet sold

▪	Zindaclin® is an approved product for sale in the UK and extensively throughout European Union countries; in the approval process in other markets

▪	OraDisc™ A is an approved product for sale in the U.S. as of September 2004; we are completing steps for manufacturing and sale of the product in 2007

▪	Our other OraDisc™ products are currently in the development phase

▪	Nanoparticle aggregate product candidates are in the preclinical phase.

Due to the time consuming and uncertain nature of the drug candidate development process and the governmental approval process described above, we cannot assure you when we, independently or with our collaborative partners, might submit a New Drug Application (“NDA”), or a 510(K), for FDA or other regulatory review.

Government regulation also affects the manufacturing and marketing of pharmaceutical products. Government regulations may delay marketing of our potential drugs for a considerable or indefinite period of time, impose costly procedural requirements upon our activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect our marketing as well as our ability to generate significant revenues from commercial sales. Our drug candidates may not receive FDA or other regulatory approvals on a timely basis or at all. Moreover, if regulatory approval of a drug candidate is granted, such approval may impose limitations on the indicated use for which such drug may be marketed. Even if we obtain initial regulatory approvals for our drug candidates, our drugs and our manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on the marketing or manufacture of such drug, including withdrawal of the drug from the market. The FDA and other regulatory authorities stringently apply regulatory standards and failure to comply with regulatory standards can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

The uncertainty associated with preclinical and clinical testing may affect our ability to successfully commercialize new products.

Before we can obtain regulatory approvals for the commercial sale of our potential drugs, the drug candidates will be subject to extensive preclinical and clinical trials to demonstrate their safety and efficacy in humans. In this regard, for example, adverse side effects can occur during the clinical testing of a new drug on humans which may delay ultimate FDA approval or even lead us to terminate our efforts to develop the drug for commercial use. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate. A delay or failure to receive regulatory approval for any of our drug candidates could prevent us from successfully commercializing such candidates and we could incur substantial additional expenses in our attempts to further develop such candidates and obtain future regulatory approval.

We may incur substantial product liability expenses due to the use or misuse of our products for which we may be unable to obtain insurance coverage.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. These risks will expand with respect to our drug candidates, if any, that receive regulatory approval for commercial sale, and we may face substantial liability for damages in the event of adverse side effects or product defects identified with any of our products that are used in clinical tests or marketed to the public. We generally procure product liability insurance for drug candidates that are undergoing human clinical trials. Product liability insurance for the biotechnology industry is generally expensive, if available at all, and as a result, we may be unable to obtain insurance coverage at acceptable costs or in sufficient amount in the future, if at all.

We may be unable to satisfy any claims for which we may be held liable as a result of the use or misuse of products which we have developed, manufactured or sold and any such product liability could adversely affect our business, operating results or financial condition.

We may incur significant liabilities if we fail to comply with stringent environmental regulations.

Our research and development processes involve the controlled use of hazardous materials. We are subject to a variety of federal, state and local governmental laws and regulations related to the use, manufacture, storage, handling, and disposal of such material and certain waste products. Although we believe that our activities and our safety procedures for storing, using, handling and disposing of such material comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such accident, we could be held liable for any damages that result and any such liability could exceed our resources.

Intense competition may limit our ability to successfully develop and market commercial products.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions.

The following products may compete with Residerm® products:

▪	Benzamycin, marketed by a subsidiary of Sanofi-Aventis;
▪	Cleocin-T and a generic topical clindamycin, marketed by Pfizer;
▪	Benzac, marketed by Galderma; and
▪	Triaz, marketed by Medicis Pharmaceutical Corp.

Prescription steroids such as Kenalog in OraBase, developed by Bristol-Myers Squibb, may compete with our commercialized Aphthasol® product. OTC products including Orajel (Del Laboratories) and Anbesol (Wyeth Consumer Healthcare) also compete in the aphthous ulcer market.

In the area of wound management, burn care, breast implants, and dermal fillers, which is the focus of our development activities, a number of companies are developing or evaluating new technology approaches. We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative technologies achieve similar if not identical advantages.

Many of these competitors have and employ greater financial and other resources, including larger research and development, marketing and manufacturing organizations. As a result, our competitors may successfully develop technologies and drugs that are more effective or less costly than any that we are developing or which would render our technology and future products obsolete and noncompetitive.

In addition, some of our competitors have greater experience than we do in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals for drug candidates more rapidly than we do. Companies that complete clinical trials, obtain required regulatory agency approvals, and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage. Drugs resulting from our research and development efforts or from our joint efforts with collaborative partners therefore may not be commercially competitive with our competitors’ existing products or products under development.

Our ability to successfully develop and commercialize our drug candidates will substantially depend upon the availability of reimbursement funds for the costs of the resulting drugs and related treatments.

The successful commercialization of, and the interest of potential collaborative partners to invest in the development of our drug candidates, may depend substantially upon the reimbursement at acceptable levels of the costs of the resulting drugs and related treatments from government authorities, private health insurers and other organizations, including health maintenance organizations, or HMOs. To date, the costs of our marketed products Aphthasol® and Zindaclin® generally have been reimbursed at acceptable levels; however, the amount of such reimbursement in the United States or elsewhere may be decreased in the future or may be unavailable for any drugs that we may develop in the future. Limited reimbursement for the cost of any drugs or devices that we develop may reduce the demand for, or price of such drugs or devices, which would hamper our ability to obtain collaborative partners to commercialize our drugs or devices, or to obtain a sufficient financial return on our own manufacture and commercialization of any future drugs or devices.

The market may not accept any pharmaceutical products that we successfully develop.

The drugs and devices that we are attempting to develop may compete with a number of well-established drugs and devices manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs or devices developed by us will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of our drug candidates, the potential advantage of our drug candidates over existing therapies and the reimbursement policies of government and third-party payers. Physicians, patients or the medical community in general may not accept or use any drugs or devices that we may develop independently or with our collaborative partners and if they do not, our business could suffer.

Trends toward managed health care and downward price pressured on medical products and services may limit our ability to profitably sell any drugs that we any develop.

Lower prices for pharmaceutical products may result from:

▪	Third-party payers’ increasing challenges to the prices charged for medical products and services

▪
The trend toward managed health care in the Unites States and the concurrent growth of HMOs and similar organizations that can control or significantly influence the purchase of healthcare services and products

▪	Legislative proposals to reform healthcare or reduce government insurance programs

The cost containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any healthcare reform, could limit our ability to profitably sell any drugs or devices that we may successfully develop. Moreover, any future legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement, may cause our business to suffer.

We may not be successful in protecting our intellectual property and proprietary rights.

Our success depends, in part, on our ability to obtain U.S. and foreign patent protection for our drug and device candidates and processes, preserve our trade secrets and operate our business without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnology inventions and the scope of claims made under such patents are still developing and there is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. We cannot assure you that any existing or future patents issued to, or licensed by, us will not subsequently be challenged, infringed upon, invalidated or circumvented by others. As a result, although we, together with our subsidiaries, are the owner of U.S. patents and to U.S. patent applications now pending, and European patents and European patent applications, we cannot assure you that any additional patents will issue from any of the patent applications owned by us. Furthermore, any rights that we may have under issued patents may not provide us with significant protection against competitive products or otherwise be commercially viable.

Our patents for the following technologies expire in the years and during the date ranges indicated below:

▪	Zindaclin® and Residerm® between 2007 and 2020
▪	5% amlexanox paste in 2011
▪	OraDisc™ in 2021
▪	Hydrogel Nanoparticle Aggregate in 2022

In addition, patents may have been granted to third parties or may be granted covering products or processed that are necessary or useful to the development of our drug candidates. If our drug candidates or processes are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, our development, manufacture and sale of such drug candidates could be severely restricted or prohibited. In such event, we may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others. We cannot assure you that we will be able to obtain such licenses on acceptable terms, if at all. If we become involved in litigation regarding our intellectual property rights or the intellectual property rights of others, the potential cost of such litigation, regardless of the strength of our legal position, and the potential damages that we could be required to pay could be substantial.

Our business could suffer if we lose the services of, or fail to attract, key personnel.

We are highly dependent upon the efforts of our senior management and scientific team, including our President and Chief Executive Officer, Kerry P. Gray. The loss of the services of one or more of these individuals could delay or prevent the achievement of our research, development, marketing, or product commercialization objectives. While we have an employment agreement with Mr. Gray his employment may be terminated at any time. Mr. Gray’s agreement expires in three years and is extendable each year thereafter on the anniversary date. We do not maintain any "key-man" insurance policies on any of our key employees and we do not intend to obtain such insurance. In addition, due to the specialized scientific nature of or business, we are highly dependent upon our ability to attract and retain qualified scientific and technical personnel. In view of the stage of our development and our research and development programs, we have restricted our hiring to research scientists and a small administrative staff and we have made only limited investments in manufacturing, production, sales or regulatory compliance resources. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of our activities, however, and we may be unsuccessful in attracting and retaining these personnel.

Provisions of our charter documents could discourage an acquisition of our company that would benefit our stockholders and may have the effect of entrenching, and making it difficult to remove, management.

Provisions of our Certificate Incorporation and By-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine, including for example, rights to convert into our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock.

Substantial sales of our common stock could lower our stock price.

The market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares of common stock or shares that we may issue or be obligated to issue in the future.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can only provide reasonable assurance with respect to financial preparation and presentation.

While we continue to evaluate and improve our internal controls, we cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implantation, could harm our operating results or cause us to fail to meet our reporting obligations.

If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling security holders. There will be no proceeds to us from the sale of shares of common stock in this offering.

We will receive the proceeds from the exercise of warrants if payment of the exercise price is made in cash. All such proceeds will be used for general corporate purposes.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock or by negotiations in private transactions.

SELLING SECURITY HOLDERS

The following table presents information regarding the selling security holders. The selling security holders are the entities who have assisted in or provided our financing. A description of each selling security holder's relationship to us and how each selling security holder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Security Holder	Shares Beneficially Owned Before Offering		Percentage of Shares Beneficially Owned Before Offering (1)	Shares Sold or to be Sold in the Offering	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering (1)
Brencourt Multi Strategy Master LTD	4,032,722		6.5%	4,032,722	-0-	0%
Brencourt Multi Strategy Enhanced Dedicated Fund LP	309,384		0.5%	309,384	-0-	0%
Man Mac Shreckhorn 14B LTD	1,421,052		2.3%	1,421,052	-0-	0%
Partners Group Alternative Strategies PCC LTD- Yellow Kappa Cell	710,526		1.1%	710,526	-0-	0%
Diadem IAM LTD	1,421,052		2.3%	1,421,052	-0-	0%
Chilton Private Equity Partners I, LLC	473,684		0.8%	473,684	-0-	0%
Chilton Global Partners, L.P.	52,632	(3)	0.1%	52,632	-0-	0%
Chilton Small Cap International, L.P.	1,357,797		2.2%	1,357,797	-0-	0%
Chilton Small Cap Partners, L.P.	1,273,782		2.1%	1,273,782	-0-	0%
Invus Public Equities L.P.	1,052,631		1.7%	1,052,631	-0-	0%
JANA Piranha Master Fund, Ltd.	7,368,421		11.9%	7,368,421	-0-	0%
Oscar S. Schafer & Partners I, LP	414,782		0.7%	414,782	-0-	0%
Oscar S. Schafer & Partners II, LP	4,533,603		7.3%	4,533,603	-0-	0%
OSS Overseas LTD	5,577,930		9.0%	5,577,930	-0-	0%
Pequot Diversified Master Fund, Ltd.	447,315		0.7%	447,315	13,500	**
Pequot Healthcare Fund, L.P.	3,243,625		5.2%	3,243,625	348,000	0.6%
Pequot Healthcare Institutional Fund, L.P.	601,698		1.0%	601,698	160,200	0.3%
Pequot Healthcare Offshore Fund, Inc.	2,502,587		4.0%	2,502,587	373,900	0.6%
Premium Series PCC Limited - Cell 32	573,196		0.9%	573,196	3,400	**
The Tudor BVI Global Portfolio Ltd.	408,768		0.7%	408,768	-0-	0%
Tudor Proprietary Trading, L.L.C.	220,105		0.4%	220,105	-0-	0%
Witches Rock Portfolio Ltd.	2,529,022		4.1%	2,529,022	-0-	0%
Peter L. Getz	800,000	(4)	1.3%	800,000	-0-	0%
Peter Getz Irrevocable Family Trust	280,000	(4)	0.5%	280,000	-0-	0%
Richard Schwartz	755,000	(4)	1.2%	755,000	-0-	0%
Pecksland Capital Partners, Inc.	200,000	(4)	0.3%	200,000	-0-	0%
Madison Trading LLC	120,000	(4)	0.2%	120,000	-0-	0%
Kathleen Murphy Holleran	45,000	(4)	0.1%	45,000	-0-	0%
Mark Stevenson Tassie	45,000	(4)	0.1%	45,000	-0-	0%
Darrick Antell	20,000	(4)	**	20,000	-0-	0%
Robert V. Banker	5,000	(4)	**	5,000	-0-	0%
Cornell Capital Partners, LP	3,423,124		5.5%	3,423,124	-0-	0%
Prenox, LLC	5,263,157	(2)	8.0%	9,454,824	-0-	0%
Highgate House Funds, Ltd.	352,266		0.6%	352,266	-0-	0%
HH Advisors, LLC	414,400		0.7%	414,400	-0-	0%
Total:				56,440,928

** Less than 0.1% of the total outstanding common stock.

(1)
Applicable percentage of ownership is based on 61,826,809 shares of common stock outstanding as of April 25, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of April 25, 2007 held by a stockholder (if applicable). Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.

(2)
Does not include any shares of common stock issuable upon exercise of warrants held by Prenox, LLC, the terms of which prohibit exercise if the aggregate number of shares of common stock to be held by Prenox after such exercise would exceed 4.99% of the issued and outstanding common stock.

(3)	Includes 52,632 shares of common stock transferred from Chilton Private Equity Partners I, LLC on or about April 2007.
(4)
On April 3, 2007 Blue Trading, Inc. assigned their warrant rights to purchase our common stock to nine assignees, pursuant to that certain Warrant to Purchase 2,270,000 shares of Common Stock issued to Blue Trading, Inc. on December 6, 2006.

The following information contains a description of each selling security holder's relationship to us and how each selling security holder acquired the shares to be sold in this offering. None of the selling security holders have held a position or office, or had any other material relationship, with us, except as follows:

Brencourt Multi Strategy Master LTD

Brencourt Multi Strategy Master LTD is a holder of our common stock and acquired all shares to be registered in this offering from Brencourt Advisors LLC (“Brencourt”), its investment manager. Brencourt acquired such shares on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. William Collins is the Chairman and CEO of Brencourt and makes investment decisions with respect to such shares. Mr. Collins expressly disclaims beneficial interest of such shares.

Brencourt Multi Strategy Enhanced Dedicated Fund LP

Brencourt Multi Strategy Enhanced Dedicated Fund LP is a holder of our common stock and acquired all shares to be registered in this offering from Brencourt Multi Strategy Master LTD, which acquired its shares to be registered in this offering from Brencourt Advisors LLC (“Brencourt”), its investment manager. Brencourt acquired such shares on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. William Collins is the Chairman and CEO of Brencourt and makes investment decisions with respect to such shares. Mr. Collins expressly disclaims beneficial interest of such shares.

Man Mac Shreckhorn 14B LTD

Man Mac Shreckhorn 14B LTD is a holder of our common stock and acquired all shares to be registered in this offering from Brencourt, its investment manager. Brencourt acquired such shares on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. William Collins is the Chairman and CEO of Brencourt and makes investment decisions with respect to such shares. Mr. Collins expressly disclaims beneficial interest of such shares.

Partners Group Alternative Strategies PCC LTD - Yellow Kappa Cellis

Partners Group Alternative Strategies PCC LTD - Yellow Kappa Cellis a holder of our common stock and acquired all shares to be registered in this offering from Brencourt, its investment manager. Brencourt acquired such shares on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. William Collins is the Chairman and CEO of Brencourt and makes investment decisions with respect to such shares. Mr. Collins expressly disclaims beneficial interest of such shares.

Diadem IAM LTD.

Diadem IAM LTD. is a holder of our common stock and acquired all shares to be registered in this offering from Brencourt, its investment manager. Brencourt acquired such shares on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. William Collins is the Chairman and CEO of Brencourt and makes investment decisions with respect to such shares. Mr. Collins expressly disclaims beneficial interest of such shares.

Chilton Private Equity Partners I, LLC

Chilton Private Equity Partners I, LLC (“CPEP”) is a holder of our common stock. All investment decisions of, and control of, Chilton Private Equity Partners I, LLC are held by Chilton Investment Company, LLC. CPEP acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. CPEP transferred 52,632 shares of our common stock to Chilton Global Partners, L.P. on or about March 2007.

Chilton Global Partners, L.P.

Chilton Global Partners, L.P. (“CPGP”) is a holder of our common stock. All investment decisions of, and control of, Chilton Global Partners, L.P. are held by Chilton Investment Company, LLC. CPGP acquired all shares to be registered in this offering pursuant to a transfer of our common stock from Chilton Private Equity Partners I, LLC on or about March 2007.

Chilton Small Cap International, L.P.

Chilton Small Cap International, L.P. (“CPSI”) is a holder of our common stock. All investment decisions of, and control of, CSPI are held by Chilton Investment Company, LLC. CSPI acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Chilton Small Cap Partners, L.P.

Chilton Small Cap Partners, L.P. (“CSCP”) is a holder of our common stock. All investment decisions of, and control of, CSCP are held by Chilton Investment Company, LLC. CSCP acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Invus Public Equities L.P.

Invus Public Equities L.P. (“Invus”) is a holder of our common stock. All investment decisions of, and control of, Invus are held by Invus Public Advisors LLC. Invus acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

JANA Piranha Master Fund, Ltd.

JANA Partners LLC, a Delaware limited liability company, is a private money management firm which serves as the investment manager of JANA Piranha Master Fund, Ltd. and beneficially owns the shares to be registered in this offering. The principals of JANA Partners LLC are Barry Rosenstein and Gary Claar. JANA Piranha Master Fund, Ltd. acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Oscar S. Schafer & Partners I, L.P.

Oscar S. Schafer & Partners I, L.P. (“OSS I”) is a holder of our common stock. All investment decisions of, and control of, OSS I are held by its general partner, O.S.S. Advisors LLC. Oscar S. Schafer and Andrew J. Goffe are the managing members of O.S.S. Advisors LLC. OSS I acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Oscar S. Schafer & Partners II, L.P.

Oscar S. Schafer & Partners II, L.P. (“OSS II”) is a holder of our common stock. All investment decisions of, and control of, OSS II are held by its general partner, O.S.S. Advisors LLC. Oscar S. Schafer and Andrew J. Goffe are the managing members of O.S.S. Advisors LLC. OSS II acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

OSS Overseas LTD

OSS Overseas LTD (“OSS Overseas”) is a holder of our common stock. All investment decisions of, and control of, OSS Overseas are held by its investment manager, O.S.S. Capital Management LP. Schafer Brothers LLC is the general partner of O.S.S. Capital Management LP. Oscar S. Schafer and Andrew J. Goffe are the managing members of Schafer Brothers LLC. OSS Overseas acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Pequot Diversified Master Fund, Ltd.

Pequot Diversified Master Fund, Ltd. (“Pequot”) is a holder of our common stock. Pequot Capital Management, Inc., which is the Investment Advisor or Investment Manager of Pequot, exercises sole dispositive investment and voting power over the shares held by Pequot. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. Pequot acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Pequot Healthcare Fund, L.P.

Pequot Healthcare Fund, L.P. (“Pequot Healthcare”) is a holder of our common stock. Pequot Capital Management, Inc., which is the Investment Advisor or Investment Manager of Pequot Healthcare, exercises sole dispositive investment and voting power over the shares held by Pequot Healthcare. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. Pequot Healthcare acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Pequot Healthcare Institutional Fund, L.P.

Pequot Healthcare Institutional Fund, L.P. (“Pequot Institutional”) is a holder of our common stock. Pequot Capital Management, Inc., which is the Investment Advisor or Investment Manager of Pequot Institutional, exercises sole dispositive investment and voting power over the shares held by Pequot Institutional. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. Pequot Institutional acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Pequot Healthcare Offshore Fund, Inc.

Pequot Healthcare Offshore Fund, Inc. (“Pequot Offshore”) is a holder of our common stock. Pequot Capital Management, Inc., which is the Investment Advisor or Investment Manager of Pequot Offshore, exercises sole dispositive investment and voting power over the shares held by Pequot Offshore. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. Pequot Offshore acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

Premium Series PCC Limited - Cell 32

Premium Series PCC Limited -Cell 32 (“Pequot Premium”) is a holder of our common stock. Pequot Capital Management, Inc., which is the Investment Advisor or Investment Manager of Pequot Premium, exercises sole dispositive investment power over the shares held by Pequot Premium. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership over the shares except to the extent of his pecuniary interest therein. Pequot Premium acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company.

The Tudor BVI Global Portfolio Ltd.

The Tudor BVI Global Portfolio Ltd. (“Tudor BVI”) is a holder of our common stock. Tudor BVI acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. Tudor Investment Corporation (“Tudor Investment”) acts as trading advisor to Tudor BVI. Paul Tudor Jones, II is the Chairman and majority shareholder of Tudor Investment. James J. Pallotta is the Vice-Chairman of Tudor Investment and makes investment decisions with respect to the Company’s stock. Each of Tudor Investment and Messrs. Jones and Pallotta expressly disclaim beneficial interest of the shares held by Tudor BVI.

Tudor Proprietary Trading, L.L.C.

Tudor Proprietary Trading, L.L.C. (“Tudor Proprietary”) is a holder of our common stock. Tudor Proprietary acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. Tudor Proprietary is an affiliate of Tudor Investment. Paul Tudor Jones, II is the Chairman and indirect majority equity holder of Tudor Proprietary. James J. Pallotta is the Vice-Chairman of Tudor Proprietary and makes investment decisions with respect to the Company’s stock. Messrs. Jones and Pallotta expressly disclaim beneficial interest of the shares held by Tudor Proprietary.

Witches Rock Portfolio Ltd.

Witches Rock Portfolio Ltd. (“Witches Rock”) is a holder of our common stock. Witches Rock acquired all shares to be registered in this offering on December 6, 2006 pursuant to a Common Stock Purchase Agreement with the Company. Tudor Investment acts as investment adviser to Witches Rock. Paul Tudor Jones, II is the Chairman and majority shareholder of Tudor Investment. James J. Pallotta is the Vice-Chairman of Tudor Investment and makes investment decisions with respect to the Company’s stock. Each of Tudor Investment and Messrs. Jones and Pallotta expressly disclaim beneficial interest of the shares held by Witches Rock.

Peter L. Getz.

Peter L. Getz is a holder of warrants to purchase 800,000 shares of our common stock. Mr. Getz is an individual residing in Connecticut and makes all investment decisions of, and control of, the warrant shares. Mr. Getz was assigned the warrant rights on April 3, 2007 from Blue Trading, Inc pursuant to that certain Warrant to Purchase 2,270,000 shares of Common Stock issued to Blue Trading, Inc. on December 6, 2006.

Peter Getz Irrevocable Family Trust

Peter Getz Irrevocable Family Trust (“PGIFT”) is a holder of warrants to purchase 280,000 shares of our common stock. All investment decisions of, and control of, PGIFT are held by the trustee, Mr. Peter L. Getz. PGIFT was assigned the warrant rights on April 3, 2007 from Blue Trading, Inc pursuant to that certain Warrant to Purchase 2,270,000 shares of Common Stock issued to Blue Trading, Inc. on December 6, 2006.

Richard Schwartz

Richard Schwartz is a holder of warrants to purchase 755,000 shares of our common stock. Mr. Schwartz is an individual residing in New York and makes all investment decisions of, and control of, the warrant shares. Mr. Schwartz was assigned the warrant rights on April 3, 2007 from Blue Trading, Inc pursuant to that certain Warrant to Purchase 2,270,000 shares of Common Stock issued to Blue Trading, Inc. on December 6, 2006.

Pecksland Capital Partners, Inc.

Pecksland Capital Partners, Inc. (“Pecksland”) is a holder of warrants to purchase 200,000 shares of our common stock. All investment decisions of, and control of, Pecksland are held by Mr. Robert H. Getz. Pecksland was assigned the warrant rights on April 3, 2007 from Blue Trading, Inc pursuant to that certain Warrant to Purchase 2,270,000 shares of Common Stock issued to Blue Trading, Inc. on December 6, 2006.

Madison Trading LLC

Madison Trading LLC (“Madison”) is a holder of warrants to purchase 120,000 shares of our common stock. All investment decisions of, and control of, Madison are held by Mr. Ben Shleifer. Madison was assigned the warrant rights on April 3, 2007 from Blue Trading, Inc pursuant to that certain Warrant to Purchase 2,270,000 shares of Common Stock issued to Blue Trading, Inc. on December 6, 2006.

Kathleen Murphy Holleran

Kathleen Murphy Holleran is a holder of warrants to purchase 45,000 shares of our common stock. Ms. Holleran is an individual residing in New Jersey and makes all investment decisions of, and control of, the warrant shares. Ms. Holleran was assigned the warrant rights on April 3, 2007 from Blue Trading, Inc pursuant to that certain Warrant to Purchase 2,270,000 shares of Common Stock issued to Blue Trading, Inc. on December 6, 2006.

Mark Stevenson Tassie

Mark Stevenson Tassie is a holder of warrants to purchase 45,000 shares of our common stock. Mr. Tassie is an individual residing in New York and makes all investment decisions of, and control of, the warrant shares. Mr. Tassie was assigned the warrant rights on April 3, 2007 from Blue Trading, Inc pursuant to that certain Warrant to Purchase 2,270,000 shares of Common Stock issued to Blue Trading, Inc. on December 6, 2006.

Darrick Antell

Darrick Antell is a holder of warrants to purchase 20,000 shares of our common stock. Mr. Antell is an individual residing in Connecticut and makes all investment decisions of, and control of, the warrant shares. Mr. Antell was assigned the warrant rights on April 3, 2007 from Blue Trading, Inc pursuant to that certain Warrant to Purchase 2,270,000 shares of Common Stock issued to Blue Trading, Inc. on December 6, 2006.

Robert V. Banker

Robert V. Banker is a holder of warrants to purchase 5,000 shares of our common stock. Mr. Banker is an individual residing in New York and makes all investment decisions of, and control of, the warrant shares. Mr. Banker was assigned the warrant rights on April 3, 2007 from Blue Trading, Inc pursuant to that certain Warrant to Purchase 2,270,000 shares of Common Stock issued to Blue Trading, Inc. on December 6, 2006.

Cornell Capital Partners, LP

Cornell Capital Partners, LP (“Cornell”) is a holder, as of April 3, 2007, of 3,421,538 shares of our common stock. All investment decisions of, and control of, Cornell are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of, and controls, Yorkville Advisors.

The 3,423,124 shares of common stock to be sold by Cornell in this offering are comprised of shares issued upon the exercise of warrants to purchase 1,166,667 shares of common stock (which warrants were assigned to Cornell by Highgate House, Ltd.), 993,300 shares issued as a commitment fee at the time of the completion of the Company’s merger in March 2006 and 1,263,157 shares issued in December 2006 in exchange for the cancellation of a portion of the Company’s debenture then held by Cornell . Cornell exercised their warrant to purchase 747,734 shares of common stock in February 2007 and 418,933 shares of common stock in April 2007.

Prenox, LLC

Prenox is a holder of 5,263,157 shares of our common stock and warrants to purchase 4,191,667 shares of common stock. Prentice Capital Management, LP has investment and voting power over the securities held by Prenox. Michael Zimmerman is the managing member of the general partner of Prentice Capital Management, LP. Each of Prentice Capital Management, LP and Mr. Zimmerman disclaims beneficial ownership over any of these securities.

The 5,263,157 shares of common stock were issued to Prenox in December 2006 in exchange for the cancellation of a portion of the Company’s debenture then held by Prenox. The warrants are comprised of warrants to purchase 3,066,667 shares issued to Prenox in connection with the Company’s obligations under the Securities Purchase Agreement in October 2005, and warrants to purchase 1,125,000 shares issued under the Amended Securities Purchase Agreement in August 2006.

Highgate House Funds, Ltd.

Highgate House Funds, Ltd. ("Highgate") was a holder of a warrant to purchase 352,266 shares of common stock. Highgate was assigned this warrant on March 31, 2006 from Prenox (which acquired the warrant in October 2005). Highgate is part of the Cornell Capital Partners, L.P. family of funds and is a wholly owned subsidiary of, and controlled by, Cornell, a Cayman Island limited partnership. Highgate and Cornell are managed by the same investment manager, Yorkville Advisors, LLC. Investment decisions for Yorkville Advisors are made by Mark Angelo, its portfolio manager. Highgate exercised their warrant to purchase 352,266 shares of common stock in February 2007.

HH Advisors, LLC

HH Advisors, LLC ("HH Advisors") was a holder of a warrant to purchase 414,400 shares of common stock. HH Advisors was assigned this warrant on March 31, 2006 from Prenox (which acquired the warrant in October 2005). Adam S. Gottbetter makes investment decisions with respect to such shares. . HH Advisors exercised their warrant to purchase 414,400 shares of common stock in January 2007.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding or is issuable on exercise of warrants that have already been issued. Accordingly, there will be no dilution to our existing shareholders.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on any exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices.

The shares may be sold by one or more of, or a combination of, the following:

•
a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	put or call option transactions, or other hedging transactions, relating to the shares, whether through an options exchange or otherwise; and

•	any other method permitted pursuant to applicable law.

The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market. Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling security holder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees customarily paid by the issuer in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this prospectus.

RESULTS OF OPERATIONS

ULURU Inc. FOR THE YEAR ENDED DECEMBER 31, 2006 COMPARED TO
ULURU DELAWARE INC. AND THE TOPICAL BUSINESS COMPONENT FOR 2005

The comparison of operating results is based upon the audited financial statements of operations and cash flows for us for the year ended December 31, 2006 versus the combination of the audited financial statements of operations and cash flow for ULURU DELAWARE INC. for the period of September 7, 2005 (Inception) to December 31, 2005 (“the period ended December 31, 2005”) and the predecessor audited financial statements of operations and cash flows for the Topical Component for the period from January 1, 2005 through October 12, 2005 (“the period ended October 12, 2005”). The predecessor transactions for the Topical Component include the results of operations and cash flows based on the historical cost basis of all of the assets and liabilities of that Component, some of which were not acquired by ULURU on October 12, 2005, and therefore their results do not apply to the period subsequent to October 12, 2005. The combined financial results for 2005 may not be necessarily comparative to our results of operations and cash flows for 2006.

Total Revenues

Revenues were $1,534,453 for the year ended December 31, 2006, as compared to the Topical Component's revenues of $799,854 for the period ended October 12, 2005 and to Uluru Delaware Inc.’s revenues of $199,199 for the period ended December 31, 2005. Revenues for the year ended December 31, 2006 were comprised of domestic royalties of $249,788 from the sale of Aphthasol®, foreign royalties from the sale of Zindaclin® of $124,057, foreign market licensing fees from Zindaclin® of $891,576, sponsored wound care research of $63,824, a non-recurring development fee of $50,000 associated with our OraDisc™ technology, and $155,208 for the sale of Aphthasol® to our domestic distributor.

The increase in revenues for the year ended December 31, 2006 as compared to the Topical/Uluru Delaware combined revenues for 2005 was $535,400 and is primarily attributable to foreign licensing fees for Zindaclin® resulting from milestones earned for product launches during 2006 in certain countries and for a new territory agreement with Crawford Healthcare, our current sub-licensee for the UK and Ireland. Additional revenue increases of $102,160 occurred in Sponsored Research due to specific non-recurring research projects completed in 2006. These two revenue increases for 2006 versus 2005 were partially offset by lower net revenues associated with our shift from a full-markup direct product sales approach for Aphthasol® domestically in 2005 to a royalty-based approach by our new domestic third party distributor for 2006.

Costs and Expenses

Cost of Goods Sold

Cost of goods sold as a percentage of product sales was 117 percent for 2006, as compared to 40 percent for 2005 a reduction of 77 percent. The negative change was due to lower sales volume in 2006 as the Topical Component was selling the Aphthasol® product on a full retail markup basis in 2005 but receiving only limited royalties on the sale of Aphthasol®. We have since shifted to a limited retail mark-up basis for 2006 product sales but are receiving an enhanced royalty percentage based on gross revenues sold by our new domestic third-party distributor.

During 2006 we agreed to manufacture Aphthasol for our domestic distributor on a “fixed cost basis”. Unfortunately, we experienced problems with the manufacturing process during the year which increased our production costs beyond our expectations and our agreed to fixed cost basis. This resulting in our product cost of sales exceeding our product revenues. The manufacturing problems have since been corrected.

General and Administrative

General and administrative expenses increased approximately $731,905 due primarily to the following:

•
Increased salary and benefit expenses of approximately $542,000 as the President and Chief Financial Officer's compensation in the Topical Component's comparative 2005 was only partially allocated to Topical Component whereas their compensation is fully allocated for the year ended December 31, 2006;

•	Increased expenses for external consultants of $45,000;
•	Increased travel for business development purposes and the related costs of $41,000;
•	Increased legal fees of $39,000 for costs associated with patent applications and filings;
•	Increased insurance costs of $10,000;
•	Relocation costs for our new office space in Addison, Texas of $11,000; and
•	Cost of $250,000 associated with the December 2006 settlement of future milestones with Access Pharmaceuticals, Inc.

The increase in general and administrative expenses is partially offset by

•
Lower legal fees of $82,000 as we were not involved in any litigation in 2006 whereas the Topical Component incurred legal expense of $196,000 in 2005 for litigation, general corporate matters, and for licensing agreements;

•	Lower directors fee expense of $59,000;
•	Lower shareholder expenses of $40,000; and
•	Decrease in professional fees of $21,000 as Uluru Delaware Inc. incurred corporate formation costs in October 2005.

Amortization

Amortization expense was $1,052,395, an increase, as compared to the combined Topical Component/Uluru Delaware amortization expense, of $364,376 for 2005. This increase resulted mainly from our purchase of three patents and one licensing agreement from Access Pharmaceuticals on October 12, 2005, which increased the cost basis of the assets to fair market value under purchase accounting at that date at which time we began amortizing them over their remaining lives since such lives were not considered indefinite.

Depreciation

The $16,048 increase in depreciation expense for 2006 versus 2005 was due to the Company’s acquisition of laboratory, computer, and office equipment from Access Pharmaceuticals on October 12, 2005. These assets were capitalized at their fair market value on the date of acquisition, thereby causing an overall increase in subsequent depreciation expense. Many items acquired from Access were fully depreciated, whereas values assigned by us to them resulted in added depreciation expense during 2006. Alternatively, many other items had historic costs which were reduced by us at the time of their acquisition due to age and relatively lower replacement costs.

Interest Expense

Interest expense increased by almost 5 million dollars during, 2006, as compared to 2005 as a result of significant secured convertible debt financing obtained during the latter part of 2005, which debt was subsequently refinanced and increased during 2006, and the existing aforementioned obligations incurred in connection with the asset acquisition from Access Pharmaceuticals in 2005. Interest expense in 2006 also included $2,600,000 for a redemption premium paid at the time the secured convertible debt instruments were paid off in 2006.

Commitment Fee

We agreed to issue, at the time of the completion of the recapitalization and merger which occurred on March 30, 2006, 993,300 shares of our common stock as a commitment fee in connection with the SEDA for $30 million dollars provided by Cornell Capital. Those shares had a market value of $1.80 per share on March 31, 2006, for a total of $1,787,940. There was no commitment fee expense incurred in 2005 for the combined Topical Component/Uluru Delaware.

Liquidated Damages

As part of the December 2006 Repayment Agreement, Prenox, LLC and Cornell Capital Partners, LP agreed to cancel the liquidated damages of $1,885,000 incurred in August 2006 as a result of our failing to file a registration statement or to have a registration statement declared effective pursuant to the original Registration Rights Agreement.

Loss from Early Extinguishment of Debenture

We incurred two losses totaling $940,655 from the early extinguishment of our debentures during 2006, as follows:

On December 6, 2006, we redeemed all of our outstanding debentures, which were held by Prenox, LLC and Cornell Capital Partners, LP. As part of the retirement of the debentures, we recorded a loss from the early extinguishment of the debentures, which consisted of the write-off of the remaining balance of deferred financing costs of $383,121.

On August 30, 2006, we had issued to Prenox a new secured convertible debenture in the amount of $13,000,000 in exchange for its original $10,000,000 convertible debenture. As part of the retirement of the original debenture, we recorded a loss from the early extinguishment of the Prenox secured convertible debenture, which consisted of the write-off of the remaining balance of deferred financing costs of $557,534.

Loss on Sale of Equipment

On July 9, 2006, we sold some of our underutilized laboratory equipment, located at our Canadian manufacturing supplier, for $17,500. As part of the conveyance, we eliminated the net book values of the equipment and recognized a loss of $30,143 on the sale.

ULURU DELAWARE INC. AND THE TOPICAL BUSINESS COMPONENT FOR 2005
COMPARED TO THE TOPICAL BUSINESS COMPONENT FOR 2004

Basis of Comparison for Years Ended December 31, 2005 and 2004

The comparison of operating results is based upon the combination of the audited financial statements of operations and cash flow for ULURU DELAWARE INC. for the period of September 7, 2005 (Inception) to December 31, 2005 and the predecessor audited financial statements of operations and cash flows for the Topical Component for the period from January 1, 2005 through October 12, 2005 (“2005”) versus the predecessor audited financial statements of operations and cash flows for the Topical Component for the year ended December 31, 2004 (“2004”). The predecessor transactions for the Topical Component include the results of operations and cash flows based on the historical cost basis of all of the assets and liabilities of that Component, some of which were not acquired by ULURU on October 12, 2005, and therefore their results do not apply to the period subsequent to October 12, 2005. The combined financial results for 2005 may not be necessarily comparative to the Topical Component results of operations and cash flows for 2004.

Revenues

Total revenues in 2005 were $999,053 as compared to $586,874 in 2004, an increase of $412,179. This increase in revenue was primarily the result of licensing revenues, which increased by $161,460 to $303,603. Licensing revenues are recognized over the period of the performance obligation under our licensing agreements. Licensing revenue recognized in both 2005 and 2004 were from several agreements; primarily agreements related to Zindaclin® and numerous smaller agreements for the marketing of the Amlexanox products.

Product sales of Aphthasol®, the product for the treatment of canker sores, totaled $577,685 in 2005 as compared to product sales of $350,575 in 2004. Sales in 2004 were limited due to a supply interruption of the product in the first three quarters of 2004. Supplies were ultimately manufactured in the third quarter of 2004 and sales resumed in late September 2004 and throughout 2005.

Sponsored research income for 2005 was $11,664. This was comprised of a wound care research program initiated in December 2005. There was no sponsored research income in 2004.

Cost of Products Sold

The Cost of Products Sold was $232,948 in 2005, as compared to $239,276 in 2004, a decrease of $6,328. The Cost of Products sold in 2004 was adversely impacted by the supply interruption that occurred through August 2004. The 2004 Product cost included approximately $54,000 of monthly expenses from January 2004 to August 2004 for logistics management even though there were no Aphthasol® product sales during that period as well as increased expenses in 2004 for Food and Drug Administration fees of approximately $80,000.

General and Administrative

General and Administrative expenses were $1,146,162 in 2005, a decrease of $470,702 from 2004. The decrease in total General and Administrative expense was primarily due to:

▪	Lower compensation costs of $186,000 due to a reduction in administrative personnel and lower salary and benefit expenses;
▪	A reduction of patent expense of $138,000 due to the international filing and registration expenses of the OraDisc™ patent occurring in 2004;
▪	A reduction in legal expenses in 2005 of $133,000 due to the completion of outstanding litigation with third parties;
▪	Shareholder expenses were lower by approximately $52,000 in 2005 due to savings in public relations services and a 2004 business evaluation report that did not occur in 2005;
▪	A reduction of approximately $ 28,000 in outside consulting expenses; and
▪	A decrease in expenses for Director & Officer insurance of approximately $16,000.

These decreases in General and Administrative expenses for 2005 were partially offset by increases in the following General and Administrative expenses:

▪	Increased expenses for accounting services of approximately $57,000 for Sarbanes Oxley compliance, as allocated to the Topical Component;
▪	The expense of $22,000 for the uncollectible accounts receivable associated with sales of Aphthasol® by the Topical Component’s domestic distributor; and
▪	An increase of $5,000 in the annual premium cost for product liability coverage.

Research and Development

Expenses for Research and Development were $1,925,590 in 2005, an increase of $310,519 from 2004. These research and development increases were due to:

▪	Increased development and production scale-up expenses associated with the OraDisc range of products of $342,000;
▪	Expenses of approximately $197,000 for the approval of OraDisc A™ by the Food and Drug Administration;
▪	Increased compensation costs of $16,000 for laboratory staffing to support the continued development of the OraDisc™ range of products;
▪	Increased rental costs for laboratory space of approximately $10,000;
▪	Increase expenses of $8,000 for laboratory equipment maintenance; and
▪	Increased development expenses for the nanoparticle wound care technology of approximately $9,000.

These increases in Research and Development expenses for 2005 were partially offset by decreases in the following Research and Development expenses:

▪	A decrease in production scale-up expense and process validation for Aphthasol® at the new contract manufacturer of $252,000; and
▪	Reduced travel and entertainment expenses of approximately $21,000.

Depreciation

The Depreciation expense for 2005 was $47,833, an increase of $5,866 from 2004. The 2005 increase in depreciation relates mostly to ULURU Delaware’s purchase of laboratory, computer, and office equipment from Access Pharmaceuticals on October 12, 2005. These assets were capitalized at their fair market value on the date of acquisition, thereby causing an overall increase in subsequent depreciation expense. Many items acquired from Access were fully depreciated, whereas values assigned by ULURU Delaware to the equipment resulted in added depreciation expense during 2005. Alternatively, many other equipment items had historic costs which were reduced by ULURU Delaware due to age and relatively lower replacement costs.

Amortization

The Amortization expense for 2005 was $364,376, an increase of $194,782 from 2004. The 2006 increase in amortization expense relates to ULURU Delaware’s purchase of three patents and one licensing agreement from Access Pharmaceuticals on October 12, 2005. These patent and licensing rights assets were capitalized at their fair market value on the date of acquisition, thereby causing an increase in subsequent amortization expense.

Other Income

Other Income for 2005 was $94,105, an increase of $55,214. The increase is attributed to foreign currency gains relating to deferred revenues for European licensing fees by the Topical Component.

Interest Expense

Interest expense for 2005 was $445,690, an increase of $327,370. The total interest expense for 2005 after the acquisition of the Access assets was $328,777, of which $237,778 relates to ULURU Delaware’s new note payable to ULURU Inc. of $10,700,000, effective October 12, 2005, and the balance related to the amortization of interest imputed on the asset purchase obligations to Access. The remainder of the 2005 interest expense of $116,913 and the $118,320 for 2004 were interest amounts calculated on the funds invested by Access for the Topical Component net assets during those periods.

Our Net Loss for 2005 was $3,069,440, a reduction of $105,887 from the 2004 Net Loss of $3,175,327.

Liquidity and Capital Resources

We have funded our operations primarily through the private sales of convertible debentures and common stock. Our principal source of liquidity is cash and cash equivalents. Contract research, products sales, royalty payments, licensing fees and milestone payments from our corporate alliances have, and are expected in the future to, also provide funding for operations. As of December 31, 2006 our cash and cash equivalents and short-term investments were $16,918,007 and our working capital (current assets less current liabilities) was $16,474,473. Our positive working capital at year end is attributed primarily to our sale of common stock that occurred in December 2006. We used a major portion of the proceeds from the stock sale to retire all of our long-term debt, which included the payment of a redemption premium of $2,600,000, as well as significantly reduce our Asset Purchase obligation to Access Pharmaceuticals, Inc. As of December 31, 2006 the Company’s available cash is expected to be sufficient to fund operations for the next three years.

We continue to expend funds to advance the development of our products, license additional products, and establish a sales and marketing operation to commercialize our wound care and OraDisc™ products. We believe that our financial results for 2007 will be affected positively by our commercialization of additional products during the last half of 2007, thereby increasing our revenues and improving our working capital.

Our future capital requirements and adequacy of available funds will depend on many factors including:

•	The ability to successfully commercialize our wound management and burn care products and the market acceptance of these products
•	The ability to establish and maintain collaborative arrangements with corporate partners for the research, development and commercialization of certain product opportunities
•	Continued scientific progress in our development programs
•	The costs involved in filing, prosecuting and enforcing patent claims
•	Competing technological developments
•	The cost of manufacturing and production scale-up
•	Successful regulatory filings

Private sale of common stock

On December 6, 2006, we entered into a Common Stock Purchase Agreement (“Purchase Agreement”) with certain institutional accredited investors (“Investors”). Pursuant to the Purchase Agreement, we sold to the Investors an aggregate of 47,052,628 shares of our common stock, at a per share price of $0.95 for an aggregate purchase price of $44,699,998.85. Of the aggregate purchase price, $38,499,998.85 was paid in cash and $6,200,000 was paid via cancellation of existing secured convertible debentures held by Cornell and Prenox. On December 5, 2006 the closing price for our common stock was $0.90 per share.

We relied upon Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "Act"), for the issuance of the Shares.

In connection with the transactions consummated by the Purchase Agreement, we also entered into an Investor Rights Agreement with the Investors. Under this agreement, we were obligated to register the Shares under the Act for resale by the Investors. On February 13, 2007, we received notice from the Security and Exchange Commission that our registration statement, originally filed December 15, 2006 and subsequently amended on February 9, 2007, was declared effective, thereby fulfilling our initial obligation under the Investor Rights Agreement.

Repayment of Long-term debt

In connection with the transactions consummated by the Purchase Agreement, we also entered into a Repayment Agreement with Cornell and Prenox (the "Noteholders"). Under this agreement and in full satisfaction of all obligations owed under our existing secured convertible debentures (the "Debentures") held by the Noteholders and the transaction documents entered into in connection therewith, (i) we agreed to pay the Noteholders an aggregate of $13,000,000 plus a redemption premium of $2,600,000 and interest accrued on the Debentures since December 1, 2006, (ii) we accepted the Noteholders' subscriptions for Shares upon cancellation of an aggregate of $6,200,000 original principal amount of the Debentures and (iii) the purchase agreement pursuant to which the Noteholders purchased the Debentures and the security agreement, collateral assignment, guarantor security agreement, escrow agreement, transfer agent instructions, guaranty agreement and registration rights agreement entered into in connection therewith were terminated.

Asset Purchase obligations

On December 8, 2006, we entered into an Amendment to Asset Sale Agreement (the "Amendment") with Access Pharmaceuticals, Inc. (“Access”). Pursuant to the Amendment, the Company agreed to pay Access $5,250,000, in two payments, $4,900,000 which was paid on December 8, 2006 and $350,000 of which was paid on April 9, 2007, without interest, in settlement of the following obligations to Access:

•	a payment of $3,700,000 that was due on October 11, 2006;
•	a payment of $1,000,000 due on October 11, 2007, or on the date of the first launch of an OraDisc™ product; and
•	certain future milestones which total $2,625,000.

As part of the transaction, we agreed to increase a remaining milestone from $750,000 to $875,000 for the achievement of cumulative sales of 100 million dollars for the product sold from the acquired topical technology. We also acquired from Access all patent rights and all intellectual properties associated with the Nanoparticle Aggregate technology. We then licensed to Access certain specific applications of the Nanoparticle Aggregate technology which include use in intraperotinial, intratumoral, subscutaneous or intramuscular drug delivery implants, excluding dermal or facial fillers.

Termination of Standby Equity Distribution Agreement

On October 12, 2005 we entered into a Standby Equity Distribution Agreement (the "SEDA") with Cornell. Under the SEDA, Cornell committed to purchase over the course of two years from the date of the effectiveness of a registration statement up to $30,000,000 of common stock in increments of up to $1,000,000. We elected to terminate the SEDA on December 6, 2006.

DESCRIPTION OF BUSINESS

Organizational History

ULURU Inc. (hereinafter the " Company" or the "Registrant"), a development stage company, was incorporated in September 17, 1987 under the laws of the State of Nevada, under the name Casinos of the World, Inc.

On April 16, 1993, the shareholders of the Company approved amendment to the Articles of Incorporation, changing the name of the Company to Clean Way Corporation.

On August 19, 1999, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Trader Secrets.com, Inc.

On February 2, 2000, the Company entered into a Stock Acquisition Agreement with National Lighting Corp, an Internet company incorporated in British Columbia, Canada. National Lighting Corp. became a wholly owned subsidiary of the Company and changed its name to VOIP Technology Inc., with the intent of providing user services in the Internet telephony business.

On March 13, 2000, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to VOIP Technology, Inc. The Company's name was changed with the intended purpose of developing voice over the internet protocol technologies through its wholly owned subsidiary.

On February 8, 2002, the Company sold all of the shares the Company held in its wholly owned subsidiary. The Company charter was suspended (subject to reinstatement) by the State of Nevada in September 2001 for inactivity and failure to pay annual fees and costs. Its active status was reinstated on January 30, 2002, upon payment of all past due fees and costs.

On January 30, 2002, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Oxford Ventures, Inc.

On December 2, 2003, the Company issued 8,625,000 shares pursuant to an Asset Purchase Agreement. On December 5, 2003, the Company declared a 2.25 stock dividend which increased the issued and outstanding shares from 10,528,276 common shares to 34,216,897 common shares.

On March 1, 2004, the Company affected a 4 to 1 forward split, increasing the Company's outstanding shares to 136,867,588.

On May 25, 2004, 7,099,392 shares were issued to Cornell Capital Partners LP and another firm pursuant to a Standby Equity Distribution Agreement (the "2004 SEDA") and a Security Agreement, dated May 18, 2004, and a Secured Convertible Debenture Agreement, dated June 9, 2004 (the "Cornell Debenture").

In 2005, the Company relocated its principal executive offices from Mesa, Arizona to Omaha, Nebraska.

On October 12, 2005, the Company entered into a merger agreement with ULURU Inc., a Delaware corporation ("ULURU Delaware") and Uluru Acquisition Corp., a wholly-owned Delaware subsidiary of the Company formed on September 29, 2005. Under the terms of the agreement, Uluru Acquisition Corp. merged into ULURU Delaware, after ULURU Delaware had acquired the net assets of the topical component of Access Pharmaceuticals, Inc., under Section 368 (a) (1) (A) of the Internal Revenue Code.

As a result of the merger, the Company acquired all of the issued and outstanding shares of ULURU Delaware under a stock exchange transaction, and ULURU Delaware became a wholly-owned subsidiary of the Company, its legal parent. However, for financial accounting and reporting purposes, ULURU Delaware is treated as the acquirer and is consolidated with its legal parent, similar to the accounting treatment given in a recapitalization. For accounting presentation purposes only, ULURU's net assets are treated as being acquired by ULURU Delaware at fair value as of the date of the stock exchange transaction, and the financial reporting thereafter will not be that of a development stage enterprise, since ULURU Delaware had substantial earned revenues from planned operations. Both companies have a December 31 year end.

On March 29, 2006, the Company filed a Certificate of Amendment to the Articles of Incorporation in Nevada.  This Certificate of Amendment authorized a 400:1 reverse stock split to occur so that in exchange for every 400 outstanding shares of common stock that each shareholder had at the close of business on March 29, 2006, the shareholder would receive one share of common stock.  As a result of this reverse stock split, the Company’s issued and outstanding common stock was reduced from 340,396,081 pre-split shares of common stock to 851,011 post-split shares which includes an additional 21 shares for fractional interests.  The Certificate of Amendment also authorized a decrease in authorized shares of common stock from 400,000,000 shares, par value $.001 each, to 200,000,000, par value $.001 each, and authorized up to 20,000 shares of Preferred Stock, par value $.001.

On March 31, 2006, the Company filed a Certificate of Amendment to the Articles of Incorporation in Nevada to change its name from "Oxford Ventures, Inc." to "ULURU Inc." On the same date, we moved our executive offices to Addison, Texas.

On March 31, 2006, the Company acquired, through its wholly-owned subsidiary (Uluru Acquisition Corp.) a 100% ownership interest in ULURU Delaware through a merger of ULURU Delaware into Uluru Acquisition Corp. The Company acquired ULURU Delaware in exchange for 11,000,000 shares of its common stock. As a result of this merger, the former shareholders of ULURU Delaware owned an aggregate of 92.8% of the issued and outstanding shares of the Company’s common stock and the pre-merger shareholders of the Company owned an aggregate of 7.2% of the issued and outstanding shares of the Company's common stock.

At the effective time of the Merger, the members of the ULURU Delaware Board of Directors holding office immediately prior to the merger became the Company's directors, and all persons holding offices of ULURU Delaware at the effective time continued to hold the same offices of the surviving corporation. Simultaneously, ULURU Inc.'s directors and officers immediately prior to the closing of the Merger resigned from all of their respective positions with ULURU Inc.

On May 31, 2006, ULURU Delaware filed a Certificate of Amendment to its Certificate of Incorporation to change its name from "Uluru Inc." to "ULURU Delaware Inc."

Our Business

We are an emerging pharmaceutical company focused on advancing topical drug delivery. We are a diversified pharmaceutical company engaged in the development of novel topically applied therapeutics based primarily on the adaptation of existing therapeutic agents using our proprietary drug delivery platforms.

It is our objective to establish a market leadership position in the development of wound management, plastic surgery, and oral care products by utilizing innovative drug delivery solutions to improve the clinical outcome of patients and provide a pharmacoeconomic benefit to healthcare providers. To achieve this objective, we have acquired three patented topical delivery technologies and intend to make future acquisitions of technologies which offer the potential to improve patient outcomes in our areas of focus.

From our three patented drug delivery technologies, we have three products which have been approved for marketing in various global markets.

The three drug delivery technologies are as follows:

OraDisc™	*
An adhesive erodible film technology, for the delivery of medication into the oral cavity, onto the oral mucosal surfaces, onto the surface of teeth or to deliver drug into the systemic circulation through the mucosal tissue.

Nanoparticle Aggregate	*
Nanoparticles which aggregate in the presence of body fluids, to form a permanent or semi-permanent device which can be used as a wound or burn care dressing with or without a drug, in plastic surgery as a dermal filler and implant material and for ocular drug delivery.

Residerm	*	A technology for enhancing the penetration of drug into the skin and forming a drug reservoir to locally treat skin disorders and reduce the systemic absorption and side effects of the drug.

The three drug delivery technologies were purchased from Access Pharmaceuticals, Inc. in October 2005. The Asset Purchase Agreement provided for the assumption of all assets of the topical drug delivery business including inventories, capital equipment and intellectual property specifically identified with the purchased technologies.

We plan to establish a sales and marketing organization to commercialize the acute wound management, burn care, and plastic surgery products. To achieve this objective, we plan on acquiring additional complimentary wound management and plastic surgery products. We plan to add additional products to our existing portfolio through the incorporation of numerous wound management compounds in our nanoparticle aggregate dressing.

In addition to the three acquired drug delivery technologies, we have also purchased the patent for the use of amlexanox for the treatment of oral diseases including canker sores, and skin disorders.

Discus Dental Inc., our United States licensee is currently marketing amlexanox 5% paste in the United States, the first Food and Drug Administration (FDA) approved product for the treatment of canker sores, under the trade name Aphthasol®. In September 2001, ProStrakan Limited, our U.K. partner, received marketing authorization to market amlexanox 5% paste in the United Kingdom under the trade name Aptheal®. We have received marketing approval in 10 European Union countries following completion of the Mutual Recognition Procedure (MRP). Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal and Sweden where marketing has yet to commence. We have developed a new formulation and delivery form for amlexanox. In 2004, we received approval of our new drug application for OraDisc™ A from the United States Food and Drug Administration (FDA). The OraDisc™ technology is a proprietary mucoadhesive patch that gradually erodes and releases an active ingredient when applied to the inside of the mouth.

In addition, ProStrakan has used our patented Residerm® technology to develop a zinc clindamycin formulation for the treatment of acne. ProStrakan began marketing zinc clindamycin in the United Kingdom under the trade name Zindaclin in March 2002. The process to achieve marketing authorization for Zindaclin throughout Europe has now been completed, with approvals granted in most European Union countries including the new member states, where marketing activities are ongoing in the major markets including France, Germany, Spain and the product has been recently launched in Italy. Additionally, approvals have been granted in numerous other international markets where the product has been launched and we anticipate that in the next twelve months approvals will be obtained in additional countries.

Products

We have used our drug delivery technology platforms to develop the following products and product candidates:

Marketed Products

Aphthasol® and Aptheal® (Amlexanox 5% Paste)

Amlexanox 5% paste is the first drug approved by the FDA for the treatment of canker sores. A Phase IV clinical study conducted in Northern Ireland was completed in November 2000 to determine if the application of amlexanox 5% paste at the first sign or symptom of canker sores can abort ulcer formation or further accelerate healing. The results confirmed that amlexanox 5% paste was effective in preventing the formation of an ulcer when used at the first sign or symptom of the disease. If this label extension is approved by regulatory authorities, it would provide a major marketing opportunity to expand use of the product and to attract sufferers of canker sores to contact medical practitioners to request the product.

The exclusive United States rights for the sale and marketing of Amlexanox 5% paste for the treatment of canker sores is licensed to Discus Dental Inc., a specialty dental company, who has assumed the marketing of the product. Recently, a direct to consumer television advertising campaign was initiated by Discus Dental to generate consumer awareness of the product. In addition to the paste product, the mucoadhesive erodible film, OraDisc™ A, which is approved by the FDA is also licensed to Discus Dental and is planned to be launched in late 2007.

The exclusive United Kingdom and Ireland rights for the sale and marketing of amlexanox 5% paste are licensed to ProStrakan. Under the terms of this license, ProStrakan was responsible for and assumed all costs associated with the regulatory approval process, including product registration, for amlexanox in the United Kingdom and the European Union. Additionally, ProStrakan will make milestone payments to us on achievement of performance objectives and we will receive royalties on product sales of amlexanox.

An international out licensing program for amlexanox is ongoing. In addition to our license agreement with ProStrakan, licensing agreements have been executed Meda AB for Scandinavia, the Baltic states and Iceland; Laboratories Esteve for Spain, Portugal and Greece; Paladin Labs Inc. for Canada, EpiTan, Ltd. for Australia and New Zealand, and Orient Europharma, Co., Ltd for Taiwan, Hong-Kong, Philippines, Thailand and Singapore. Currently, Contract Pharmaceuticals Ltd. Canada is our contract manufacturer for all markets including the United States.

ProStrakan received marketing authorization for amlexanox 5% paste in the United Kingdom in September 2001. ProStrakan’s trade name for the product is Aptheal®. Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal, and Sweden. We plan to reapply for approvals in such countries, where registration has not been received including France, Italy and Belgium.

The therapeutic Products Programme, the Canadian equivalent of the FDA, has issued a notice of compliance permitting the sale of amlexanox 5% paste, called Apthera®, in Canada to Paladin Labs Inc., our Canadian partner.

Residerm® A gel - Zindaclin® (Zinc-Clindamycin)

The complexing of zinc to a drug has the effect of enhancing the penetration of the drug into the skin and the retention to the drug in the skin. This phenomenon is called the "reservoir effect," and it makes zinc potentially effective for the delivery of dermatological drugs. We have a broad patent covering the use of zinc for such purposes. This technology is called ResiDerm®.

We have developed, in conjunction with ProStrakan, zinc clindamycin for the treatment of acne which is marketed under the trade name Zindaclin®. Topical acne drugs constitute an approximately $750 million per year market and clindamycin is a widely prescribed drug for the treatment of acne. Clinical studies indicate that the addition of zinc results in Zindaclin® being as effective applied once daily as the market leading clindamycin product applied twice daily. The activity of zinc and clindamycin, the improved stability of the product and the potential for zinc to overcome certain bacterial resistance are other potential product benefits.

Pursuant to a license agreement, the exclusive worldwide rights for the manufacturing, sales and marketing of zinc clindamycin were granted to ProStrakan. Under the terms of the license agreement, ProStrakan agreed to fund the development costs of zinc clindamycin and any additional compounds developed utilizing our zinc patent, including product registrations. We share equally in all milestone payments received from the sublicensing of the compound. In addition, we receive a royalty on sales of products utilizing this technology.

ProStrakan has sub-licensed to Crawford Healthcare Limited the marketing of zinc clindamycin in the United Kingdom which is sold under the trade name Zindaclin®. The process to achieve marketing authorization for Zindaclin® throughout Europe has now been completed, with approvals granted in most European Union countries including the new member states and several non-European countries. We anticipate that in the next twelve months approvals will be obtained in additional countries. Additionally, in December 2006 ProStrakan signed a Licensing Agreement to extend Crawford Healthcare Limited’s territory to include all EU countries except Spain and Italy, the United States, and the CEE countries. Additional licenses and or distribution agreements have been signed in other countries with other companies.

OraDisc™ A

Treatment of oral conditions generally relies upon the use of medications formulated as gels and pastes that are applied to lesions in the mouth. The duration of effectiveness of these medications is typically short because the applied dose is worn away through the mechanical actions of speaking, eating, and tongue movement, and is washed away by saliva flow. To address these problems, a novel, cost-effective, adhesive film product has been developed that is bioerodible. This technology, known as OraDisc™, comprises a multi-layered film having an adhesive layer, a pre-formed film layer, and a coated backing layer.

OraDisc™ A was initially developed as a drug delivery system to treat canker sores with the same active ingredient (amlexanox) that is used in Aphthasol®. We anticipate that higher amlexanox concentrations will be achieved at the disease site, increasing the effectiveness of the product.

OraDisc™ A was approved by the FDA in September 2004.

This successful development is an important technology milestone which supports the development of the OraDisc™ range of products. To achieve OraDisc™ A approval, in addition to performing the necessary clinical studies to prove efficacy, an irritation study, a 28-day safety study and drug distribution studies were conducted. Additionally, safety in patients down to 12 years of age was demonstrated. Patients in the 700 patient clinical study and 28-day safety study completed a survey which produced very positive results with regard to perceived effectiveness, ease of application, ability of the disc to remain in place and purchase intent. These data give strong support to our overall development program. The survey data confirms market research studies which indicate a strong patient acceptance of this delivery device.

Now that OraDisc™ A is approved as a prescription product, in conjunction with our strategic partner Discus Dental Inc., we intend to move this product to market as rapidly as possible. Ultimately, it is or objective to move this product from prescription status to an over-the-counter consumer product. Our license agreement with Discus Dental Inc. includes significant milestone payments on the achievement of commercial milestones as well as royalty payments on product sales.

Drug Development Strategy

Our strategy is to initially focus on utilizing our technology in combination with approved drug substances to develop novel patentable formulations of existing therapeutic products. We believe that this will expedite product development, both preclinical and clinical, and ultimately product approval. Where the size of the necessary clinical studies and cost associated with the later clinical development phases are significant, we plan to out-license to, or co-develop with, marketing partners.

We will continue to expand our internal core capabilities of chemistry, formulation, analytical methods development and project management to maximize product opportunities in a timely manner. We will, however, contract the manufacturing scaleup, certain preclinical testing and product production to research organizations, contract manufacturers and strategic partners. There will be some instances where there may be significant cost savings for us to do some manufacturing scaleup (such as the OraDisc™ program). We will evaluate those instances and may do the work ourselves in order to achieve cost savings.

We expect to form strategic alliances for product development and to out license the commercial rights to development partners for a number of our product development candidates. By forming strategic alliances with pharmaceutical companies, we believe that our technology can be more rapidly developed and successfully introduced into the marketplace.

Core Drug Delivery Technology Platforms

Our current drug delivery technology platforms for use in topical and oral disease are:

▪	Mucoadhesive Disc Technology;
▪	Hydrogel Nanoparticle Aggregate Technology; and
▪	Residerm® Topical Delivery Technology.

Mucoadhesive Disc Technology

Treatment of oral conditions generally relies upon the use of medications formulated as gels and pastes, which are applied to lesions in the mouth. The duration of effectiveness of these medications is typically short because the applied dose is worn away through the mechanical actions of speaking, eating, and tongue movement, and is washed away by saliva flow. To address these problems a novel erodible mucoadhesive film product was developed. This technology, known as OraDisc™, comprises a multi-layered film having an adhesive layer, a pre-formed film layer, and a coated backing layer. Depending upon the intended application, a pharmaceutically active compound can be formulated within any of these layers, providing for a wide range of potential applications. The disc stays in place eroding over a period of time, so that subsequent removal is unnecessary. The disc delivers the drug over a period of time pre-determined by the rate of erosion of the disc, which is in turn controlled by the formulation of the backing layer.

The adhesive film technology has multiple applications, including the localized delivery of drug to a mucosal site, use as a transmucosal delivery device for delivering drugs into the systemic circulation, and incorporating the drug in the outer layer for delivery into the oral cavity. The adhesive film will adhere to any wet mucosal surface, including the vagina, where this technology represents an opportunity to improve the delivery of drugs for female healthcare applications. Additionally, the adhesive film has been formulated to adhere to the surface of teeth for the delivery of dental health and cosmetic dental products.

OraDisc™ was initially developed as a drug delivery system to treat canker sores with the same active ingredient (amlexanox) that is used in Aphthasol®. We have continued to develop the OraDisc™ technology and we have generated or are exploring additional prototype drug delivery products, including those for pain palliation in the oral cavity, gingivitis, cough and cold treatment, breath freshener, tooth whitening and other dental applications. In addition, we plan to develop a range of prescription supportive care products including products for nausea and vomiting, pain and migraine.

In addition, we have entered into a development agreement with BioProgress PLC to co-develop a product for the treatment of nausea and vomiting utilizing the mucoadhesive disc technology. Transmucosal delivery of a nausea product is designed to accelerate the onset of action of the product and provide sustained drug delivery over an extended period of time.

Hydrogel Nanoparticle Aggregate Technology

Our hydrogel nanoparticle aggregate technology provides unique materials with a broad range of properties and potential applications. While a conventional bulk hydrogel is an "infinite" network of loosely cross-linked hydrophilic polymers that swells when placed in polar solvents, we have discovered that a variety of unique biomaterials can be formed through the aggregation of hydrogel nano or micro-particles. This concept takes advantage of the inherent biocompatibility of hydrogels while overcoming problems with local stress and strain, which cause bulk hydrogels to shear. Unlike bulk hydrogels, these hydrogel particle aggregates are shape retentive, can be extruded or molded and offer properties suitable for use in a variety of in vivo medical devices, and in novel drug delivery systems, by providing tailored regions of drug incorporation and release. The polymers used in the hydrogel nanoparticle aggregate technology have been extensively researched by the academic and scientific community and commercialized into several major medical products. They are generally accepted as safe, non-toxic and biocompatible.

Our Hydrogel Nanoparticle Aggregate Technology system has at its core a system of hydrogel nanoparticles composed of a polymer used in contact lenses and other FDA-approved implants. These nanoparticles aggregate immediately and irreversibly upon contact with physiological fluid such as wound exudate or blood forming a flexible, nonresorbable material termed an aggregate.

Utilizing the proprietary technology three separate development platforms have been developed from the system:

▪	Nanoparticle Powder
▪	Nanoparticle Gel
▪	Nanoparticle Injectable Liquid

Each of the systems is composed of nanoparticles which are stabilized to prevent aggregation prior to application to a physiological environment. The particle size and chemical composition can be controlled to affect the rate of aggregation, the final material properties such as water content and strength of the resulting aggregate, and if desired, the drug delivery profile for actives trapped in the aggregate.

Controlled Release

A major advantage of our nanoparticle aggregate technology lies in the ability to incorporate active drugs, and provide controlled release. Drug molecules can be trapped within interstitial spaces between particles during aggregate formation.

The spaces between nanoparticles, or holes in the lattice, can be tailored by varying the nanoparticle size. Varying the nanoparticle size controls the diffusion rate. Particle size directly affects the size of the holes and channels in the aggregate lattice, which slow down or speed up the movement of a compound as it is released. By choosing specific nanoparticles and formulating these with a given active, we can tailor a drug delivery profile to a given application.

Nanoparticle Powder

Our Nanoparticle Powder is composed of hydrogel nanoparticles that aggregate immediately and irreversibly upon contact with physiological fluid such as wound exudate forming a flexible, nonresorbable film. The film can be used to cover and protect a wound surface and can also be applied to provide specific drug delivery profiles to a wound or skin surface.

The particles are applied as a dry material and immediately hydrate and form a uniform, intact film with adhesion to the moist wound interface. In addition, active pharmaceutical ingredients have been formulated with the powder to provide specific release profiles to wound surfaces. We intend to develop a range of products utilizing the nanoparticle powder in wound care including:

▪	Powder dressings for the coverage and protection of acute and chronic wounds
▪	Silver containing dressings with antimicrobial properties
▪	Hemostatic agent containing dressings for acute trauma with blood loss
▪	Antibiotic containing dressings for treatment of infection
▪	Growth factor containing dressings for management of chronic wounds

Nanoparticle Gel

Our Nanoparticle Gel Technology is composed of hydrated hydrogel nanoparticles that are concentrated into a viscoelastic gel. The gel fills the shape of a container or envelope and the physical properties such as firmness or weight can be varied by changing the nanoparticle composition and concentrations. If the gel is exposed to physiological fluid such as a body cavity, the nanoparticles will aggregate immediately and irreversibly forming a flexible, nonresorbable hydrogel aggregate. This technology is currently under development as an advanced breast implant filler material inside of elastomeric shells. The application of the gel technology allows tuned aesthetic properties specific for patient needs, however the ability to form a bulk hydrogel aggregate in the event of a shell rupture provides a safer alternative to other commercial gel filler materials.

Nanoparticle Injectable Liquid

Our family of dermal fillers and facial sculpting products has three major components that form the injectable materials:

▪	Hyaluronic acid
▪	Hydrogel nanoparticles
▪	Water

Hyaluronic acid is a nonspecies-specific hydrophilic coiled polysaccharide that is present in all connective tissue. In dermal and sub-dermal tissue hyaluronic acid binds with water and provides volume and elasticity. As a dermal filler, hyaluronic acid provides superb biocompatibility, but applications of this material can be limiting because the material is resorbed in a four to six month period requiring repeat injections. Our dermal filler and sub-dermal filler can be composed of between 1 and 3% hyaluronic acid with several choices of molecular weight. Materials for facial sculpting containing a lower component of hyaluronic acid result in a higher degree of permanence.

The nanoparticles immediately and irreversibly aggregate when injected into tissue and the porous matrix which forms provides the basis for cellular infiltration and acts as the anchor for collagen attachment. The resulting non-migrating porous scaffold is projected to have a residence time significantly greater than currently available commercial products.

The nanoparticles aggregate within the hyaluronic acid matrix as the physiological pH and ionic strength serum saturates the material. As the hyaluronic acid is resorbed, the nanoparticle framework becomes the scaffold for cellular infiltration and collagen attachment providing a longer lasting filler architecture.

The nanoparticle aggregate system has been studied extensively for safety and for applications as a dermal filler and is under development to provide a family of soft tissue filler materials with different degrees of permanence provided by the biocompatible nanoparticle aggregate technology.

Residerm® Topical Delivery Technology

We have granted a license to ProStrakan for the development of compounds that utilize our zinc technology. The use of zinc ions to formulate topical products produces a reservoir of drug in the skin to increase the effectiveness of topically applied products and to reduce toxicity. There are many localized disease conditions, which are effectively treated by topical application of suitable pharmaceutical agents. In order for such treatments to be maximally effective, it is necessary that as much of the active agent as possible be absorbed into the skin where it can make contact with the disease condition in the dermal tissue without being lost by rubbing off on clothing or evaporation. At the same time, the agent must not penetrate so effectively through the skin that it is absorbed into the systematic circulation. This latter factor is especially important in order to minimize unwanted side effects of the pharmacologically active agent. The ideal vehicle for topically applied pharmaceuticals is one that can rapidly penetrate the skin and produce a "reservoir effect" in the skin or mucous membranes. Such a reservoir effect can be produced by complexing of suitable pharmaceutical agents with zinc ions, by an as yet unknown mechanism. This "reservoir effect" is defined as an enhancement of the skin or membrane’s ability to both absorb and retain pharmacological agents that is:

▪	To increase skin or membrane residence time;
▪	To decrease drug transit time; and
▪	To reduce transdermal flux.

A number of compounds are known to enhance the ability of pharmacologically active agents to penetrate the skin, but have the disadvantage of allowing rapid systemic dispersion away from the site of disease. Many topical agents, such as the retinoids used in the treatment of acne, and methotrexate, used in the treatment of psoriases, are systemically toxic. There is, therefore, a need for a method of enhancing the ability of such agents to penetrate the skin so that a lesser total dosage may be used, while at the same time their ability to move from the skin to the systemic circulation is minimized.

Patents

We believe that the value of technology both to us and to our potential corporate partners is established and enhanced by our broad intellectual property positions. Consequently, we have already been issued and seek to obtain additional U.S. and foreign patent protection for products under development and for new discoveries. Patent applications are filed with the U.S. Patent and Trademark Office and, when appropriate, with the Paris Convention’s Patent Cooperation Treaty (PCT) Countries (most major countries in Western Europe and the Far East) for our inventions and prospective products.

One U.S. and two European patents have been issued and one European patent is pending for the use of zinc as a pharmaceutical vehicle for enhancing the penetration and retention of drug in the skin. The patents and patent application cover the method of inducing a reservoir effect in skin and mucous membranes to enhance penetration and retention of topically applied therapeutic and cosmetic pharmacologically active agents. The patents and patent application also relate to topical treatment methods including such reservoir effect enhancers and to pharmaceutical compositions containing them.

We have one U.S. patent and have filed two U.S. and two European patent applications for our OraDisc™ technology. This oral delivery vehicle potentially overcomes the difficulties encountered in using conventional paste and gel formulations for conditions in the mouth. Utilizing this technology, we anticipate that higher drug concentrations will be achieved at the disease site increasing the effectiveness of the product. Our patent applications cover the delivery of drugs through or into any mucosal surface and onto the surface of teeth. The patent and patent applications cover our ability to control the erosion time of the adhesive film and the subsequent drug release by adjusting the ratio of hydrophobic to hydrophilic polymers in the outer layer of the adhesive film.

Four U.S. patent applications and four European patent applications for the hydrogel nanoparticle aggregate technology have been filed. The patent applications have a variety of potential applications, such as wound management, burn care, dermal fillers, breast implants, in-dwelling medicated catheters, medicated stents, artificial discs and tissue scaffold. In December 2006 we acquired from Access Pharmaceuticals Inc. all patent rights and all intellectual properties associated with the Nanoparticle Aggregate technology. We then licensed to Access certain specific applications of the Nanoparticle Aggregate technology which include use in intraperotinial, intratumoral, subscutaneous or intramuscular drug delivery implants, excluding dermal or facial fillers.

We also have a patent for amlexanox and the worldwide rights, excluding Japan, for the use of amlexanox for oral and dermatological use.

We have a strategy of maintaining an ongoing line of patent continuation applications for each major category of patentable carrier and delivery technology. By this approach, we are extending the intellectual property protection of our basic technology to cover additional specific carriers and agents, some of which are anticipated to carry the priority dates of the original applications.

Government Regulation

We are subject to extensive regulation by the federal government, principally by the FDA, and, to a lesser extent, by other federal and state agencies as well as comparable agencies in foreign countries where registration of products will be pursued. Although a number of our formulations incorporate extensively tested drug substances, because the resulting formulations make claims of enhanced efficacy and/or improved side effect profiles, they are expected to be classified as new drugs by the FDA.

The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statues and regulations govern the testing, manufacturing, safety, labeling, storage, shipping, and record keeping of our products. The FDA has the authority to approve or not approve new drug applications and inspect research, clinical and manufacturing records and facilities.

Among the requirements for drug approval and testing is that the prospective manufacturer’s facilities and methods conform to the FDA’s Code of Good Manufacturing Practices regulations, which establish the minimum requirements for methods to be used in, and the facilities or controls to be used during, the production process. Such facilities are subject to ongoing FDA inspection to insure compliance.

The steps required before a pharmaceutical product may be produced and marketed in the U.S. include preclinical tests, the filing of an Investigational New Drug application ("IND") with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence, numerous phases of clinical testing and the FDA approval of a NDA prior to commercial sale.

Preclinical tests are conducted in the laboratory, usually involving animals, to evaluate the safety and efficacy of the potential product. The results of preclinical tests are submitted as part of the IND application and are fully reviewed by the FDA prior to granting the sponsor permission to commence clinical trials in humans. All trials are conducted under International Conference on Harmonization, or ICH, good clinical practice guidelines. All investigator sites and sponsor facilities are subject to FDA inspection to insure compliance. Clinical trials typically involve a three-phase process. Phase I, the initial clinical evaluations, consists of administering the drug and testing for safety and tolerated dosages. Phase II, involves a study to evaluate the effectiveness of the drug for a particular indication and to determine optimal dosage and dose interval and to identify possible adverse side effects and risks in a larger patient group. When a product is found safe, an initial efficacy is established in Phase II, it is then evaluated in Phase III clinical trials. Phase III trials consist of expanded multi-location testing for efficacy and safety to evaluate the overall benefit to risk index of the investigational drug in relationship to the disease treated. The results of preclinical and human clinical testing are submitted to the FDA in the form of an NDA for approval to commence commercial sales.

The process of performing the requisite testing, data collection, analysis and compilation of an IND and an NDA is labor intensive and costly and may take a protracted time period. In some cases, tests may have to be redone or new tests instituted to comply with FDA requests. Review by the FDA may also take considerable time and there is no guarantee that an NDA will be approved. Therefore, we cannot estimate with any certainty the length of the approval cycle.

We are also governed by other federal, state and local laws of general applicability, such as laws regulating working conditions, employment practices, as well as environmental protection.

Competition

The pharmaceutical industry is characterized by intense competition, rapid product development and technological change. Competition is intense among manufacturers of prescription pharmaceuticals and other product areas where we may develop and market products in the future. Most of our potential competitors are large, well established pharmaceutical, chemical or healthcare companies with considerably greater financial, marketing, sales and technical resources than are available to us. Additionally, many of our potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines. Our potential products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions to be addressed by our developments, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our potential competitors. Our business, financial condition and results of operation could be materially adversely affected by any one or more of such developments. We cannot assure you that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or with the assistance of major health care companies in areas where we are developing product candidates. We are aware of certain developmental projects for products to treat or prevent certain disease targeted by us, the existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by us.

Products developed from our Residerm® technology will compete for a share of the existing market with numerous products which have become standard treatments recommended or prescribed by dermatologists. Zindaclin®, which is the first product developed utilizing our Residerm® technology, will compete with products including Benzamycin, marketed by a subsidiary of Sanofi-Aventis; Cleocin-T and a generic topical clindamycin, marketed by Pharmacia; Benzac, marketed by a subsidiary of L’Oreal; and Triaz, marketed by Medicis Pharmaceutical Corp.

Aphthasol® is the only clinically proven product to accelerate the healing of canker sores. There are numerous products, including prescription steroids such as Kenalog in OraBase, and many over-the-counter pain relief formulations that incorporate a local anesthetic used for the treatment of this condition.

In the area of wound management, burn care, breast implants, and dermal fillers, which is the focus of our development activities, a number of companies are developing or evaluating new technology approaches. We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative technologies achieve similar if not identical advantages.

Even if our products are fully developed and receive the required regulatory approval, of which there can be no assurance, we believe that our products that require extensive sales efforts directed both at the consumer and the general practitioner can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area or in direct to consumer marketing. Consequently, our business model is to form strategic alliances with major or regional pharmaceutical companies for products to compete in these markets. Management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace by adopting this strategy.

We plan to establish a sales and marketing organization to commercialize our product developments in the acute wound management, burn care and plastic surgery market segments. Management believes that a small dedicated sales and marketing organization can effectively commercialize products in these specialized areas.

Employees

As of March 31, 2007, we have 11 full-time and 1 part-time employees. Of these employees, eight are directly engaged in or directly support research and development activities of which five have advanced scientific degrees, two directly support commercial and business development activities and two are in administrative positions. Our employees are not represented by a labor union and are not covered by a collective bargaining agreement. Management believes that we maintain good relations with our personnel. We compliment our internal expertise with external scientific consultants, university research laboratories and contract manufacturing organizations that specialize in various aspects of drug development including clinical development, regulatory affairs, toxicology, preclinical testing and process scale-up.

DESCRIPTION OF PROPERTY

As of March 31, 2007, we did not own any real property. Effective April 1, 2006, we entered into a lease for approximately 9,000 square feet of administrative offices and laboratories in Addison, Texas. The Lease Agreement expires in April 2013. Additional space is available in the complex for future expansion which we believe would accommodate growth for the foreseeable future. The minimum monthly lease obligation, which is exclusive of monthly operating expenses, of $9,034.53 continues for seventy two months as of March 31, 2007.

We believe that our existing property is suitable for the conduct of our business and adequate to meet our present needs.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the Directors, Executive Officers, and Key Employees of the Company along with their respective ages and positions and is as follows:

Name	Age	Position
Kerry P. Gray (1)(2)	54	CEO, President, Director
William W. Crouse (1)(5)(6)(7)	64	Chairman, Director
Jeffrey B. Davis (1)(5)(6)(7)	43	Director
David E. Reese, Ph.D. (1)(5)(6)(7)	34	Director
Terrance K. Wallberg (2)	52	Chief Financial Officer
Daniel G. Moro (3)	60	Vice President Polymer Drug Delivery
John V. St. John, Ph.D. (3)	35	Vice President Material Sciences
W. Eric Bowditch (4)	59	Vice President Business Development.

(1)	Assumed position as director on March 31, 2006.
(2)	Assumed position as executive officer on March 31, 2006.
(3)	Assumed position as key employee on March 31, 2006.
(4)	Assumed position as key consultant on March 31, 2006.
(5)	Member of Audit Committee
(6)	Member of Compensation Committee
(7)	Member of Nominating and Corporate Governance Committee

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Company has not compensated its directors for service on the Board of Directors or any committee thereof. As of the date hereof, no director has accrued any expenses or compensation. Officers are appointed annually by the Board of Directors and each officer serves at the discretion of the Board of Directors.

No director, Officer, affiliate or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

The following is a brief account of the business experience during the past five years of each director and executive officer of the Company, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

Kerry P. Gray was the President and CEO of Access Pharmaceuticals and a director of Access Pharmaceuticals from June 1993 until May 2005. Previously, Mr. Gray served as Chief Financial Officer of PharmaScience, Inc., a company he co-founded to acquire technologies in the drug delivery area. From May 1990 to August 1991, Mr. Gray was Senior Vice President, Americas, Australia and New Zealand for Rhone-Poulenc Rorer, Inc. Prior to the Rhone-Poulenc Rorer merger, he had been Area Vice President Americas of Rorer International Pharmaceuticals. From 1986 to May 1988, he was Vice President, Finance of Rorer International Pharmaceuticals, having served the same capacity at Revlon Health Care Group of companies before the acquisition by Rorer Group. Between 1975 and 1985, he held various senior financial positions with the Revlon Health Care Group.

William W. Crouse is Managing Director and General Partner of HealthCare Ventures LLC, one of the world's largest biotech venture capital firms. Mr. Crouse was former Worldwide President of Ortho Diagnostic Systems and Vice President of Johnson & Johnson International. He also served as Division Director of DuPont Pharmaceuticals and as President of Revlon Health Care Group's companies in Latin America, Canada and Asia/Pacific. Currently, Mr. Crouse serves as a Director of The Medicines Company and several private biotechnology companies. Mr. Crouse formerly served as a Director of Imclone Systems, BioTransplant, Inc., Dendreon Corporation, OraSure Technologies, Inc., Human Genome Sciences, Raritan Bancorp, Inc., Allelix Biopharmaceuticals, Inc. and several private biotechnology companies. Mr. Crouse currently serves as Trustee of Lehigh University and as Trustee of the New York Blood Center. Mr. Crouse is a graduate of Lehigh University (Finance and Economics) and Pace University (M.B.A.).

Jeffrey B. Davis has extensive experience in investment banking, and corporate development and financing for development stage, life sciences companies. Mr. Davis is currently President of SCO Financial Group LLC, and President and Financial Principal of SCO Securities LLC, SCO's NASD-member broker-dealer. Additionally, Mr. Davis has served on many boards of directors for life sciences companies, and currently sits on the boards of Virium Pharmaceuticals, Inc., Access Pharmaceuticals, Inc., and Somanta Pharmaceuticals, Inc. Previously, Mr. Davis served as Chief Financial Officer of a publicly traded, NASDAQ-NM healthcare company. Prior to that, Mr. Davis was Vice President, Corporate Finance, at Deutsche Bank AG and Deutsche Morgan Grenfell, both in the U.S. and Europe. Mr. Davis also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff. Prior to that, Mr. Davis was involved in marketing and product management at Philips Medical Systems North America. Mr. Davis has an M.B.A. from the Wharton School of Business, University of Pennsylvania, and a B.S. in Biomedical Engineering from the College of Engineering, Boston University.

Dr. David E. Reese is a biotechnology consultant for both the healthcare and financial industries. The founder of Alexea Consulting, Dr. Reese has advised biotechnology companies on issues of strategic alliances and capital acquisition. As a sell-side analyst, Dr. Reese advises hedge funds on drug candidates, scientific due diligence and pipeline valuations. Dr. Reese’s most recent sell-side position was as Biotech Analyst for Saturn DKR Management where he built a 125 million dollar biotechnology portfolio. Dr. Reese obtained his Bachelors of Science in Microbiology from Arizona State University. He performed his Doctoral research at Vanderbilt University in the School of Medicine. Dr. Reese conducted research fellowships at the University of Texas Southwestern Medical Center, and Cornell University. Dr. Reese has numerous publications and has contributed to multiple academic reviews as well as a book chapter in a medical textbook. His specific research areas included diabetes, cardiovascular disease, congenital abnormalities and cancer.

Terrance K. Wallberg, a Certified Public Accountant, possesses an extensive and diverse background with over 30 years of experience with entrepreneurial/start-up companies. Prior to joining ULURU Inc., Mr. Wallberg was Chief Financial Officer with Alliance Hospitality Management and previous to that was CFO for DCB Investments, Inc., a Dallas, Texas based diversified real estate holding company. During his five year tenure at DCB Investments, Mr. Wallberg acquired valuable experience with several successful start-up businesses and dealing with the external financial community. Prior to DCB Investments, Mr. Wallberg spent 22 years with Metro Hotels, Inc., serving in several finance/accounting capacities and culminating his tenure as Chief Financial Officer. Mr. Wallberg is a member of the American Society and the Texas Society of Certified Public Accountants and is a graduate of the University of Arkansas.

Daniel G. Moro was Vice President, Polymer Drug Delivery at Access Pharmaceuticals from September 2000 until October 2005. He managed various drug delivery projects related to Hydrogel polymers. He invented the mucoadhesive erodible drug delivery technology (OraDisc™) for the controlled administration of actives and is the co-inventor of our hydrogel nanoparticle aggregate technology. Previously, Mr. Moro served as Vice President, Operations for a Division of National Patent Development Corporation (NPDC) which developed the soft contact lens. Prior to his operational experience, Mr. Moro spent 20 years at the NPDC as a senior research scientist and invented and commercialized several technologies, including a hydrogel burn and wound dressing and a subcutaneous retrievable drug delivery implant to treat prostate cancer. Mr. Moro has over twenty five years experience of pharmaceutical development and holds nine patents related to drug delivery applications, four of which have been commercialized.

Dr. John V. St. John was a Senior Scientist at Access Pharmaceuticals, Inc. from March 2000 until October 2005. He served as team leader during the early identification of Access Pharmaceuticals’ oncology drug, AP5346. Dr. St. John served as team leader for the hydrogel team from January 2002 to October 2005 during the development of the Hydrogel Nanoparticle Aggregate Technology and is the co-inventor of this technology. He holds one patent. Dr. St. John has served as an adjunct faculty member in the Department of Biomedical Engineering at the University of Texas Southwestern Medical School while at Access Pharmaceuticals. Previously, Dr. St. John served as a Dreyfus Fellow and Assistant Professor in the Department of Chemistry of Southern Methodist University from August 1998 to March 2000. He has earned a graduate certificate in Marketing from the SMU Cox School of Business. Dr. St. John served as the elected Chair of the Dallas Fort Worth American Chemical Society Section for 2005 and is a current member in the American Chemical Society, the Materials Research Society, and the Controlled Release Society.

W. Eric Bowditch is a senior international pharmaceutical executive with over 30 years experience in global business development, licensing, marketing and strategic planning. He serves as President, IntaPro LLC, a company focused on corporate business development, licensing and partnering. Prior to this he was President & CEO, Strakan Life Sciences, Inc. between 1998 and 2002. Between 1996 and 1998, he was Vice President Business Development, Access Pharmaceuticals, Inc. From 1992 to 1996, he was Head of Worldwide Business Development, Ohmeda Pharmaceuticals before the acquisition by Baxter International. From 1984-1991, he was Worldwide Director, Business Development & Strategic Marketing, Rhone-Poulenc Rorer. W. Eric Bowditch has an MBA from the University London, a Postgraduate Diploma in Marketing and a Postgraduate Diploma in Management Studies.

Section 16(a) of the Securities Exchange Act of 1934, as amended (The "Exchange Act"), requires the Registrant's officers and directors, and persons who own more than 10% of a registered class of the Registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulation to furnish the Registrant with copies of all Section 16(a) that they file.

Code of Business Conduct and Ethics

On March 31, 2006 we adopted a written Code of Business Conduct and Ethics for Employees, Executive Officers and Directors, applicable to all employees, management, and directors, designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION

The following executive compensation disclosure reflects compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and other key employees listed below whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2006. We refer to our Chief Executive Officer and these other executive officers as our "named executive officers" elsewhere in this prospectus. Information is presented for 2006 only for all named executive officers (except in the Summary Compensation Table for Mr. Gray) because the Company reports the financial activity of its subsidiary, Uluru Delaware Inc., which was incorporated in September 2005 and became a wholly-owned subsidiary of the Company as a result of our March 29, 2006 merger transaction. Mr. Gray served as a Chief Executive Officer of Uluru Delaware Inc. in 2005.

Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers and certain key employees during the year ended December 31, 2006.

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)	Total
Kerry P. Gray President & Chief Executive Officer	2006 2005	$300,000 62,500	$-0- -0-	$-0- -0-	$8,800 -0-	$308,800 62,500

Terrance K. Wallberg Vice President & Chief Financial Officer	2006	155,000	-0-	1,350	6,200	162,550

Daniel G. Moro Vice President - Polymer Drug Delivery	2006	143,520	-0-	1,350	5,741	150,611

John V. St. John, Ph.D. Vice President - Material Science (3)	2006	96,000	-0-	1,518	3,840	101,358

(1)	Amount reflects the expensed fair value of stock options granted in 2006, calculated in accordance with SFAS No. 123(R).
(2)	Represents matching contributions made by us under our 401(k) plan to such named executive officer.
(3)	Dr. St. John entered into an employment agreement with the Company on December 1, 2006.

Employment Agreements

Kerry P. Gray

On March 31, 2006 we assumed an employment agreement with our President and Chief Executive Officer, Kerry P. Gray. The agreement is for a period of three years and shall automatically renew for one-year periods, with the current term expiring January 1, 2009. Mr. Gray reports directly to, and is subject to the direction of, our Board. Under this agreement, Mr. Gray is entitled to receive an annual base salary of $300,000, subject to adjustment by the compensation committee of our Board. In January 2007, the compensation committee increased Mr. Gray's annual salary to $350,000. Mr. Gray is eligible to participate in all of our employee benefits programs available to executives. Mr. Gray is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Gray is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) his employment is terminated within 6 months following a change of control or (iv) he terminates his employment following a change of control in certain circumstances. Upon any such event, Mr. Gray would receive 2 times his base salary plus target bonus for the year in which his termination occurs, all stock options held by Mr. Gray would become immediately exercisable and would remain exercisable for three years after the date of termination and Mr. Gray would continue to receive all health benefits for two years after the date of termination.

Mr. Gray's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Gray assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Terrance K. Wallberg

On March 31, 2006 we assumed an employment agreement with our Vice President and Chief Financial Officer, Terrance K. Wallberg, which renews automatically for successive one-year periods, with the current term extending until December 31, 2007. Under this agreement, Mr. Wallberg is entitled to receive an annual base salary of $155,000, subject to adjustment by the compensation committee of our Board. In January 2007, the compensation committee increased Mr. Wallberg's annual salary to $175,000. Mr. Wallberg is eligible to participate in all of our employee benefits programs available to executives. Mr. Wallberg is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Wallberg is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) his employment is terminated within 6 months following a change of control or (iv) he terminates his employment following a change of control in certain circumstances. Upon any such event, Mr. Wallberg would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Wallberg would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

Mr. Wallberg's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Wallberg assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

Daniel G. Moro

On March 31, 2006 we assumed an employment agreement with our Vice President-Polymer Drug Delivery, Daniel G. Moro, which renews automatically for successive one-year periods, with the current term extending until December 31, 2007. Under this agreement, Mr. Moro is entitled to receive an annual base salary of $143,520, subject to adjustment by the compensation committee of our Board. In January 2007, the compensation committee increased Mr. Moro's annual salary to $165,000. Mr. Moro is eligible to participate in all of our employee benefits programs available to executives. Mr. Moro is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Mr. Moro is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) his employment is terminated within 6 months following a change of control or (iv) he terminates his employment following a change of control in certain circumstances. Upon any such event, Mr. Moro would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Moro would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

Mr. Moro's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Mr. Moro assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

John V. St. John, PhD

On December 1, 2006 we entered into an employment agreement with our Vice President-Material Science, John V. St. John, PhD, which renews automatically for successive one-year periods, with the current term extending until December 1, 2007. Under this agreement, Dr. St. John is currently entitled to receive an annual base salary of $120,000, subject to adjustment by the compensation committee of our Board. In January 2007, the compensation committee maintained Dr. St. John's annual salary at $120,000. Dr. St. John is eligible to participate in all of our employee benefits programs available to executives. Dr. St. John is also eligible to receive:

▪	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by our Board; and
▪	stock options and restricted stock at the discretion of our Board.

Dr. St. John is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) his employment is terminated within 6 months following a change of control or (iv) he terminates his employment following a change of control in certain circumstances. Upon any such event, Dr. St. John would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Dr. St. John would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

Dr. St. John's employment agreement contains non-solicitation, confidentiality and non-competition covenants, and a requirement that Dr. St. John assign all invention and intellectual property rights to us. The employment agreement may be terminated by either party with or without cause with sixty days' written notice.

2006 Equity Incentive Plan

The Board adopted and our stockholders approved our 2006 Equity Incentive Plan (“Incentive Plan”) in March 2006, which provides for the issuance of up to 2 million shares of our Common Stock pursuant to stock option and other equity awards. As of December 31, 2006, we granted options to purchase 1,350,000 shares of Common Stock which were outstanding at a weighted average exercise price of $1.29 per share and 650,000 shares remained available for future grant under our Incentive Plan.

The Board administers our Incentive Plan, however, they may delegate this authority to a committee of one or more Board members. Our Board has delegated such authority nonexclusively to our compensation committee and certain grants may also be made by our special stock option committee. The Board or a committee of the Board has the authority to construe, interpret, amend and modify our Incentive Plan as well as to determine the terms of an award. Our Board may amend or modify our Incentive Plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to outstanding awards unless the holder consents to that amendment or modification.

Our Incentive Plan permits us to grant stock options, stock appreciation rights, restricted stock and other stock-based awards to our employees, officers, directors, and non-employee service providers. A stock option may be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code (“Code”) or a nonstatutory stock option.

In general, the duration of a stock option granted under our Incentive Plan cannot exceed ten years. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of grant. A nonstatutory stock option may be granted with an exercise price as determined by the Board or a committee of the Board. An incentive stock option may not be transferred, but a nonstatutory stock option may be transferred as permitted in an individual stock option agreement and by will or the laws of descent and distribution..

Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our Common Stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year under our Incentive Plans may not exceed $100,000 or such other amount permitted under Section 422 of the Code. An incentive stock option granted to a person who at the time of grant owns or is deemed to own more than 10% of the total combined voting power of all classes of our outstanding stock or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of fair market value at the time of grant.

The Incentive Plan administrator determines the term of stock options granted under our Incentive Plan, up to a maximum of ten years, except in the case of certain incentive stock options, as described above. Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of ninety days following the cessation of service. If an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability or death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Stock appreciation rights ("SARs") granted under our Incentive Plan entitle the holder to receive, subject to the provisions of the Incentive Plan and an award agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the fair market value of a share of our Common Stock on the exercise date over (B) the base price per share specified in the award agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment of the amount receivable by a holder upon any exercise of a SAR may be made by the delivery of shares of our Common Stock or cash, or any combination of shares and cash, as determined by the plan administrator. SARs are transferable only as provided for in the award agreement. No SARs were granted or are outstanding as of December 31, 2006.

Restricted stock awards and stock unit awards granted under our Incentive Plan entitle the holder (i) in the case of restricted stock awards, to acquire shares of our Common Stock and (ii) in the case of stock unit awards, to be paid the fair market value of our Common Stock on the exercise date. Stock unit awards may be settled in shares of Common Stock, cash or a combination thereof, as determined by the plan administrator. Restricted stock awards and stock unit awards may be subject to vesting periods and other restrictions and conditions as the plan administrator may include in an award agreement. Unvested restricted stock awards and stock units may not be transferred except as set forth in an award agreement. No restricted stock awards or stock unit awards were granted or are outstanding as of December 31, 2006.

Award agreements for restricted stock awards specify the applicable restrictions on the shares of Common Stock subject to a given award, the duration of such restrictions and the times at which such restrictions lapse with respect to all or a specified number of shares. Notwithstanding the foregoing, the plan administrator may reduce or shorten the duration of any restriction applicable to any shares of Common Stock awarded to any holder. A holder's rights as a shareholder with respect to the shares of restricted stock awarded are specified in an award agreement.

Award agreements for stock unit awards specify the number and terms and conditions of such stock units, as well as the manner in which such stock units may be exercised and the holder's rights as a shareholder with respect to such stock units.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to the statutory limit, which is $15,500 for calendar year 2007. Participants who are 50 years or older can also make "catch-up" contributions, which in calendar year 2007 may be up to an additional $5,000 above the statutory limit. Under the plan, each participant is fully vested in his or her deferred salary contributions, including any matching contributions by us, when contributed. Participant contributions are held and invested by the participants in the plan's investment options. The plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In 2006, we matched 100% of participant contributions up to the first four percent of eligible compensation. We intend to match participant contributions at the same levels in 2007.

Outstanding Equity Awards at December 31, 2006

The following table sets forth certain information regarding option awards granted to our directors, named executive officers, key employees, and consultants outstanding at December 31, 2006 (there were no stock awards granted to any of our named executive officers outstanding at December 31, 2006):

		Option Awards
Name		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Terrance K. Wallberg	(1)	-0-	200,000	$0.95	12/06/2016
Daniel G. Moro	(1)	-0-	200,000	$0.95	12/06/2016
John V. St. John, Ph.D.	(1)	-0-	225,000	$0.95	12/06/2016
W. Eric Bowditch	(1)	-0-	75,000	$0.95	12/06/2016
William W. Crouse	(2)	-0-	200,000	$1.65	12/13/2016
Jeffrey B. Davis	(2)	-0-	150,000	$1.65	12/13/2016
David E. Reese, Ph.D.	(2)	-0-	300,000	$1.65	12/13/2016

(1)	Stock option vests 25% on the first anniversary of the grant date and 2.0833% each month thereafter. After 48 months, all stock options are fully vested.
(2)	Stock option vests 100% on the first anniversary of the grant date.

Severance and Change of Control Arrangements

Kerry P. Gray

Our employment agreement with Mr. Gray, our President and Chief Executive Officer, provides that Mr. Gray is entitled to certain severance benefits in the event that (i) we terminate his employment without cause, (ii) he resigns with reason, (iii) we terminate his employment following a change of control in certain circumstances or (iv) he terminates his employment following a change of control in certain circumstances. Upon any such event, Mr. Gray would receive 2 times his base salary plus target bonus for the year in which his termination occurs, all stock options held by Mr. Gray would become immediately exercisable and would remain exercisable for three years after the date of termination and Mr. Gray would continue to receive all health benefits for two years after the date of termination.

The following table describes the potential payments to Mr. Gray upon our terminating him without cause, his resigning with reason, our terminating him following a change of control in certain circumstances and his resigning following a change of control in certain circumstances:

Name	Salary(1)	Equity Acceleration(2)	Benefits(3)
Kerry P. Gray	$900,000	$-0-	$35,378

(1)	Represents 2 years salary and target bonus based on salary as of December 31, 2006.
(2)
Calculated based on a change of control taking place as of December 31, 2006 and assuming a price per share of $2.50, which was the closing price on the last trading day of 2006 (December 29, 2006). As of December 31, 2006 Mr. Gray did not have any Company stock options.

(3)	Represents 2 years of COBRA health benefits.

Terrance K. Wallberg

Our employment agreement with Mr. Wallberg, our Vice President and Chief Financial Officer, provides that Mr. Wallberg is entitled to certain severance benefits in the event that (i) we terminate his employment without cause or he resigns with reason, or (ii) either we or he terminate his employment following a change of control in certain circumstances. Upon any such event, Mr. Wallberg would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Wallberg would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

The following table describes the potential payments to Mr. Wallberg upon our terminating him without cause, his resigning with reason, our terminating him following a change of control in certain circumstances and his resigning following a change of control in certain circumstances:

Name	Salary(1)	Equity Acceleration(2)	Benefits(3)
Terrance K. Wallberg	$186,000	$310,000	$12,088

(1)	Represents 1 year of salary and target bonus based on salary as of December 31, 2006.
(2)
Calculated based on a change of control taking place as of December 31, 2006 and assuming a price per share of $2.50, which was the closing price on the last trading day of 2006 (December 29, 2006). Represents the full acceleration of 200,000 shares of unvested stock options held by Mr. Wallberg.

(3)	Represents 1 year of COBRA health benefits.

Daniel G. Moro

Our employment agreement with Mr. Moro, our Vice President-Polymer Drug Delivery, provides that Mr. Moro is entitled to certain severance benefits in the event that (i) we terminate his employment without cause or he resigns with reason, or (ii) either we or he terminate his employment following a change of control in certain circumstances. Upon any such event, Mr. Moro would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Mr. Moro would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

The following table describes the potential payments to Mr. Moro upon our terminating him without cause, his resigning with reason, our terminating him following a change of control in certain circumstances and his resigning following a change of control in certain circumstances:

Name	Salary(1)	Equity Acceleration(2)	Benefits(3)
Daniel G. Moro	$172,224	$310,000	$5,640

(1)	Represents 1 year of salary and target bonus based on salary as of December 31, 2006.
(2)
Calculated based on a change of control taking place as of December 31, 2006 and assuming a price per share of $2.50, which was the closing price on the last trading day of 2006 (December 29, 2006). Represents the full acceleration of 200,000 shares of unvested stock options held by Mr. Moro.

(3)	Represents 1 year of COBRA health benefits.

John V. St. John, Ph.D.

Our employment agreement with Dr. St. John, our Vice President-Material Sciences, provides that Dr. St. John is entitled to certain severance benefits in the event that (i) we terminate his employment without cause or he resigns with reason, or (ii) either we or he terminate his employment following a change of control in certain circumstances. Upon any such event, Dr. St. John would receive one year of salary plus target bonus for the year in which his termination occurs, he would continue to receive all health benefits for a period of one year after the date of his termination and all stock options held by Dr. St. John would become immediately exercisable and would remain exercisable for (i) in the case of such termination without cause or resignation with reason, two years after the date of his termination and (ii) in the case of such termination following a change of control, one year after the date of his termination.

The following table describes the potential payments to Dr. St. John upon our terminating him without cause, his resigning with reason, our terminating him following a change of control in certain circumstances and his resigning following a change of control in certain circumstances:

Name	Salary(1)	Equity Acceleration(2)	Benefits(3)
John V. St. John, Ph.D.	$144,000	$348,750	$17,689

(1)	Represents 1 year of salary and target bonus based on salary as of December 31, 2006.
(2)
Calculated based on a change of control taking place as of December 31, 2006 and assuming a price per share of $2.50, which was the closing price on the last trading day of 2006 (December 29, 2006). Represents the full acceleration of 225,000 shares of unvested stock options held by Dr. St. John.

(3)	Represents 1 year of COBRA health benefits.

Board Committees and Compensation of Directors

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

At a meeting of the Board on June 15, 2006, the Board nominated and elected the three independent Directors of the Company to comprise the committees for Audit, Compensation, and Nominating and Governance. Each committee is presently composed of three Directors, William W. Crouse, Jeffrey B. Davis, and David E. Reese, Ph.D., all determined by the Board to be independent under applicable SEC and NASDAQ rules and regulations.

The Audit Committee is governed by a charter, which is attached hereto as Appendix A and is also available on the Company's website at www.uluruinc.com under the heading "Investor Relations" and delegates to the Audit Committee, among other things, the responsibility to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls. The Board has determined that Jeffrey B. Davis meets the definition of an "Audit Committee Financial Expert".

The Compensation Committee has responsibility for approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options under the Company's 2006 Equity Incentive Plan and other benefits and general review of the Company's employee compensation policies. The charter of the Compensation Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations."

The Nominating and Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing the Company's corporate governance guidelines. The charter of the Nominating and Governance Committee is available on the Company's website at www.uluruinc.com under the heading "Investor Relations.

LEGAL PROCEEDINGS

As of March 31, 2007, we are aware of neither any pending nor threatened legal proceeding that, if adversely determined, would have a material adverse effect on us nor of any proceeding that a government agency is initiating against us.

SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

Based solely upon information made available to us, the following table presents information, as of March 31, 2007, relating to the beneficial ownership of our common stock by:

●	each person who is known by us to be the beneficial holder of more than 5% of our outstanding common stock;

●	each of our named executive officers and directors; and

●	our directors and executive officers as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted. Unless otherwise indicated, the address of each stockholder listed in the table is 4452 Beltway Drive, Addison, Texas 75001.

Percentage ownership in the following table is based on 61,407,876 shares of Common Stock outstanding as of March 31, 2007. Beneficial ownership is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class

5% or Greater Stockholders:
Kerry P. Gray	9,939,000	16.2%
Entities affiliated with Brencourt Advisors LLC (1)	7,894,736	12.9%
William L. Collins (2)	359,062	0.6%
JANA Partners LLC (3)	6,118,421	10.0%
Oscar S. Schafer & Partners I, LP (4)	414,782	0.7%
Oscar S. Schafer & Partners II, LP (4)	4,533,603	7.4%
OSS Overseas LTD (4)	5,577,930	9.1%
Pequot Capital Management, Inc. (5)	8,267,421	13.5%
Prenox, LLC (6)	4,357,158	7.1%
Entities affiliated with Tudor Investment Corporation (7)	3,157,895	5.1%

Directors and Named Executive Officers:
Kerry P. Gray, President, Chief Executive Officer, Director	9,939,000	16.2%
Terrance K. Wallberg, Chief Financial Officer, Treasurer	245,511	*
William W. Crouse, Chairman, Director	50,000	*
Jeffrey B. Davis, Director	-0-
David E. Reese, Ph.D., Director	-0-

Directors and Executive Officers as a Group (5 persons)	10,234,511	16.7%

* Less than 1% of the total outstanding Common Stock.

(1)
The address for Brencourt Advisors LLC is 600 Lexington Avenue, New York, NY 10022. Shares are owned directly by Brencourt Multi Strategy Master LTD (4,342,106 shares), Man Mac Shreckhorn 14B LTD (1,421,052 shares), Partners Group Alternative Strategies PCC LTD - Yellow Kappa Cellis (710,526 shares) and Diadem IAM LTD (1,421,052 shares). Brencourt Advisors LLC is the investment manager of each such entity.

(2)
The address for William L. Collins is c/o Brencourt Advisors LLC, 600 Lexington Avenue, New York, NY 10022. Shares are owned directly by Mr. Collins. Mr. Collins is the Chairman and CEO of Brencourt Advisors LLC and makes investment decisions on behalf of Brencourt Advisors, LLC. Mr. Collins expressly disclaims beneficial interest in shares owned and controlled by Brencourt Advisors LLC.

(3)	The address for JANA Partners LLC is 200 Park Avenue, Suite 3300, New York, NY 10166. JANA Partners LLC is the investment manager for JANA Piranha Master Fund, Ltd.
(4)
The address for Oscar S. Schafer & Partners I, LP ("OSS I"), Oscar S. Schafer & Partners II, LP ("OSS II") and OSS Overseas LTD (“OSS Overseas”) is 598 Madison Avenue, 10th Floor, New York, NY 10022. OSS I, OSS II, and OSS Overseas are holders of Common Stock. All investment decisions of, and control of, OSS I and OSS II are held by its general partner, O.S.S. Advisors LLC. Oscar S. Schafer and Andrew J. Goffe are the managing members of O.S.S. Advisors LLC. All investment decisions of, and control of, OSS Overseas are held by its investment manager, O.S.S. Capital Management LP. Schafer Brothers LLC is the general partner of O.S.S. Capital Management LP. Oscar S. Schafer and Andrew J. Goffe are the managing members of Schafer Brothers LLC. Each of Messrs. Schafer and Goffe disclaims beneficial ownership of the shares held by OSS I, OSS II and OSS Overseas except to the extent of his pecuniary interest therein.

(5)
The address for Pequot Capital Management, Inc., 500 Nyala Farm Road, Westport, CT 06880. Shares beneficially owned by Pequot Capital Management, Inc. represent 8,023,421 shares of Common Stock. Pequot Capital Management, Inc., which is the Investment Manager/Advisor (as applicable) to certain investment funds that are holders of record, exercises sole dispositive, investment and voting power for all the shares, except that Pequot Capital Management, Inc. does not hold voting power over 576,596 shares held of record by Premium Series PCC Limited-Cell 32. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except for his pecuniary interest.

(6)
The address for Prenox, LLC is 623 Fifth Avenue, 32nd Floor, New York, NY 10022. Shares of Common Stock are owned directly be Prenox, LLC and the foregoing does not include any shares of Common Stock issuable upon exercise of warrants that are held by Prenox, LLC, the terms of which prohibit exercise if the aggregate number of shares of Common Stock to be held by Prenox after such exercise would exceed 4.99% of the issued and outstanding Common Stock. Prentice Capital Management, LP is the manager of Prenox, LLC and exercises voting and investment power over such shares. Prentice Capital Management, LP expressly disclaims beneficial ownership of the shares.

(7)
The address for Tudor Investment Corporation ("TIC") is 50 Rowes Wharf, 6th Floor, Boston, MA 02110. Shares are owned directly by Tudor Proprietary Trading, L.L.C. ("TPT") (220,105 shares), The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") (408,768 shares) and Witches Rock Portfolio Ltd. ("Witches Rock") (2,529,022 shares). Because TIC provides investment advisory services to BVI Portfolio and Witches Rock, it may be deemed to beneficially own the shares held by BVI Portfolio and Witches Rock. TIC expressly disclaims such beneficial ownership. Because Paul Tudor Jones, II is the Chairman and indirect majority equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because James J. Pallotta is the Vice-Chairman of TPT and makes investment decisions with respect to the Company's Common Stock, Mr. Pallotta may be deemed to beneficially own the shares deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We adopted our 2006 Equity Incentive Plan on March 27, 2006 authorizing the issuance of 2,000,000 shares under the plan. We have issued shares or options to purchase 1,350,000 shares under this plan. The balance of the shares available for issuance under the plan, as of December 31, 2006, is 650,000.

The following table sets forth the securities that have been authorized under our equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2006 Stock Option Plan	1,350,000	$1.29	650,000

Equity compensation plans not approved by security holders	-0-	n/a	-0-

Total	1,350,000	$1.29	650,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into employment agreements with Kerry P. Gray, President and Chief Executive Officer, and Terrance K. Wallberg, Vice President and Chief Financial Officer. The term of Mr. Gray's agreement is three years from January 1, 2006 and automatically renews annually unless 6 month notice is provided by the Company. The agreement with Mr. Wallberg is for an initial term of one year from January 1, 2006 automatically renews annually unless 6 month notice of non-renewal is provided by the Company. Additional information regarding these agreements is included in the “Management” section of this prospectus.

In September 2006 we reimbursed Mr. Gray $213,593 for funds advanced to us for working capital in July and August, 2006 in the amount of $178,000 and for professional fees of $35,593 paid by Mr. Gray on behalf of our wholly owned subsidiary, Uluru Delaware Inc., in September 2005.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock began trading on the NASD Over-the Counter Bulletin Board ("OTCBB") on June 7, 2002 under the symbol "OXFV". Prior to June 7, 2002, there was no public trading market on which our common stock was traded. On April 5, 2006, our symbol changed to "ULUR" in connection with our name change from Oxford Ventures, Inc. to ULURU Inc. The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per share of our common stock as reported on the OTCBB.

Year Ended December 31, 2006	High	Low
First Quarter (a)	$2.12	$1.24
Second Quarter	$2.01	$0.80
Third Quarter	$1.59	$0.90
Fourth Quarter	$2.50	$0.81

Year Ended December 31, 2005 (a)
First Quarter	$12.80	$1.60
Second Quarter	$2.00	$0.12
Third Quarter	$9.60	$0.04
Fourth Quarter	$4.60	$0.40

(a)	The high and low closing prices have been restated to give effect of the 400 to 1 reverse stock split that occurred on March 29, 2006.

Holders

On April 25, 2007, the closing price for our common stock was $4.75. As at April 25, 2007, there were 141 shareholders of record holding the Company’s common stock.

Options and Warrants

As of April 25, 2007, there are 6,461,667 outstanding warrants and 1,425,000 outstanding options to purchase our common stock.

Shares Eligible for Future Sales

We have issued 61,826,809 shares of our common stock as of April 25, 2007. Of these shares, 1,844,311 shares are unrestricted and held by non-affiliates, and are freely tradable without restriction under the Securities Act. As of April 25, 2007, affiliates hold 11,000,000 shares of our restricted common stock. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Dividends

We have never declared or paid any cash dividends on our preferred stock or common stock and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Our certificate of incorporation authorizes the issuance of 200,000,000 shares of our common stock, $.001 par value per share, and 20,000 shares of preferred stock, $.001 par value per share, which may be issued in one or more series. As of April 25, 2007 there were 61,826,809 shares of our common stock outstanding and held of record by approximately 141 stockholders, and there were no shares of our preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at our annual meeting, each stockholder or his proxy may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefore, subject to any preferential dividend rights for our outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any of our outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares offered by the selling security holders in this offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

Preferred Stock

Our Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 20,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.  The fact that our board of directors has the right to issue preferred stock without stockholder approval could be used to institute a "poison pill" that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors. We have no present plans to issue any shares of preferred stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as directors or officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INTERESTS OF NAMED EXPERTS

The consolidated financial statements for the years ended December 31, 2004, December 31, 2005, and December 31, 2006 included in this prospectus, and incorporated by reference in the Registration Statement, have been audited by Braverman International, P.C., independent auditors, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT

The transfer agent for our common stock is Continental Stock Transfer & Trust, Inc. Its address is 17 Battery Place, 8th Floor New York, NY 10004, and its telephone number is (212) 845-3212.

LEGAL MATTERS

Parr Waddoups Brown Gee & Loveless have passed upon the validity of the shares of common stock offered hereby.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement, we were subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to us and the shares to which this prospectus relates. Copies of the registration statement and other information filed by with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants such as us which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investors Relations
Uluru Inc.
4452 Beltway Drive
Addison, TX 75001
(214) 905-5145

Information contained on our website is not a prospectus and does not constitute a part of this Prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

ULURU Inc.

CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL INFORMATION	Page

Audited Financial Statements: 2006 and 2005

Report of Independent Registered Public Accounting Firm - ULURU Inc.	F-2
Report of Independent Registered Public Accounting Firm - ULURU Delaware Inc.	F-3
Consolidated Balance Sheet as of December 31, 2006	F-4

Consolidated Statements of Operations for the year ended December 31, 2006 and for Uluru Delaware Inc. for the period from September 7, 2005 (Inception) to December 31, 2005 and for the Topical Component for the period from January 1, 2005 to October 12, 2005
F-5
Consolidated Statement of Stockholders’ Equity for the year ended December 31, 2006	F-6

Consolidated Statements of Cash Flows for the year ended December 31, 2006 and for Uluru Delaware Inc. for the period from September 7, 2005 (Inception) to December 31, 2005 and for the Topical Component for the period from January 1, 2005 to October 12, 2005
F-7
Notes to Consolidated Financial Statements	F-8

Audited Financial Statements: 2005 and 2004

Report of Independent Registered Public Accounting Firm	F-29
Balance Sheet as of December 31, 2005	F-30

Statements of Operations for Uluru Delaware Inc for the period ended December 31, 2005 and for the Topical Business Component for the period from January 1, 2005 to October 12, 2005 and for the year ended December 31, 2004
F-31
Statement of Stockholders’ Equity (Deficit) for the year ended December 31, 2005	F-32

Statements of Cash Flows for Uluru Delaware Inc for the period ended December 31, 2005 and for the Topical Business Component for the period from January 1, 2005 to October 12, 2005 and for the year ended December 31, 2004
F-33
Notes to Financial Statements	F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
ULURU Inc.
Addison, Texas

We have audited the accompanying consolidated balance sheet of ULURU Inc. (a Nevada corporation) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ULURU Inc., as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Braverman International, P.C.
Braverman International, P.C.
Prescott, Arizona
February 2, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
ULURU Delaware Inc.
Addison, Texas

We have audited the accompanying statements of operations, stockholders’ equity (deficit), and cash flows of ULURU Delaware Inc. (a Delaware corporation) for the period from September 7, 2005 to December 31, 2005, and the statements of operations and cash flows of the net assets of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries (a Delaware corporation) for the period from January 1, 2005, to October 12, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of ULURU Delaware Inc. for the period from September 7, 2005 to December 31, 2005, and the results of operations and cash flows of the net assets of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries for the period from January 1, 2005, to October 12, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Braverman International, P.C.
Braverman International, P.C.
Prescott, Arizona
June 9, 2006

ULURU Inc.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006

ASSETS

Current Assets
Cash	$16,918,007
Accounts receivable - trade	672,534
Prepaid expenses and deferred charges	265,935
Total Current Assets	17,856,476

Property, Plant & Equipment, net	691,132

Other Assets
Patents, net	12,098,869
Deposits	20,749
Total Other Assets	12,119,618

TOTAL ASSETS	$30,667,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$273,534
Accrued liabilities	475,218
Accrued liabilities - related party	63,984
Royalty advance	219,268
Asset purchase obligation	350,000
Total Current Liabilities	1,382,003

COMMITMENTS AND CONTINGENCIES	---

STOCKHOLDERS’ EQUITY

Preferred stock, $.001 par value, 20,000 shares
authorized, none issued	---

Common Stock: $ 0.001 par value, 200,000,000 shares authorized;
Issued and outstanding : 59,896,939	59,897
Additional paid-in capital	41,886,896
Accumulated (deficit)	(12,661,571)
Total Stockholders’ Equity	29,285,223

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,667,226

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	ULURU Inc.	ULURU DELAWARE INC.	Topical Component of Access Pharmaceuticals, Inc.
	For the Year Ended	From September 7, 2005 (Inception) to	From January 1, 2005 to
	December 31, 2006	December 31, 2005	October 12, 2005
REVENUES
License fees	$891,576	$98,716	$204,887
Royalty income	373,845	30,425	75,676
Product sales	155,208	58,394	519,291
Other	113,824	11,664	---
Total Revenues	1,534,453	199,199	799,854

COSTS AND EXPENSES
Cost of goods sold	181,546	23,767	209,181
Research and development	1,950,376	325,078	1,600,512
General and administrative	1,878,067	233,648	912,514
Amortization	1,052,395	228,599	135,777
Depreciation	63,881	14,449	33,384
Total Costs and Expenses	5,126,266	825,540	2,891,368

OPERATING (LOSS)	(3,591,813)	(626,341)	(2,091,514)

Other Income (Expense)
Interest and miscellaneous income	65,980	2,636	91,469
Interest expense	(5,424,518)	(328,777)	(116,913)
Commitment fee - Standby Equity Agreement	(1,787,940)	---	---
Loss on early extinguishment of debenture	(940,655)	---	---
Loss on sale of equipment	(30,143)	---	---

NET (LOSS)	$(11,709,089)	$(952,482)	$(2,116,958)

Basic and diluted net (loss) per common share	$(.71)	$(1.12)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	16,457,978	850,499

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

					Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares Issued	Amount	Capital	(Deficit)	Equity (Deficit)

Balance, September 7, 2005 (Inception)	-0-	$-0-	$-0-	$-0-	$-0-

Capitalization	11,000,000	11,000	(10,978)	-0-	22
Net (loss) for the period	---	---	---	(952,482)	(952,482)
Balance, December 31, 2005	11,000,000	11,000	(10,978)	(952,482)	(952,460)

Recapitalization, March 31, 2006	851,011	851	(1,561,078)	--	(1,560,227)

Shares issued as commitment fee for SEDA agreement - March 31, 2006	993,300	993	1,786,947	--	1,787,940

Stock warrant issued for 1,125,000 shares on August 30, 2006	--	--	232,493	--	232,493
Stock warrant issued for 2,270,000 shares on December 8, 2006	--	--	1,000,143	--	1,000,143

Issuance of common stock - 47,052,628 shares at $0.95 per share for cash and debt conversion on December 8, 2006	47,052,628	47,053	44,652,946	--	44,699,999
Stock offering costs	--	--	(4,229,989)	--	(4,229,989)

Share-based compensation of employees	--	--	15,906	--	15,906
Share-based compensation of non-employees	--	--	506	--	506

Net (loss) for the year	--	--	--	(11,709,089)	(11,709,089)
Balance, December 31, 2006	59,896,939	$59,897	$41,886,896	$(12,661,571)	$29,285,222

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	ULURU Inc.	ULURU DELAWARE INC.	Topical Component of Access Pharmaceuticals, Inc.
	For the Year Ended	From September 7, 2005 (Inception) to	From January 1, 2005 to
	December 31, 2006	December 31, 2005	October 12, 2005
OPERATING ACTIVITIES :
Net (loss)	$(11,709,089)	$(952,482)	$(2,116,958)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization	1,052,395	228,599	132,771
Depreciation	63,881	14,449	33,384
Commitment fee - Standby Equity Agreement	1,787,940	--	--
Liquidated damages	-0-	--	--
Loss on early extinguishment of debenture	940,655	--	--
Loss on sale of equipment	30,143	--	--
Share based compensation of employees	15,906	--	--
Share based compensation of non-employees	506	--	--
Amortization of restricted stock grants	--	--	26,137
Interest - Financing costs	371,947	--	--
Interest - Imputed	340,969	90,999	--
Interest - Debt discount (warrant)	232,493	--	--
Interest - Repayment premium of debenture	3,200,000	--	--
Product costs acquired in asset acquisition	-0-	16,218	--

Change in operating assets and liabilities :
Accounts receivable	(508,093)	(143,269)	(90,937)
Inventory	77,710	(77,710)	104,106
Prepaid expenses and deferred charges	21,129	(275,516)	351,572
Deposits	8,324	--	--
Accounts payable	(72,604)	138,698	231,656
Accrued liabilities	53,739	377,679	(159,028)
Royalty advance	(249,788)	(30,944)	--
Accrued interest	(356,124)	--	--
Deferred revenues	-0-	237,778	588,918
Total Adjustments	7,011,129	576,981	1,218,579

Net Cash (Used) in Operating Activities	(4,697,960)	(375,501)	(898,379)

INVESTING ACTIVITIES :
Increase in property, plant, and equipment	(424,545)	(741)	(19,674)
Proceeds from sale of equipment	14,500	--	--
Increase in patent assets	(356,780)	--	--
Cash received in recapitalization of the Company	128,045	--	--
Cash paid to acquire net assets of Topical Component of Access Pharmaceuticals, Inc.	-0-	(8,700,000)	--
Net Cash (Used) in Investing Activities	(638,781)	(8,700,741)	(19,674)

FINANCING ACTIVITIES :
Repayment of capital lease obligation	(53,710)	(13,401)	(48,634)
Proceeds from exchange of convertible debentures, net	2,699,975	--	--
Redemption of convertible debentures	(13,000,000)	--	--
Repayment of asset purchase obligation	(4,622,048)	--	--
Increase in asset purchase obligation, net	350,000	--	--
Proceeds from sale of common stock, net	38,499,999	--	--
Stock offering costs, net	(3,229,846)	--	--
Receipt of stock subscription receivable	22	--	--
Proceeds from notes payable	-0-	10,700,000	--
Financing provided by Access Pharmaceuticals, Inc.	-0-	--	966,687
Net Cash Provided by Financing Activities	20,644,391	10,686,599	918,053

Net Increase in Cash	15,307,650	1,610,357	-0-

CASH, beginning of period	1,610,357	--	--
CASH, end of period	$16,918,007	$1,610,357	$-0-

Supplemental Schedule of Noncash Investing and Financing Activities :

ULURU Inc.

Redemption of convertible debentures on December 6, 2006
Debenture - Prenox, LLC	$13,000,000
Debenture - Cornell Capital Partners, LP	3,000,000
Total Debentures	16,000,000
Redemption premium	3,200,000
Total Redemption amount	19,200,000
Less : Redemption in common stock	(6,200,000)
Total Redemption in cash	$13,000,000

Proceeds from stock sale on December 6, 2006
Common stock sold (47,052,628 shares @ $0.95)	$44,699,999
Less : Common stock used to redeem debenture	(6,200,000)
Cash proceeds from stock sale	$38,499,999

Stock offering costs associated with stock sale on December 6, 2006
Total stock offering costs	$4,229,989
Less : warrant issued in lieu of cash for placement commission	(1,000,143)
Total stock offering costs in cash	$3,229,846

Net proceeds from exchange of convertible debenture on August 30, 2006
Convertible debenture issued	$13,000,000
Less : redemption of convertible debenture	(10,000,025)
Less : debenture issuance costs	(300,000)
Proceeds from debenture exchange, net	$2,699,975

Non-monetary net liabilities assumed in a recapitalization of the Company on March 31, 2006
Liabilities assumed	$13,694,962
Less : non-cash assets	12,006,690
Less : cash received in recapitalization	128,045
Total non-monetary net liabilities assumed	$1,560,227

ULURU DELAWARE INC.

Common stock subscriptions for 2,200 shares		$22

Purchase of net assets of Topical Component of Access Pharmaceuticals, Inc. of October 11, 2005
Assets acquired:
Inventory of finished goods		$16,218
Property and equipment		396,820
Patents		12,765,080
Licensing rights		250,000
Total assets acquired		$13,428,118

Obligations issued and liabilities assumed:
Purchase obligations issued, net		$4,190,080
Capital lease obligations assumed		38,038
Advance royalty obligation assumed		500,000
Total obligations issued and liabilities assumed		4,728,118

Balance of cash paid at closing		8,700,000
Total consideration paid		$13,428,118

OTHER SUPPLEMENTAL INFORMATION
Cash Paid for Interest	$4,835,258	$-0-

The accompanying notes are an integral part of these consolidated financial statements.

ULURU Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

History

ULURU Inc. (“ULURU”, “we”, “our”, “us”, or the “Company”), formerly Oxford Ventures, Inc, Casinos of The World, Inc., Clean Way Corporation, Trader Secrets.Com, and VOIP Technology, Inc., was in the development stage as defined in Financial Accounting Standards Board Statement No. 7. It ceased being a development stage enterprise on March 31, 2006, as a result of the stock exchange transaction described below.

On October 12, 2005, ULURU entered into a merger agreement with ULURU INC., a Delaware corporation ("ULURU Delaware") and Uluru Acquisition Corp., a wholly-owned Delaware subsidiary of ULURU formed on September 29, 2005. On March 31, 2006, under the terms of the agreement, Uluru Acquisition Corp. merged into ULURU Delaware, after ULURU Delaware had acquired the net assets of the topical component of Access Pharmaceuticals, Inc., under Section 368 (a) (1) (A) of the Internal Revenue Code, "a statutory merger or consolidation".

ULURU Delaware was a privately held Delaware corporation, formed on September 7, 2005. It is a diversified emerging pharmaceutical company focused on establishing a market leadership position in the development of wound management, plastic surgery and oral care products utilizing innovative drug delivery solutions to improve the clinical outcome of patients and provide a pharmacoeconomic benefit to healthcare providers.

The first step in achieving this objective was the acquisition of the Topical Business Component of Access Pharmaceuticals, Inc. (“Access, Topical Component, or Business”) which was completed on October 12, 2005. This acquisition (also referred herein as the Business or Predecessor) resulted in ULURU Delaware acquiring Aphthasol®, Zindaclin® and the Mucoadhesive Film technology and a fully paid exclusive worldwide license to the Nanoparticle Aggregate technology for all applications excluding injectable drug delivery devices. Utilizing this technology, three products have been approved for marketing in various global markets. In addition, numerous products are under development utilizing our Mucoadhesive Film and Nanoparticle Aggregate technologies.

The Topical Business’ customer base consists of numerous strategic alliances with partners throughout the world to manufacture and market our products. ULURU Delaware’s initial operations include a research and development facility in Addison, Texas, a third party distribution arrangement for the sale of a product in the United States and a network of strategic partners (licensees and sub licensees) globally.

The Asset Purchase Agreement (the “Agreement”) with Access provided for ULURU Delaware to acquire the assets of the Topical Business Component of Access, consisting mainly of laboratory equipment, furniture and fixtures, and intellectual property consisting of three patents, a license to utilize a patented technology worldwide, and in process research and development. This acquisition, which was made under purchase accounting criteria, also included the assumption of three capital lease obligations associated with equipment used in the topical business, and the advance royalty paid by Discus Dental, effective December 2005 the Company’s sole distributor of Aphthasol® in the United States.

As a result of the merger, we acquired, for 11,000,000 shares of our common stock, all of the issued and outstanding shares of ULURU Delaware under a stock exchange transaction, and ULURU Delaware became a wholly-owned subsidiary of ULURU, its legal parent. However, for financial accounting and reporting purposes, ULURU Delaware is treated as the acquirer and is consolidated with its legal parent, similar to the accounting treatment given in a recapitalization. For accounting presentation purposes only, our net assets are treated as being acquired by ULURU Delaware at fair value as of the date of the stock exchange transaction, and the financial reporting as of March 31, 2006 will not be that of a development stage enterprise, since ULURU Delaware had substantial earned revenues from planned operations when acquired by us. Both companies have a December 31 year end.

The historical financial information included in the accompanying consolidated financial statements of ULURU Inc. prior to March 31, 2006 is that of ULURU Delaware. The results of operations and cash flows for the Topical Business Component are presented for comparison purposes and are not included as part of the cumulative historical financial information of ULURU Inc.

All intercompany transactions have been eliminated in the consolidated financial statements presented herewith.

On March 29, 2006, ULURU filed a Certificate of Amendment to the Articles of Incorporation in Nevada.  This Certificate of Amendment authorized a 400:1 reverse stock split to occur so that in exchange for every 400 outstanding shares of common stock that each shareholder had at the close of business on March 29, 2006, the shareholder would receive one share of common stock.  As a result of this reverse stock split, ULURU's issued and outstanding common stock was reduced from 340,396,081 pre-split shares of common stock to 851,011 post-split shares which includes an additional 21 shares for fractional interests.  The Certificate of Amendment also authorized a decrease in authorized shares of common stock from 400,000,000 shares, par value $.001 each, to 200,000,000, par value $.001 each, and authorized up to 20,000 shares of Preferred Stock, par value $.001.

On March 31, 2006, ULURU filed a Certificate of Amendment to the Articles of Incorporation in Nevada to change its name from "Oxford Ventures, Inc." to "ULURU Inc.".

On March 31, 2006, ULURU acquired, through its wholly-owned subsidiary (Uluru Acquisition Corporation) a 100% ownership interest in ULURU Delaware through a merger of ULURU Delaware into Uluru Acquisition Corporation. ULURU acquired ULURU Delaware in exchange for 11,000,000 shares of ULURU's common stock. All securities issued pursuant to the merger are "restricted" stock and were subject to a two year Lock-up Agreement as well as all applicable re-sale restrictions specified by federal and state securities laws. The shareholders of ULURU immediately prior to the merger retained 851,011 shares of common stock.

The aggregate amount of shares of common stock issuable to the shareholders of ULURU Delaware pursuant to the merger represented 92.8% of the issued and outstanding shares of ULURU's common stock. Under the terms of the Agreement and Plan of Merger and Reorganization executed on October 12, 2005, the pre-merger stockholders of ULURU owned an aggregate of 7.2% of the issued and outstanding shares of ULURU's common stock immediately after the merger.

At the effective time of the Merger, the members of the ULURU Delaware Board of Directors holding office immediately prior to the merger became ULURU's directors, and all persons holding offices of ULURU Delaware at the effective time, continue to hold the same offices of the surviving corporation. Simultaneously, ULURU's directors and officers immediately prior to the closing of the Merger resigned from all of their respective positions with ULURU.

On May 31, 2006, our wholly owned subsidiary, ULURU INC., a Delaware corporation, filed a Certificate of Amendment to the Articles of Incorporation, in Delaware, to change its name from "ULURU INC." to "ULURU Delaware Inc.".

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions. These differences are usually minor and are included in our consolidated financial statements as soon as they are known. Our estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Basic and Diluted Net Loss Per Share

In accordance with SFAS No. 128, Earnings per Share, basic and diluted net loss per share is computed using net loss divided by the weighted average number of shares of common stock outstanding for the period presented after giving effect to all stock splits including the 400 for 1 reverse stock split approved by our stockholders on March 29, 2006. Because we reported a net loss for each of the years ended December 31, 2006 and 2005, common stock equivalents consisting of options and warrants were anti-dilutive; therefore, the basic and diluted net loss per share for each of these periods were the same.

Income Taxes

We use the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards Board Opinion No. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial statement amounts at year-end.

Revenue recognition

We recognize revenue from license payments not tied to achieving a specific performance milestone ratably over the period over which we are obligated to perform services. The period over which we are obligated to perform services is estimated based on available facts and circumstances. Determination of any alteration of the performance period normally indicated by the terms of such agreements involves judgment on management's part. License revenues are earned when received from foreign sub-licensees as there is no control by us over the foreign sub-licensees and no performance criteria to which we are subject.

We recognize revenue ratably from performance payments, when such performance is substantially in our control and when we believe that completion of such performance is reasonably probable, over the period during which we estimate that we will complete such performance obligations.

Substantive at-risk milestone payments, which are based on achieving a specific performance milestone when performance of such milestone is contingent on performance by others or for which achievement cannot be reasonably estimated or assured, are recognized as revenue when the milestone is achieved and the related payment is due, provided that there is no substantial future service obligation associated with the milestone.

Revenue in connection with license arrangements is recognized over the term of the arrangement and is limited to payments collected or due and reasonably assured of collection. In circumstances where the arrangement includes a refund provision, we defer revenue recognition until the refund condition is no longer applicable unless, in our judgment, the refund circumstances are within our operating control and unlikely to occur.

We recognize revenue and related costs from the sale of our products at the time the products are shipped to the customer.

Sponsorship income has no significant associated costs since it is being paid only for information pertaining to a specific research and development project in which the sponsor may become interested in acquiring products developed thereby.

Payments received in advance of being recognized as revenue are deferred. Contract amounts are not recognized as revenue until the customer accepts or verifies the research results.

Research and Development Expenses

Pursuant to SFAS No. 2, "Accounting for Research and Development Costs," our research and development costs are expensed as incurred. Research and development expenses include, but are not limited to, payroll and related expense, lab supplies, preclinical development cost, clinical trial expense, outside manufacturing and consulting expense. The cost of materials and equipment or facilities that are acquired for research and development activities and that have alternative future uses are capitalized when acquired. As of December 31, 2006, there were no such capitalized materials, equipment or facilities.

Cash Equivalents

For purposes of the accompanying financial statements, we consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

We invest cash in excess of immediate requirements in money market accounts, certificates of deposit, corporate securities with high quality ratings, and U.S. government securities taking into consideration the need for liquidity and capital preservation. These investments are not held for trading or other speculative purposes. We are exposed to credit risk in the event of default by high quality corporations and by financial institutions to the extent that cash balances with financial institutions are in excess of amounts that are insured by the Federal Deposit Insurance Corporation, generally $100,000 per account.

Allowance for Doubtful Accounts

We estimate the collectibility of our trade accounts receivable. In order to assess the collectibility of these receivables, we monitor the current creditworthiness of each customer and analyze the balances aged beyond the customer's credit terms. Theses evaluations may indicate a situation in which a certain customer cannot meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The allowance requirements are based on current facts and are reevaluated and adjusted as additional information is received. Trade accounts receivable are subject to an allowance for collection when it is probable that the balance will not be collected. As of December 31, 2006, no allowance for collectibility was needed and there were no accounts written off during the year as uncollectible.

Inventory

Inventories are stated at the lower of cost or market value. Raw material inventory cost is determined on the first-in, first-out method. Costs of finished goods are determined by an actual cost method. As of December 31, 2006, we did have approximately $49,000 of value associated with our raw materials inventory; however, no cost basis was assigned to the year end inventory as it was acquired at no cost.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Estimated useful lives for property and equipment categories are as follows:

Furniture , fixtures, and laboratory equipment	7 years
Computer and office equipment	5 years
Computer software	3 years
Leasehold improvements	Lease term

Deferred Charge

From time to time fees are payable to the Federal Food and Drug Administration in connection with new drug applications submitted by the Company and annual user drug prescription fees. Such fees are considered deferred charges since they are not recoverable. Such fees are being amortized ratably over the FDA’s prescribed fiscal period of 12 months ending September 2007.

Patents and Applications

We expense internal patent and application costs as incurred because, even though we believe the patents and underlying processes have continuing value, the amount of future benefits to be derived therefrom are uncertain. Purchased patents are capitalized and amortized over the life of the patent.

Impairment of Assets

In accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, our policy is to evaluate whether there has been a permanent impairment in the value of long-lived assets, certain identifiable intangibles and goodwill when certain events have taken place that indicate the remaining unamortized balance may not be recoverable. When factors indicate that the intangible assets should be evaluated for possible impairment, we use an estimate of related undiscounted cash flows. There has been no impairment losses determined or recorded for the year.

Derivatives

We occasionally issue financial instruments that contain an embedded instrument. At inception, we assesses whether the economic characteristics of the embedded derivative instrument are clearly and closely related to the economic characteristics of the financial instrument (host contract), whether the financial instrument that embodies both the embedded derivative instrument and the host contract is currently measured at fair value with changes in fair value reported in earnings, and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument.

If the embedded derivative instrument is determined not to be clearly and closely related to the host contract, is not currently measured at fair value with changes in fair value reported in earnings, and the embedded derivative instrument would qualify as a derivative instrument, the embedded derivative instrument is recorded apart from the host contract and carried at fair value with changes recorded in current-period earnings.

We determined that all embedded items associated with financial instruments during 2006 which qualify for derivative treatment, were properly separated from their host. As of December 31, 2006, we did not have any derivative instruments.

Concentrations of credit risk

Financial instruments, consisting primarily of cash and cash equivalents, that potentially expose us to concentrations of credit risk due to the use of a limited number of banking institutions and due to maintaining cash balances in banks, which, at times, may exceed the limits of amounts insured by the Federal Deposit Insurance Corporation (FDIC). At December 31, 2006 our cash and cash equivalents totaled $16,918,007. However, because deposits are maintained at high quality financial institutions, we do not believe that there is a significant risk of loss of uninsured amounts.

We also invest cash in excess of immediate requirements in corporate securities with high quality ratings. These investments are not held for trading or other speculative purposes. We are exposed to credit risk in the event of default by these high quality corporations

Concentration of credit risk with respect to trade accounts receivable are customers with balances that exceed 5% of total consolidated trade accounts receivable at December 31, 2006. Two customers exceeded the 5% threshold, one with 87.3% and the other with 11.8%. We believe that these accounts are collectible as of December 31, 2006.

NOTE 3. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Recently Adopted Accounting Standards

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS No. 154). SFAS No. 154 requires retrospective application to prior-period financial statements of changes in accounting principles, unless a new accounting pronouncement provides specific transition provisions to the contrary or it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also redefines “restatement” as the revising of previously issued financial statements to reflect the correction of an error. We adopted the provision of SFAS No. 154 in the first fiscal quarter of 2006. The adoption did not have a material effect on our consolidated financial statements.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R, Share-Based Payments ("SFAS No. 123(R)"), which is a revision of SFAS No. 123.

The value of each employee stock option granted is estimated on the grant date under the fair value method using the Black-Scholes option pricing model. For options granted after January 1, 2006, we amortize the fair value on a straight-line basis. All options are amortized over the requisite service period of the awards, which are generally the vesting periods. We did not have any unvested employee stock options prior to January 1, 2006.

Stock-based awards issued to non-employees are accounted for using the fair value method and are remeasured to fair value at each period end until the earlier of the date that performance by the non-employee is complete or a performance commitment has been obtained. The fair value of each award to non-employees is estimated using the Black-Scholes option pricing model.

New Accounting Standards Not Yet Adopted

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (SFAS No. 155). SFAS No. 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all financial instruments acquired, issued, or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We do not expect the adoption of SFAS No. 155 to have a material impact on our consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will be effective for fiscal years beginning after December 15, 2006. We are currently in the process of evaluating the potential impact of adopting FIN 48 on our consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007, which is the Company’s fiscal year 2008. We have not yet evaluated the potential impact of adopting SFAS No. 157 on our consolidated financial statements.

NOTE 4. SEGMENT INFORMATION

We operate in one business segment, the research, development and commercialization of pharmaceutical products that address unmet medical needs. Our entire business is managed by a single management team, which reports to the Chief Executive Officer.

Our revenues are currently derived primarily from one licensee for domestic activities and from one licensee for international activities.

Domestic revenues represented 34% of total revenues for the year ended December 31, 2006, whereas International revenues were 66% for the year ended December 31, 2006. The following table summarizes our sources of revenues by geographic area:

	ULURU Inc.	ULURU DELAWARE INC.	TOPICAL COMPONENT OF ACCESS PHARMACEUTICALS, INC.
	Year Ended December 31,	From September 7, 2005 (Inception) to December 31,	From January 1, 2005 to October 12,
Revenues	2006	2005	2005
Domestic	$516,320	$76,503	$542,624
International	1,018,133	122,696	257,230
Total Revenues	$1,534,453	$199,199	$799,854

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

A summary of property, plant and equipment as of December 31, 2006 follows:

Property, Plant and Equipment	Cost	Accumulated Depreciation and Amortization	Net Book Value
Furniture and laboratory equipment	$637,776	$62,087	$575,689
Computer and office equipment	51,979	9,745	42,234
Computer software	4,108	1,141	2,967
Leasehold improvements	78,244	8,002	70,242
Total	$772,107	$80,975	$691,132

NOTE 6.  PATENTS

A summary of patents as of December 31, 2006 follows:

PATENTS	Cost	Accumulated Amortization	Net Book Value
Zindaclin	$3,729,000	$300,288	$3,428,712
Amlexanox (Aphthasol®)	2,090,000	419,321	1,670,679
Amlexanox (OraDisc™ A)	6,873,080	528,515	6,344,565
OraDisc™	73,000	5,611	67,389
Hydrogel nanoparticle aggregate	589,858	2,334	587,524
Total Patents	$13,354,938	$1,256,069	$12,098,869

On December 8, 2006 we entered into an Amendment to the Asset Sale Agreement with Access Pharmaceuticals, Inc. As part of the transaction, we acquired from Access all patent rights and all intellectual properties associated with the Hydrogel Nanoparticle Aggregate technology. We then licensed to Access certain specific applications of the Hydrogel Nanoparticle Aggregate technology which include use in intraperotinial, intratumoral, subscutaneous or intramuscular drug delivery implants, excluding dermal or facial fillers.

NOTE 7. ACCRUED LIABILITIES

A summary of accrued liabilities as of December 31, 2006 follows:

Accrued Liabilities	December 31, 2006
Accrued taxes - payroll	$106,302
Accrued benefits - employee	298,040
Accrued insurance	70,876
Contract research payable	-0-
Total accrued liabilities	$475,218

The accrued taxes- payroll relate to advances obtained by the former president of the Company, which were treated as the net amount of compensation paid to him in 2005 since applicable withholding taxes were never paid at that time. The difference between the advances paid and the gross amount of the compensation relates to the unpaid taxes, interest and penalties accrued through December 31, 2006. Management is of the opinion that the advances and the payroll taxes reported as owed may be ultimately settled with the former president as further discussed in Note 12.

NOTE 8. ADVANCED ROYALTY

As part of the October 12, 2005 asset purchase from Access, we assumed the liability associated with an advanced royalty payment of $500,000 to Access by Discus Dental, our United States distributor for Aphthasol® paste. Royalties earned from the sale of Aphthasol by the distributor will first be offset against the advanced royalty.

Royalty Advance, April 2005	$500,000

Royalties earned - 2005	30,944
Royalties earned - 2006	249,788
Royalty Advance, as of 12/31/06	$219,268

NOTE 9. ASSET PURCHASE OBLIGATIONS

On December 8, 2006, we entered into an Amendment to the Asset Sale Agreement with Access pursuant to which we agreed to pay Access $5,250,000, in two payments, $4,900,000 which was paid on December 8, 2006 and $350,000 which is due on April 8, 2007, in settlement of the following obligations:

▪	a payment of $3,700,000 that was due on October 11, 2006;
▪	a payment of $1,000,000 due on October 11, 2007, or on the date of the first launch of an OraDisc™ product; and
▪	certain future milestones which total $2,625,000.

As part of the transaction, we agreed to increase a remaining milestone from $750,000 to $875,000 for the achievement of cumulative sales of 100 million dollars for the product sold from the acquired topical technology. We also acquired from Access all patent rights and all intellectual properties associated with the Nanoparticle Aggregate technology. We then licensed to Access certain specific applications of the Nanoparticle Aggregate technology which include use in intraperotinial, intratumoral, subscutaneous or intramuscular drug delivery implants, excluding dermal or facial fillers.

We also entered into a mutual release with Access whereby both parties released and discharged each other from all claims through December 8, 2006.

NOTE 10. DEBT AND EQUITY FINANCING

On December 6, 2006, we entered into a Common Stock Purchase Agreement (the "Purchase Agreement") with certain institutional accredited investors (the "Investors"). Pursuant to the Purchase Agreement, we sold to the Investors an aggregate of 47,052,628 shares (the "Shares") of our common stock, at an aggregate purchase price of $44,699,998.40. The purchase price paid per Share was $0.95. Of the aggregate purchase price, $38,499,998.40 was paid in cash and $6,200,000 was paid via cancellation of existing secured convertible debentures (the "Debentures") held by Prenox, LLC and Cornell Capital Partners, LP (the "Noteholders").

The Registrant relied upon Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "Act"), for the issuance of the Shares.

In connection with the transactions consummated by the Purchase Agreement, we also entered into an Investor Rights Agreement with the Investors. Under this agreement we are obligated to register the Shares under the Act for resale by the Investors. Upon the occurrence of certain events set forth in the agreement (including, without limitation, a registration statement covering the Shares not being filed with, or being declared effective by, the Securities and Exchange Commission, in each case as set forth in the agreement), we could be required to pay the Investors cash penalties up to an aggregate of five percent (5%) of the aggregate purchase price paid by the Investors for Shares purchased under the Purchase Agreement.

In connection with the transactions consummated by the Purchase Agreement, we also entered into a Repayment Agreement with the Noteholders. Under this agreement and in full satisfaction of all obligations owed under the Debentures and the transaction documents entered into in connection herewith, (i) we agreed to pay the Noteholders an aggregate of $13,000,000 plus interest accrued on the Debentures since December 1, 2006, (ii) we accepted the Noteholders' subscriptions for Shares upon cancellation of an aggregate of $6,200,000 original principal amount of the Debentures and (iii) the purchase agreement pursuant to which the Noteholders purchased the Debentures and the security agreement, collateral assignment, guarantor security agreement, escrow agreement, transfer agent instructions, guaranty agreement and registration rights agreement entered into in connection therewith were terminated.

On August 30, 2006, we completed an agreement with Prenox, LLC (“Prenox”) and Cornell Capital Partners, LP (“Cornell”) for the refinancing of its existing $13,000,000 secured convertible debentures held by Prenox and Cornell.

Prenox
As part of the refinancing, we issued to Prenox a new secured convertible debenture in the amount of $13,000,000 in exchange for its original $10,000,000 convertible debenture, which provided $2,700,000 of working capital to us after deducting financing costs of $300,000.

Cornell
Cornell was issued a new convertible debenture of like tenor in the amount of $3,000,000 in exchange for its previous $3,000,000 convertible debenture, which had been assigned to it by Highgate House Fund.

The new debentures were due December 31, 2007 and bear an interest rate of ten percent per annum. The Company was required to remit monthly interest-only payments on the debentures commencing on September 29, 2006. In connection with the transaction we issued a warrant to Prenox to purchase 1,125,000 shares of common stock at an exercise price of $1.25 per share. The sale of the debentures and issuance of the warrant was made under Section 4(2) and Rule 506 of the Securities Act of 1933. We repaid both debentures, in full, on December 6, 2006 as noted above.

A summary of our interest expense for the year ended December 31, 2006 follows:
	Interest	Redemption Premium	Financing Cost Amortization	Total
Prenox, LLC	$1,022,450	$2,600,000	$269,343	$3,891,793
Cornell Capital Partners, LP	217,445	600,000	102,604	920,049
Access Pharmaceuticals, Inc.	340,969	-0-	-0-	340,969
Uluru Delaware Inc. (1)	267,500	-0-	-0-	267,500
Other	4,207	-0-	-0-	4,207
Total Interest Expense	$1,852,571	$3,200,000	$371,947	$5,424,518

(1) Represent subsidiary pre-merger interest expense to parent from January 1, to March 31, 2006.

NOTE 11. STOCKHOLDERS’ EQUITY

Reverse Stock Split

On March 29, 2006, we amended our articles of incorporation to provide for the approval by the Shareholders and Board of Directors of a 400 for 1 reverse stock split, a decrease in the authorized shares of common stock to 200 million from 400 million, and the authorization of up to 20,000 shares of Preferred stock, par value $.001 per share. Accordingly, all shares referred to in the accompanying consolidated financial statements and included in these Notes give retroactive effect to this authorization.

Warrants

The following table summaries the warrants outstanding and the number of shares of common stock subject to exercise as of December 31, 2006 and the changes therein during the year then ended:

	Number of Shares of Common Stock Subject to Exercise	Weighted - Average Exercise Price
Warrants outstanding - January 1, 2006	5,000,000	$0.01

Warrants issued	3,395,000	1.05
Warrants exercised	-0-	--
Warrants cancelled	-0-	--
Warrants outstanding - December 31, 2006	8,395,000	$0.43

Of the shares of common stock subject to exercise as of December 31, 2006, expiration of the right to exercise is as follows:

Date of expiration	Number of Shares of Common Stock Subject to Expiration
October 12, 2010	5,000,000
August 30, 2011	1,125,000
December 6, 2011	2,270,000
Total	8,395,000

NOTE 12. COMMITMENTS AND CONTINGENCIES

Milestone Payments

We were subject to paying Access for up to $4,750,000 in eleven enumerated milestones, if we achieved annual net sales volumes of 20 million dollars or 40 million dollars on any one product, and 20 million dollars on all products, and at levels of 50 million dollars and 100 million dollars for cumulative net sales and reached certain defined technology milestones including licensing agreements and advancing products to clinical development.

On December 8, 2006, we entered into an Amendment to the Asset Sale Agreement with Access pursuant to which we agreed to a full settlement for six of the eleven future milestones, and added an increase to one milestone (cumulative sales of the products of 100 million dollars) from $750,000 to $875,000. We paid $250,000 for the settlement of the six future milestones which, if achieved, would have totaled $2,625,000.

As of December 31, 2006, our future milestone obligations, if achieved, now total $2,250,000; relating to milestones based on annual sales of 20 and 40 million dollars on sales of the products, 20 million dollars on sales of any one product, and 50 and 100 million dollars on cumulative sales of the products.

Compensation claim

We received written notice from Dan Leonard, former CEO of Oxford Ventures, Inc., the predecessor Company name, claiming he is owed options to purchase 100,000 shares of our common stock at a per share exercise price equal to $1.25.

We believe that we are entitled to certain offsets from Mr. Leonard which may mitigate his compensation claim as further discussed in Note 7. The Company and Mr. Leonard are currently negotiating a resolution to each of their claims.

NOTE 13. LOSS ON EARLY EXTINGUISHMENT OF DEBENTURE

We recognized two losses on the early extinguishment of debentures which total $940,665 for the year ended December 31, 2006.

On December 6, 2006 we retired the existing Debentures issued to Prenox, LLC and Cornell Capital Partners, LP (collectively “Noteholders”) by remitting to the Noteholders an aggregate of $13,000,000 plus interest accrued on the Debentures since December 1, 2006 and we accepted the Noteholders' subscriptions for shares of common stock upon cancellation of an aggregate of $6,200,000 original principal amount of the Debentures. Upon retirement of the debentures, we recorded a loss from early extinguishment of the secured convertible debentures, which consisted of the write-off of the remaining balance of the deferred financing costs of $383,121.

As part of the August 30, 2006 refinancing with Prenox, we issued to Prenox a new secured convertible debenture in the amount of $13,000,000 in exchange for its original $10,000,000 convertible debenture. Upon retirement of the original debenture, we recorded a loss from early extinguishment of the Prenox secured convertible debenture, which consisted of the write-off of the remaining balance of the deferred financing costs of $557,534.

NOTE 14. SHARE BASED COMPENSATION

On January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R, Share-Based Payments ("SFAS No. 123(R)"), which requires the measurement and recognition of all share-based payment awards made to employees and directors including stock options based on estimated fair values.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. We use the Black-Scholes option-pricing model as our method of valuation under SFAS 123(R) and a single option award approach. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Stock-based compensation expense recognized in our Statement of Operations for the year ended December 31, 2006 is based on awards ultimately expected to vest and has been reduced for estimated forfeitures, which currently is nil. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The fair value of share-based payment awards on the date of grant as determined by the Black-Scholes model is affected by our stock price as well as other assumptions. These assumptions include, but are not limited to the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

The value of employee stock options granted during the year ended December 31, 2006 was estimated using the Black-Scholes model with the following assumptions:

Year Ended December 31, 2006
Expected volatility	51.4%
Risk-fee interest rate	4.44% - 4.54%
Expected dividends	0.0%
Expected forfeitures	0.0%
Expected term ( in years)	1.0 - 4.0

The expected volatility assumption was based upon a combination of historical stock price volatility measured on a daily basis and an estimate of expected future stock price volatility. The risk-free interest rate assumption is based upon U.S. Treasury bond interest rates appropriate for the term of the Company’s employee stock options. The dividend yield assumption is based on our history and expectation of dividend payments. The estimated expected term is based on employee exercise behavior.

During the fourth quarter of 2006, the Board of Directors granted the following awards to certain directors, executives, and employees.

	Quantity	Weighted Average Fair Value Per Share	Fair Value
Options to Purchase Common Stock	1,275,000	$0.38	$483,335

At December 31, 2006, the balance of unearned stock-based compensation to be expensed in future periods related to unvested share-based awards, as adjusted for expected forfeitures, is approximately $467,429. The period over which the unearned stock-based compensation is expected to be recognized is approximately four years. We anticipate that we will grant additional share-based awards to employees in the future, which will increase our stock-based compensation expense by the additional unearned compensation resulting from these grants. The fair value of these grants are not included in the amount above, because the impact of these grants cannot be predicted at this time due to the dependence on the number of share-based payments granted. In addition, if factors change and different assumption are used in the application of SFAS 123(R) in future periods, stock-based compensation expense recorded under SFAS 123(R) may differ significantly from what has been recorded in the current period.

The following table summarizes stock-based compensation in accordance with SFAS 123(R) for the year ended December 31, 2006, which was allocated as follows:

Year Ended December 31, 2006
Research and development	$2,868
General and administrative	13,038
Stock-based compensation included in operating expenses	$15,906
Total stock-based compensation expense	$15,906
Tax benefit	---
Stock-based compensation expense, net of tax	$15,906

Stock-based awards issued to non-employees are accounted for using the fair value method and are remeasured to fair value at each reporting period and adjusted until the commitment date is reached; being either the date that a performance commitment is reached or the performance of the consultant is complete. The Company utilizes a Black-Scholes option pricing model to determine the fair value of such awards.

The value of non-employee stock options granted during the year ended December 31, 2006 was estimated using the Black-Scholes model with the following assumptions:

Year Ended December 31, 2006
Expected volatility	51.4%
Risk-fee interest rate	4.44%
Expected dividends	0.0%
Expected forfeitures	0.0%
Expected term ( in years)	4.0

The expected volatility assumption was based upon a combination of historical stock price volatility measured on a daily basis and an estimate of expected future stock price volatility. The risk-free interest rate assumption is based upon U.S. Treasury bond interest rates appropriate for the term of the Company’s employee stock options. The dividend yield assumption is based on our history and expectation of dividend payments.

During the fourth quarter of 2006, the Board of Directors granted the following awards to non-employee consultants.

	Quantity	Weighted Average Fair Value Per Share	Fair Value
Options to Purchase Common Stock	75,000	$0.39	$29,558

At December 31, 2006, the balance of unearned stock-based compensation to be expensed in future periods is approximately $29,052.

The following table summarizes stock-based compensation to non-employees for the year ended December 31, 2006, which was allocated as follows:

Year Ended December 31, 2006
Research and development	$-0-
General and administrative	506
Stock-based compensation included in operating expenses	$506

The following table presents the activity for options for the year ended December 31, 2006:

		Weighted Average
	Options	Exercise price	Remaining life in years
Outstanding, beginning of year	-0-	$-0-	---
Granted	1,350,000	1.29	10
Forfeited/cancelled	-0-	---	---
Exercised	-0-	---	---
Outstanding, end of year	1,350,000	$1.29	10

The following table presents the stock option grants for the year ended December 31, 2006:

Date of Grant	Options Granted	Exercise Price	Stock Price on Date of Grant
December 9, 2006	700,000	$0.95	$0.91
December 13, 2006	650,000	1.65	1.65
Total grants	1,350,000

Summary of Plans

2006 Equity Incentive Plan

Our board of directors adopted and our stockholders approved our 2006 Equity Incentive Plan (“Incentive Plan”) in March 2006, which provides for the granting and issuance of up to 2 million shares of our common stock which shares have been reserved for future issuance. As of December 31, 2006, we granted options to purchase 1,350,000 shares of common stock which were outstanding at a weighted average exercise price of $1.29 per share and 650,000 shares remained available for future grant.

Our board of directors administers our Incentive Plan, however, they may delegate this authority to a committee of one or more board members. Our board has delegated such authority nonexclusively to our compensation committee and certain grants may also be made by our special stock option committee. The board of directors or a committee of the board has the authority to construe, interpret, amend and modify our Incentive Plan as well as to determine the terms of an award. Our board of directors may amend or modify our Incentive Plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to outstanding awards unless the holder consents to that amendment or modification.

Incentive Plan permits us to grant stock options, stock appreciation rights, restricted stock and other stock-based awards to our employees, directors and consultants. A stock option may be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or a nonstatutory stock option.

In general, the duration of a stock option granted under our Incentive Plan cannot exceed ten years. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. A nonstatutory stock option may be granted with an exercise price as determined by the Board or a special stock option committee. An incentive stock option may be transferred only on death, but a nonstatutory stock option may be transferred as permitted in an individual stock option agreement.

Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year under all of our stock Incentive Plans may not exceed $100,000. An incentive stock option granted to a person who at the time of grant owns or is deemed to own more than 10% of the total combined voting power of all classes of our outstanding stock or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of fair market value at the time of grant.

The Incentive Plan administrator determines the term of stock options granted under our Incentive Plan, up to a maximum of ten years, except in the case of certain incentive stock options, as described below. Unless the terms of an optionee's stock option agreement provide otherwise, if an optionee's relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of ninety days following the cessation of service. If an optionee's service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability or death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Unless the Incentive Plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee's death.

Stock appreciation rights ("SARs") granted under our Incentive Plan entitle the holder to receive, subject to the provisions of the Incentive Plan and an award agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the fair market value of a share of our common stock on the exercise date over (B) the base price per share specified in the award agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment of the amount receivable by a holder upon any exercise of a SAR may be made by the delivery of shares of our common stock or cash, or any combination of shares and cash, as determined by the plan administrator. SARs are transferable only as provided in the award agreement. No SARs were granted or are outstanding as of December 31, 2006.

Restricted stock awards and stock unit awards granted under our Incentive Plan entitle the holder (i) in the case of restricted stock awards, to acquire shares of our common stock and (ii) in the case of stock unit awards, to be paid the fair market value of our common stock on the exercise date. Stock unit awards may be settled in shares of common stock, cash or a combination thereof, as determined by the Incentive Plan administrator. Restricted stock awards and stock unit awards are subject to vesting periods and other restrictions and conditions as the Incentive Plan administrator may include in an award agreement. Unvested restricted stock awards and stock units may not be transferred except as set forth in an award agreement. No restricted stock awards or stock unit awards were granted or are outstanding as of December 31, 2006.

Award agreements for restricted stock awards specify the applicable restrictions on the shares of common stock subject to a given award, the duration of such restrictions and the times at which such restrictions lapse with respect to all or a specified number of shares. Notwithstanding the foregoing, the Incentive Plan administrator may reduce or shorten the duration of any restriction applicable to any shares of common stock awarded to any holder. A holder's rights as a shareholder with respect to the shares of restricted stock awarded are specified in an award agreement.

Award agreements for stock unit awards specify the number and terms and conditions of such stock units, as well as the manner in which such stock units may be exercised and the holder's rights as a shareholder with respect to such stock units.

NOTE 15. INCOME TAXES

There was no current federal tax provision or benefit recorded for any period since inception, nor were there any recorded deferred income tax assets, as such amounts were completely offset by valuation allowances. Deferred tax assets as of December 31, 2006, of approximately $5,030,436 were reduced to zero, after considering the valuation allowance of $5,030,436, since there is no assurance of future taxable income. As of December 31, 2006 we have consolidated net operating loss carryovers for income tax purposes of $14,795,401, which is comprised of operating loss carryovers of $7,024,774 for the Company and $7,770,627 for Uluru Delaware, our wholly owned subsidiary. The operating loss carryovers will begin expiring as follows:

Consolidated Loss Carryovers
2022	$34,248
2023	95,666
2024	910,800
2025	1,687,528
2026	12,067,159
Total	$14,795,401

The following is an analysis of deferred tax assets as of December 31, 2006:

	Deferred	Valuation
	Tax Assets	Allowance		Balance
Deferred tax assets at December 31, 2005	$927,603	$	(927,603)	$-0-

Additions for the year:
Uluru Inc.	122,896		(122,896)	-0-
Uluru Delaware Inc.	3,979,937		(3,979,937)	-0-

Deferred tax assets at December 31, 2006	$5,030,436	$	(5,030,436)	$-0-

The following is reconciliation from the expected statutory federal income tax rate to our actual income tax rate for the year ended December 31:

	2006		2005
Expected income tax (benefit) at federal statutory tax rate -34%	$	(3,981,090)	$	(323,845)
Permanent differences		5,897		47
Amortization of deferred start up costs		(4,744)		-0-
Valuation allowance		3,979,937		323,798
Income tax expense		$-0-		$-0-

Because of the significant share issuances in 2003 and 2006, the net operating loss carryforwards may be limited in their annual use when applied against taxable earnings in future periods pursuant to Section 382 of the Internal Revenue Code.

NOTE 16. RELATED PARTY TRANSACTIONS

We reimbursed $213,593 to Kerry P. Gray, Chief Executive Officer of the Company, in September 2006 for funds he advanced to the Company for working capital in July and August, 2006 in the amount of $178,000 and for professional fees of $35,593 paid by him on behalf of the Company’s subsidiary, Uluru Delaware Inc., in September 2005. As of December 31, 2006 we owed Mr. Gray a balance of $62,500.

NOTE 17. STANDBY EQUITY DISTRIBUTION AGREEMENT

On October 12, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Under the SEDA, Cornell committed to purchase over the course of two years from the date of the effectiveness of a registration statement up to $30,000,000 of the Registrant's common stock. On December 6, 2006 we elected to terminate the Standby Equity Distribution Agreement with Cornell Capital Partners, LP as well as a Registration Rights Agreement and a Placement Agent Agreement.

NOTE 18. LEASE OBLIGATION

On January 31, 2006 we entered into a lease agreement for office and laboratory space in Addison, Texas. The minimum monthly lease obligation of $9,034.53, which is exclusive of monthly operating expenses, commenced on April 1, 2006 and continues for eighty four (84) months.

Calendar Years	Future Lease Expense
2007	$108,414
2008	108,414
2009	108,414
2010	108,414
2011 & Beyond	243,934
Total	$677,590

Our rent expense for the years’ ending December 31, 2006 and 2005 was $83,861 and $68,985, respectively

NOTE 19. SUBSEQUENT EVENT

Agreement with BioProgress Plc

On February 8, 2007, we announced a strategic partnership with BioProgress PLC to market OraDisc™ B in the European Union, Commonwealth of Independent States, and Middle Eastern markets upon completion of the product development.

OraDisc™ B is a product being developed from our adhesive film technology which incorporates 15 milligrams of benzocaine for the treatment of oral pain. The product is designed to adhere to the mucosal surface and selectively deliver pain relief to a localized area

As part of the ten year agreement, BioProgress made an upfront payment, future milestone payments, both success and time related, which will all be recognized ratably over the life of the agreement, and will purchase the OraDisc™ B product from us.

Investor Rights Agreement

On February 13, 2007, we received notice from the Security and Exchange Commission that the Company’s registration statement, originally filed December 15, 2006 and subsequently amended on February 9, 2007, was declared effective, thereby fulfilling our initial obligation under the Investor Rights Agreement dated December 6, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
ULURU Delaware Inc.
Addison, Texas

We have audited the accompanying balance sheet of ULURU Delaware Inc. (a Delaware corporation) as of December 31, 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from September 7, 2005 to December 31, 2005, and the statements of operations and cash flows of the net assets of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries (a Delaware corporation) for the period from January 1, 2005, to October 12, 2005 and the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ULURU Delaware Inc., as of December 31, 2005, and the results of its operations and its cash flows for the period from September 7, 2005 to December 31, 2005, and the results of operations and cash flows of the net assets of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries for the period from January 1, 2005, to October 12, 2005 and the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 of the Notes to financial statements, the Company, has incurred a significant loss since inception, and has a deficit in working capital and stockholders’ equity. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, and/or achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Braverman International, P.C.
Braverman International, P.C.
Prescott, Arizona
June 9, 2006

ULURU DELAWARE INC.
BALANCE SHEET
AS AT DECEMBER 31, 2005

ALL ASSETS ARE PLEDGED AS COLLATERAL UNDER NOTE PAYABLE

ASSETS

Current Assets
Cash	$1,610,357
Accounts receivable - trade	143,269
Inventory - raw materials	77,710
Prepaid expenses	68,384
Deferred charge	207,132
Total Current Assets	2,106,852

Property, Plant & Equipment, net	383,113

Other Assets
Patents, net	12,539,689
Licensing rights, net	246,792
Deposits	29,073
Total Other Assets	12,815,554

TOTAL ASSETS	$15,305,519

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Capital lease obligations	$53,710
Asset purchase obligations, net	3,435,968
Accounts payable	138,698
Accrued liabilities	279,587
Accrued liabilities - related party	98,093
Accrued interest	237,778
Royalty advance	469,056
Total Current Liabilities	4,712,890

Long Term Debt
Asset purchase obligation, net - less current portion	845,011
Note Payable	10,700,000
Total Long Term Debt	11,545,111

Total Liabilities	16,258,001

STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock: par value $.01,
3,000 shares authorized, 2,200 shares subscribed	22
Stock subscriptions receivable	(22)
Retained earnings (deficit)	(952,482)
Total Stockholders’ Equity (Deficit)	(952,482)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,305,519

The accompanying notes are an integral part of these financial statements.

ULURU DELAWARE INC.
STATEMENTS OF OPERATIONS

		STATED AT PREDECESSOR COST

	ULURU DELAWARE INC.	Topical Business Component of Access Pharmaceuticals, Inc.
	From September 7, 2005 (Inception) to December 31, 2005	From January 1, 2005 to October 12, 2005	Year Ended December 31, 2004
REVENUES
Licensing Fees	$98,716	$204,887	$142,143
Royalty Income	30,425	75,676	94,156
Sponsored Research	11,664	----	----
Product Sales	58,394	519,291	350,575
Total Revenues	199,199	799,854	586,874

COSTS AND EXPENSES
Cost of product sold	23,767	209,181	239,276
General and administrative	233,648	912,514	1,616,864
Research and development	325,078	1,600,512	1,615,071
Depreciation	14,449	33,384	41,967
Amortization	228,599	135,777	169,594
Total Costs and Expenses	825,540	2,891,368	3,682,772

OPERATING LOSS	(626,341)	(2,091,514)	(3,095,898)

OTHER INCOME (EXPENSE)
Other income	2,636	91,469	38,891
Interest expense	(328,777)	(116,913)	(118,320)

NET (LOSS)	$(952,482)	$(2,116,958)	$(3,175,327)

The accompanying notes are an integral part of these financial statements.

ULURU DELAWARE INC.
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock Subscribed

	Number	Amount	Stock Subscriptions Receivable	Retained Earnings (Deficit)	Total
Balance, at inception	---	$ ---	$ ---	$ ---	$ ---

Common stock subscribed	2,200	22	(22)		---
Net (loss) for period				(952,482)	(952,482)

Balance, December 31, 2005	2,200	$22	$(22)	$(952,482)	$(952,482)

The accompanying notes are an integral part of these financial statements.

ULURU DELAWARE INC.
STATEMENTS OF CASH FLOWS

		STATED AT PREDECESSOR COST

	ULURU DELAWARE INC.	Topical Business Component of Access Pharmaceuticals, Inc.
	From September 7, 2005 (Inception) to December 31, 2005	From January 1, 2005 to October 12, 2005		Year Ended December 31, 2004
OPERATING ACTIVITIES
Net (loss) from operations	$(952,482)		$(2,116,958)		$(3,175,327)

Adjustments to reconcile net (loss) to
net cash used by operating activities:

Depreciation	14,449		33,384		41,967
Amortization	228,599		132,771		181,018
Amortization of restricted stock grants	----		26,137		44,046
Imputed interest expense	90,999		----		----
Product costs acquired in asset acquisition	16,218		----		----

Changes in operating assets and liabilities:
Accounts receivable	(143,269)		(90,937)		(186,333)
Inventory	(77,710)		104,106		(17,050)
Prepaid expense	(68,384)		306,465		(192,715)
Deferred charge	(207,132)		45,107		(252,312)
Patents, net	----		----		----
Accounts payable	138,698		231,656		144,699
Accrued liabilities	279,586		(159,028)		(32,186)
Accrued liabilities - related party	98,093		----		----
Accrued interest	237,778		----		----
Deferred revenue	----		588,918		----
Reduction in royalty advance	(30,944)		----		----
Total Adjustments	576,981		1,218,579		(268,866)

Net Cash (Used) in Operating Activities	(375,502)		(898,379)		(3,444,193)

INVESTING ACTIVITIES
Deposits	----		----		(27,200)
Purchase of equipment	(741)		(19,674)		(69,229)
Restricted cash	----		----		(497,288)
Cash paid to acquire net assets of Topical Component of Access Pharmaceuticals	(8,700,000)		----		----

Net Cash (Used) in Investing Activities	(8,700,741)		(19,674)		(593,717)

FINANCING ACTIVITIES
Proceeds from notes payable	10,700,000		----		----
Repayment of capital lease obligations	(13,401)		(48,634)		(42,000)
Increase in capital lease obligations	----		----		65,642
Increase in deferred revenues	----		----		88,323
Advances by licensee	----		----		628,591
Financing provided by Access Pharmaceuticals	----		966,687		3,297,354

Net Cash Provided by Financing Activities	10,686,600		918,053		4,037,910

NET INCREASE IN CASH	1,610,357		----		----

CASH, beginning of period	----		----		----

CASH, end of period	$1,610,357	$	----	$	----

Supplemental Schedule of Noncash Investing and Financing Activities:

Common stock subscriptions for 2,200 shares	$22	$	----	$	----

Purchase of net assets of Topical Component of Access Pharmaceuticals, Inc.
Assets acquired:
Inventory of finished goods	$16,218
Property and equipment	396,820
Patents	12,765,080
Licensing rights	250,000
Total assets acquired	$13,428,118

Obligations issued and liabilities assumed:
Purchase obligations issued, net	$4,190,080
Capital lease obligations assumed	38,038
Advance royalty obligation assumed	500,000
Total obligations issued and liabilities assumed	4,728,118

Balance of cash paid at closing	8,700,000
Total consideration paid	$13,428,118

The accompanying notes are an integral part of these financial statements.

ULURU DELAWARE INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History

ULURU Delaware Inc. (“ULURU” or the “Company, we, our, us”), is a privately held Delaware corporation, formed on September 7, 2005. The Company is a diversified emerging pharmaceutical company focused on establishing a market leadership position in the development of wound management, plastic surgery and oral care products utilizing innovative drug delivery solutions to improve the clinical outcome of patients and provide a pharmacoeconomic benefit to healthcare providers.

The first step in achieving this objective was the acquisition of the Topical Business Component of Access Pharmaceuticals, Inc. (“Access”, “Topical Component”, or “Business”) which was completed on October 12, 2005. This acquisition (also referred herein as the Business or Predecessor) resulted in the Company acquiring Aphthasol®, Zindaclin® and the Mucoadhesive Film technology and a fully paid exclusive worldwide license to the Nanoparticle Aggregate technology for all applications excluding injectable drug delivery devices. Utilizing this technology, three products have been approved for marketing in various global markets. In addition, numerous products are under development utilizing our Mucoadhesive Film and Nanoparticle Aggregate technologies.

The Topical Component’s customer base consists of numerous strategic alliances with partners throughout the world to manufacture and market our products. The Company’s initial operations include a research and development facility in Addison, Texas, a third party distribution arrangement for the sale of a product in the United States and a network of strategic partners (licensees and sub licensees) globally.

The Asset Purchase Agreement (the “Agreement”) with Access provided the Company with the assets of the Topical Component of Access, consisting mainly of research and development equipment, furniture and fixtures, and intellectual property consisting of three patents, a license to utilize a patented product worldwide, and in process research and development. This acquisition, which was made under purchase accounting criteria, also included the assumption of three capital lease obligations associated with equipment used in the topical business, and the advance royalty by Discus Dental, the Company’s sole distributor of products sold in the United States, effective December 2005. The President/CEO of ULURU was the former President/shareholder of Access as of May 2005 and had been its CEO for many years.

On October 12, 2005, the Company entered into a merger agreement with ULURU Inc., formerly Oxford Ventures, Inc., a reporting public company (“ULURU Nevada”), and Uluru Acquisition Corp., a wholly-owned Delaware subsidiary of ULURU Nevada. Under the terms of the agreement, Uluru Acquisition Corp. would merge into the Company, after the Company had acquired the net assets of the topical Component of Access under Section 368 (a) (1) (A) of the Internal Revenue Code, as a statutory merger or consolidation. The definitive date of the merger was March 31, 2006.

As a result of the merger on March 31, 2006, ULURU Nevada acquired all of the issued and outstanding shares of the Company and the Company became a wholly-owned subsidiary of ULURU Nevada, its legal parent. However, for financial accounting and reporting purposes, the Company is treated as the acquirer and is consolidated with its legal parent, similar to the accounting treatment given in a recapitalization. For accounting presentation purposes only, ULURU Nevada’s net assets are treated as being acquired by the Company at fair value as of the date of the stock exchange transaction. Both companies have a December 31 year end.

ULURU Nevada acquired the Company in exchange for 11,000,000 shares of ULURU Nevada’s common stock. All securities issued pursuant to the merger are “restricted” stock and are subject to a two year Lock-up Agreement as well as all applicable re-sale restrictions specified by federal and state securities laws.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions. These differences are usually minor and are included in our financial statements as soon as they are known. The Company’s estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, unearned revenue, accounts payable and accrued expenses, capital lease and asset purchase obligations and other current liabilities approximate their fair values principally because of the short-term maturities of these instruments.

Cash Equivalents-The Company and Predecessor

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Income Taxes

ULURU uses the liability method of accounting for income taxes pursuant to SFAS. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial statement amounts at year-end.

Revenue Recognition-The Company and Predecessor

The Company recognizes revenue from license payments not tied to achieving a specific performance milestone ratably over the period over which the Company is obligated to perform services and is limited to payments collected or due and reasonably assured of collection. The period over which the Company is obligated to perform services is estimated based on available facts and circumstances.

Determination of any alteration of the performance period normally indicated by the terms of such agreements involves judgment on management’s part. In circumstances where the arrangement includes a refund provision, the Company defers revenue recognition until the refund condition (normally approvals by countries to sell products) is no longer applicable unless, in the Company’s judgment, the refund circumstances are within its operating control and unlikely to occur.

The Company recognizes revenue from performance payments, when such performance is substantially in the Company’s control and when the Company believes that completion of such performance is reasonably probable, ratably over the period over which the Company estimates that it will perform such performance obligations.

Substantive at-risk milestone payments, which are based on achieving a specific performance milestone when performance of such milestone is contingent on performance by others or for which achievement cannot be reasonably estimated or assured, are recognized as revenue when the milestone is achieved and the related payment is due, provided that there is no substantial future service obligation associated with the milestone and realizability of the amount has been ascertained.

The Company recognizes costs from the sale of its products at the time the products are shipped to its customers.

Sponsorship income has no significant associated costs since it is being paid only for information pertaining to a specific research and development project in which the sponsor may become interested in acquiring products developed thereby.

Payments received in advance of being recognized as revenue are deferred. Contract amounts are not recognized as revenue until the customer accepts or verifies the research results.

Cost of goods- The Company and Predecessor

Cost of goods sold includes direct materials, labor and overhead costs specifically attributable to the revenues recognized.

General and Administrative Expense-Predecessor

General and administrative expenses include costs specifically identifiable to the Business and allocated corporate overhead expenses. All corporate overhead, including expenses such as salaries, insurance, data processing and professional fees, are allocated based primarily upon relative activities of the Business in relation to total activities of the Predecessor.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of temporary cash investments and accounts receivable. The majority of the cash and cash equivalents are maintained with major financial institutions in the United States of America. Credit risk on accounts receivable is minimized by the Company by performing ongoing credit evaluations of its customers’ financial condition and monitoring its exposure for credit losses and maintaining allowances for anticipated losses.

Concentration Source of Supply

As further referred to in Note 13, the active ingredient, Amlexanox, is manufactured by only one company. The Company is presently seeking another manufacturer for this same ingredient.

Significant Customers

The following are the revenue percentages for two classes of customers; A, foreign licensees from whom royalties, license fees and milestones are earned from their sales of Zindaclin and Residerm products and B, the U.S. distributor for Aphthasol product revenues during the approximate 2 ½ months for ULURU, and the predecessor periods in 2005 of approximately 9 ½ months and 12 months in 2004, respectively:

	ULURU	Predecessor
	2005	2005	2004
Customer A (Foreign licensees)	62%	35%	40%
Customer B (U.S. distributor)	29%	65%	60%

The contents in the following paragraph are unaudited

Although it may appear that ULURU revenues are more currently concentrated in foreign revenues, such is not the case. During 2005, which consisted of sales for only 2 ½ months, the U.S. distributor substantially reduced its sales compared to its sales during the comparative predecessor periods above, when it realized its replacement was forth coming in December 2005. During the first 5 months of 2006, U.S. sales were back to levels previously obtained during the predecessor period in 2005, and currently management believes that revenue levels of its U.S. product will be substantially greater in future periods.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Estimated useful lives for property and equipment categories are as follows:

Furniture, fixtures, and laboratory equipment	7 years
Computer and office equipment	5 years
Computer software	3 years
Leasehold improvements	Lease term

For the Predecessor periods, depreciation is provided using the straight-line method over estimated useful lives ranging from three to seven years.

Deferred Charge

From time to time fees are advanced to the Federal Drug Administration (FDA) in connection with new drug applications submitted by the Company or to others for research projects. Such fees are considered deferred charges since they are not recoverable unless the related drug is accepted and approved by the FDA for use or sale by the Company to the general public, in which case the amount applicable is set up as an account receivable. Deferred charges involving the FDA are being amortized ratably over the period of 12 months beginning with the month such fees were paid.

As of December 31, 2005 the deferred charge of $207,132 related to a 12 month research agreement with the University of Texas Southwestern Medical Center of Dallas, Texas costing $216,138, which ends on December 15, 2006.

Patents and Applications-The Company and Predecessor

We expense internal patent and application costs as incurred because, even though we believe the patents and underlying processes have continuing value, the amount of future benefits to be derived therefrom are uncertain. Purchased patents are capitalized and amortized over the life of the patent.

Allowance for Doubtful Accounts

ULURU estimates the collectibility of its trade accounts receivable which represent amounts earned by the Company in the course of selling its products or earning royalties, license fees and milestones from licensees. In order to assess the collectibility of these receivables, ULURU monitors the current creditworthiness of each customer and analyzes the balances aged beyond the customer’s credit terms. Theses evaluations may indicate a situation in which a certain customer cannot meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The allowance requirements are based on current facts and are reevaluated and adjusted as additional information is received. Trade accounts receivable are subject to an allowance for collection or write off when it is probable that the balance will not be collected. As of December 31, 2005, no allowance for collectibility or write off was required.

Research and Development Expenses-The Company and Predecessor

Pursuant to SFAS No. 2, “Accounting for Research and Development Costs,” our research and development costs are expensed as incurred. Research and development expenses include, but are not limited to, payroll and related expense, lab supplies, preclinical, development cost, clinical trial expense, outside manufacturing and consulting expense. The cost of materials and equipment or facilities that are acquired for research and development activities and that have alternative future uses are capitalized when acquired. As of December 31, 2005, there were no such capitalized materials, equipment or facilities.

Inventory-The Company and Predecessor

Raw materials and finished goods inventories are directly attributable to the Business. Inventories are stated at the lower of cost (first in, first out) or market value. Raw material inventory cost is determined on the first-in, first-out method. Costs of finished goods are determined by an actual cost method.

As of December 31, 2005, ULURU’s inventory valued at cost of $77,710, consisted of only the active ingredient Amlexanox, purchased at cost from a foreign licensed manufacturer. When the related product Aphthasol is manufactured by a foreign contract manufacturer using this active ingredient, it is done so at the request and under the control of the Company, however the agreement with the distributor provides for the distributor to pay all inventory manufacturing costs incurred and assume all risks and burden of ownership of such inventory, thereby eliminating the cost and maintenance of any inventory of the finished goods product by the Company.

Interest expense-The Company and Predecessor

Interest expense for the predecessor is allocated based on net capital employed associated with operations of the Business. ULURU recognized interest expense of $237,778 based on actual incurred amounts pertaining to corporate obligations, and amortization of imputed interest of $90,999.

NOTE 2. BASIS OF FINANCIAL STATEMENT PRESENTATION-PREDECESSOR

The accompanying predecessor audited financial statements of operations and cash flows for the Topical Component for the year ended December 31, 2004 and the period from January 1, 2005 through October 12, 2005, and related footnotes referring to them incorporated herein, are not necessarily comparative to ULURU’s results of operations and cash flows for the period from September 7, 2005 (inception) to December 31, 2005. The predecessor transactions for the Topical Component included the results of operations and cash flows based on the historical cost basis of all of the assets and liabilities of that Component, some of which were not acquired by ULURU on October 12, 2005, and therefore their results do not apply to the period subsequent to October 12, 2005.

ULURU’s acquisition of the assets and assumption of certain liabilities of the Topical Component are based on purchase accounting criteria pursuant to SFAS No.141.

NOTE 3. GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. ULURU has sustained an operating loss since inception and has a significant deficit in working capital and stockholders’ equity. The Company’s ability to continue in existence is dependent on its ability to develop additional sources of capital and/or achieve profitable operations.

Management’s plans in regard to achieving profitable operations will take time and involve commercializing products for advancing topical delivery, wound management, burn care and plastic surgery. The Company’s efforts are in the development of novel topically applied therapeutics based primarily on the adaptation of existing therapeutic agents using its proprietary drug delivery platforms to improve clinical outcomes.

We believe that our products that require extensive sales efforts directed both at the consumer and the general practitioner level can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area or in direct to consumer marketing. Consequently, our business model is to form strategic alliances with major or regional pharmaceutical companies for products to compete in these markets. Management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace by adopting this strategy.

The Company plans to establish a sales and marketing organization to commercialize our wound management, burn care, and plastic surgery products. The Company believes that a small dedicated sales and marketing organization can effectively commercialize our products. To achieve this objective, the Company plans on acquiring additional complimentary wound management and plastic surgery products. We plan to add additional products to our existing portfolio through the addition of numerous wound management compounds to our nanoparticle aggregate dressing.

We plan in the near term to file a registration statement with the Securities and Exchange Commission to enable us to finance our business plan. We also have a commitment for a 2 million dollar loan should that be necessary.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4. RELATED PARTY TRANSACTIONS

Note and Interest Payable - Uluru Nevada

On October 12, 2005, the Company entered into a one year Bridge Loan and Control Share and Pledge Security Agreement, (the "Bridge Loan Agreement") with ULURU Nevada and the President/CEO of ULURU. Pursuant to the Bridge Loan Agreement, ULURU Nevada loaned the Company $10,700,000 in exchange for a secured debenture. In addition to granting the Company’s Debenture, the Company granted a security interest in all of its assets to ULURU Nevada and the President/CEO of ULURU pledged the majority of the Company’s common stock subscribed, which he owned.

The Interest Payable at December 31, 2005, from the Company to ULURU Nevada was $237,778, which was based on an interest rate of 10% per annum and a Note Payable balance of $10,700,000 during the period from October 12, 2005 through December 31, 2005. Pursuant to the terms of the ULURU Debenture, the Company is obligated to remit interest only payments monthly until the expiration of the loan term.

Intercompany Payable - Uluru Nevada

As part of the funding obtained from ULURU Nevada on October 12, 2005, the Company received $7,818.95 of funds which has not been repaid to ULURU Nevada as of December 31, 2005.

Advances by the President/CEO of ULURU

As of December 31, 2005, ULURU’s President/CEO had advanced the Company on a demand basis, a total of $35,593 for obligations of the Company, mainly legal fees, and was owed $62,500 for his compensation from October 12, 2005 through December 31, 2005.

NOTE 5. PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31, 2005 follows:

Property and equipment	Cost	Accumulated Depreciation and Amortization	Net Book Value
Laboratory equipment	$276,171	$9,863	$266,308
Laboratory equipment -capital leases	74,000	2,643	71,357
Computer and office equipment	47,391	1,943	45,448
Total	$397,562	$14,449	$383,113

NOTE 6. PURCHASE OF ASSETS FROM ACCESS PHARMACEUTICALS, INC.

On October 12, 2005, the Company purchased selected assets of Access. The total purchase price was $13,428,119 and was allocated as follows:

Assets acquired :
Inventory of finished goods	$16,218
Property and equipment	396,821
Patents	12,765,080
Licensing rights	250,000
Total assets acquired	$13,428,119

Obligations issued and liabilities assumed :
Purchase obligations issued, net	$4,190,080
Capital lease obligations assumed	38,039
Advanced royalty obligation assumed	500,000
Total obligations issued and liabilities assumed	4,728,119

Balance of cash paid at closing	8,700,000
Total consideration paid	$13,428,119

NOTE 6. VALUATION OF ACQUIRED PATENTS AND LICENSING RIGHTS

The Company assigned certain values to each intangible asset acquired from Access based upon expected future earnings for each technology taking into consideration criteria such as patent life, approved products for sale, the existence of marketing, manufacturing, and distribution agreements, and development costs.

The Company derived each asset value based on a discount rate of 10% and a unique risk rate based on the difficulty of achieving the forecasted net cash flows revenues to arrive at the net present value of expected discounted cash flows from each technology over an 8 year period. The synopsis for each technology valuation follows:

ZINDACLIN®
• Approved product (Residerm®)
• Manufacturing, distribution, and marketing agreement with ProStrakan Ltd that includes world-wide territory (except United States). Not currently marketed in United States.
• Patent expires in 11/28/2020

Risk factor discount	20.4%
Value Assigned	$ 3,729,000

AMLEXANOX (Aphthasol®)
• Approved product (Aphthasol®)

•  Manufacturing, distribution, and marketing agreement with various partners for territories to include United Kingdom, Ireland, Europe, Middle East, and Far East. Discus Dental has territorial rights for the United States.

• Patent expires in 11/08/2011

Risk factor discount	57.4%
Value Assigned	$ 2,090,000

AMLEXANOX (OraDisc™ A)
• Approved product (OraDisc™ A)
• Manufacturing process current in final phase of development.

•  Distribution and marketing agreements with various partners for territories to include United Kingdom, Ireland, Europe, Middle East and Far East. Discus Dental has the territorial rights for the United States.

• Patent expires in 08/16/2021

Risk factor discount	73.1%
Value Assigned	$ 6,873,080

ORA DISC™
• No approved products (excluding OraDisc™ A)
• Developing applications for commercialization of various products using technology are ongoing.
• Patent expires in 08/16/2021

Risk factor discount	81.4%
Value Assigned	$ 73,000

HYDROGEL NANOPARTICLE AGGREGATE
• No approved products
• Research and development for commercialization of various products using technology are ongoing.
• Patent and licensing rights expire in 11/06/2022

Risk factor discount	80.3%
Value Assigned	$ 250,000

A summary of patents and licensing rights as of December 31, 2005 follows:

PATENTS	Cost	Accumulated Amortization	Net Book Value
Zindaclin®	$3,729,000	$53,984	$3,675,016
Amlexanox (Aphthasol®)	2,090,000	75,384	2,014,616
Amlexanox (OraDisc™ A)	6,873,080	95,014	6,778,066
OraDisc™	73,000	1,009	71,991
Total Patents	$12,765,080	$225,391	$12,539,689

LICENSING RIGHTS
Hydrogel Nanoparticle Aggregate	$250,000	$3,208	$246,792

NOTE 7. ADVANCED ROYALTY

As part of the October 12, 2005 asset purchase from Access, the Company assumed the liability associated with an advanced royalty payment of $500,000 to Access by Discus Dental, our United States distributor. Royalties earned from the sale of Aphthasol by the distributor will first be offset against the advanced royalty. As of December 31, 2005, $30,944 of royalties earned was applied against the advance.

NOTE 8. ASSET PURCHASE OBLIGATIONS

As part of the asset purchase from Access on October 12, 2005, the Company paid to Access $8,700,000 on October 12, 2005 and is obligated to pay them an additional $3,700,000 on October 11, 2006 and $1,000,000 on October 11, 2007, along with certain milestone payments based upon future events which may or may not occur. Pursuant to the terms of the Asset Purchase Agreement none of the future payment obligations to Access have any interest accrual.

For financial statement presentation purposes, the Company applied Accounting Principles Board Opinion (APB) No. 21, Interest on Receivables and Payables, and calculated imputed interest, at 10% per annum, on the future payment obligations which amounted to $509,920 at date of acquisition, and reduced the cost basis of the net assets acquired. A summary of the asset purchase obligations and imputed interest as of December 31, 2005 follows

	Gross Asset Purchase Obligations	Imputed Interest	Net Asset Purchase Obligations
Asset Purchase Obligation (Due 10/12/2006)	$3,700,000	$264,032	$3,435,968
Asset Purchase Obligation (Due 10/12/2007)	1,000,000	154,889	845,111
Total	$4,700,000	$418,921	$4,281,079

Less : current portion	3,700,000	264,032	3,435,968
Long term portion	$1,000,000	$154,889	$845,111

NOTE 9. CAPITALIZED EQUIPMENT LEASE OBLIGATIONS

As part of the October 12, 2005 asset purchase from Access, the Company assumed three capitalized equipment lease obligations totaling $53,710. The Company has security deposits totaling $29,073 applicable to these balances at lease termination. Two of the leases were paid in full in early 2006, and the third one expires at the end of 2006.

NOTE 10. STOCKHOLDERS’ EQUITY

On September 7, 2006, the Company‘s employees subscribed to 2,200 shares of common stock at par value of $.01 each or $22 which was treated as a stock subscription receivable as of December 31, 2005. As part of the merger on March 31, 2006, all of the Company’s shares, which were paid for in full by that date, were exchanged for 11,000,000 shares of ULURU Nevada common stock.

NOTE 11. INCOME TAXES

There was no current federal tax provision or benefit recorded since inception on September 7, 2005, due to an incurred loss for operations through December 31, 2005. The deferred tax asset of $323,829 has been offset by a valuation allowance of the same amount since utilization of the deferred tax benefit cannot be presently utilized as there is no assurance of future taxable income at this time. The Company’s net operating loss carryover of $947,955 will expire in 2025 if not utilized. The following is an analysis of deferred tax asset and valuation allowance as of December 31, 2005.

Tax loss carry forward	$322,305
Excess of book over tax depreciation	1,524
Gross deferred tax asset	$323,829

Valuation allowance	(323,829)
Total deferred tax asset	$-0-

The following is reconciliation from the expected statutory federal income tax to the Company’s actual income tax for the year ended December 31:

	2005
Expected income tax (benefit) at Federal statutory tax rate -34%	$	(323,844)
Permanent differences		15
Valuation allowance		323,829
Income tax expense		$-0-

Income Taxes-Predecessor

The predecessor had no reported income taxes applicable to operations as it had incurred losses since inception. All deferred tax assets were completely offset by valuation allowances.

The financial statements of the Business are a “carve out” Component of Access and as such, no income taxes would be applicable since it does not comport to be a separate entity for which income taxes would apply. In addition, the historical results of operations for the Business were losses, therefore, no income taxes would be attributable to such losses, except for deferred taxes which would be offset completely by a valuation allowance, since it is more likely than not that such deferred taxes would be realized in the subsequent year.

NOTE 12. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Stock-Based Compensation

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow APB No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based compensation to employees. Under APB No. 25, when the exercise price of the Company’s employee stock options is equal to or greater than the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

In December 2004, the Financial Accounting Standards Board issued SFAS 123R, Share Based Payments. SFAS 123R is applicable to transactions in which an entity exchanges its equity instruments for goods and services. It focuses primarily on transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R supersedes the intrinsic value method prescribed by APB No. 25, requiring that the fair value of such equity instruments be recorded as an expense as services are performed. Prior to SFAS 123R, only certain pro forma disclosures of accounting for these transactions at fair value were required. SFAS 123R will be effective for the first quarter 2006 consolidated financial statements, and permits varying transition methods including retroactive adjustment of prior periods or prospective application beginning in 2006. The Company will adopt SFAS 123R using the modified prospective method effective January 1, 2006. Under this transition method the Company will begin recording stock option expense prospectively, starting in first quarter 2006.

NOTE 13. COMMITMENTS AND CONTINGENCIES

License Agreement with Amlexanox Manufacturer

In connection with the asset sales agreement between ULURU and Access, consent was required to be granted to ULURU by the foreign manufacturer of the active ingredient, Amlexanox, for continued manufacture of the ingredient. If the consent is withheld, ULURU’s purchase price of the net assets may be reduced up to a maximum of 1 million dollars based on damages to ULURU on a dollar-for-dollar basis and which ULURU is entitled to deduct the actual amount of damages from the amount due Access.

Milestone Payments

The Company is subject to paying Access for up to $7,250,000 in connection with 11 enumerated milestones including 5 for up to an aggregate of $4,625,000 if the Company achieves annual net sales volumes of 20 million dollars on any one product, and 20 million dollars on all products, and at levels of 50 million dollars and 100 million dollars for cumulative net sales.

The balance of 6 milestone payments totaling $2,625,000 relate to ULURU commencing Phase II clinical testing of any drug products or pivotal testing of any device products other than a dental product, using the licensed technology; signs a license agreement for any non dental products utilizing the licensed technology, and the license relating to the Mucoadhesive product applied to tooth whitening.

At the time any of the above contingent payments are payable, the Company will capitalize per SFAS No.141, and classify them as goodwill which will not be subject to future amortization in accordance with SFAS No.142.

NOTE 14. COMPENSATION PAID BY ACCESS

The Company reimbursed Access $181,229 for compensation, benefits and employer payroll taxes paid by Access for those Access employees who, for the balance of 2005 (approximately two and one-half months), worked for the Company at the Company’s offices, so that such compensation and benefits of the employees would continue without interruption and not be subject to additional payroll taxes had they been transferred to the Company’s payroll on October 12, 2005. The Company began paying compensation and benefits directly to these same employees commencing on January 1, 2006. Compensation for the President/CEO for that same period of time was accrued as further described in Note 4, of the Notes to financial statements.

NOTE 15. SUBSEQUENT EVENTS

Employment Agreements

On January 1, 2006, the Company entered into employment agreements (“Agreements”) with three key executives. The term of the agreement for the Chief Executive Officer is for three years with automatic annual renewal unless notice is provided by the Company. The other two agreements have an initial term of one year with automatic annual renewals unless notice is provided by the Company. The Agreements provide for compensation, incentives, and benefits that are commensurate with similar positions within the pharmaceutical industry.

Lease Obligation

On January 31, 2006, the Company entered into a lease agreement for office and laboratory space in Addison, Texas commencing April 1, 2006. The monthly lease obligation of $9,034.53 commenced on April 1, 2006 and continues for eighty four (84) months. The following is a summary of the annual lease costs for each of the following years.

Calendar Years	Future Lease Expense
2006	$81,311
2007	108,414
2008	108,414
2009	108,414
2010	108,414
2011 & Beyond	243,934
Total	$758,901

Rent expense for ULURU during the period from September 7, 2005 through December 31, 2005, was $17,865. Rent expense for the predecessor for the period from January 1, 2005 through October 12, 2005 and for the year ended December 31, 2004 was $51,120 and $61,350, respectively.

Merger

On March 31, 2006, ULURU Nevada acquired, through ULURU Nevada’s wholly-owned subsidiary (“Uluru Acquisition Corporation”) a 100% ownership interest in the Company through a merger of the Company into Uluru Acquisition Corporation. ULURU Nevada acquired the Company in exchange for 11,000,000 shares of ULURU Nevada’s common stock. All securities issued pursuant to the merger were “restricted” stock and are subject to a two year Lock-up agreement as well as all applicable re-sale restrictions specified by federal and state securities laws. The aggregate amount of shares of common stock issued to the shareholders of the Company pursuant to the merger represented 92.8% of the issued and outstanding shares of ULURU Nevada’s common stock.

At the effective time of the Merger, the members of the Company’s Board of Directors holding office immediately prior to the merger became ULURU Nevada’s directors, and all persons holding offices of the Company at the effective time, continue to hold the same offices of the surviving corporation. Simultaneously, ULURU Nevada’s director and officer immediately prior to the closing of the Merger resigned from all of his sole respective positions with ULURU Nevada.

As of March 31, 2006, the Company had 10 full-time and 3 part-time employees. Of these employees, 8 are directly engaged in or directly support research and development activities of which 5 have advanced scientific degrees. 2 directly support commercial and business development activities and 3 are in administrative positions. The Company’s employees are not represented by a labor union and are not covered by a collective bargaining agreement. The Company compliments its internal expertise with external scientific consultants, university research laboratories and contract manufacturing organizations that specialize in various aspects of drug development including clinical development, regulatory affairs, toxicology, preclinical testing and process scale-up.

Corporation Name Change

On May 31, 2006, the Company’s Board of Directors approved and amended its articles of incorporation to change the name of the corporation to “ULURU Delaware Inc.” from “ULURU Inc.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as directors or officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all expenses in connection with this offering.

Type of Expense	Amount
Securities and Exchange Commission Registration Fee	$7,226
Transfer Agent Fees	5,000
Printing and Engraving Expenses	30,000
Accounting Fees and Expenses	8,000
Legal Fees and Expenses	50,000
Total	$100,226

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We were incorporated under the name Casinos of The World, Inc. in the State of Nevada on September 17, 1987. On January 30, 2002, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Oxford Ventures, Inc. On March 31, 2006, the Company’s then wholly owned subsidiary, Uluru Acquisition Corp., merged with and into ULURU Delaware Inc. (the "Merger"). In connection with the Merger, the Company changed its name to ULURU Inc. The following discussion relates to transactions involving Oxford Ventures, Inc. ("Oxford") within the past three years before the Merger and involving ULURU Inc. in and after the Merger:

Issued before Merger

In March 2004, Oxford sold 250,000 shares of common stock for an aggregate purchase price of $100,000 ($.40 per share). The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and/or Regulation S.

On May 18, 2004, Oxford entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the sale of $500,000 in convertible debentures. The debentures bore interest at 5%, were to mature three years from the date of issuance, and were convertible into shares of common stock, at the holder's option, at the lower of (i) $.0493 or (ii) eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date. The full principal amount of the debentures was to be due upon default under the terms of the debentures. The debentures were exchanged for debentures subsequently issued to Cornell Capital Partners.

On May 18, 2004, Oxford entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, Oxford was permitted, at its discretion, to periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners was to pay 95% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. Oxford also agreed to issue Cornell Capital Partners 6,896,552 shares of common stock upon execution of the Standby Equity Distribution Agreement. In addition, Oxford engaged Newbridge Securities Corporation, a registered broker-dealer, to advise it in connection with the Standby Equity Distribution Agreement. For its services, Oxford agreed to issue Newbridge Securities Corporation 202,840 shares of common stock. Oxford was obligated to register the shares issued under the Standby Equity Distribution Agreement for resale under the Act, prior to the first sale of common stock under this agreement. This agreement terminated on October 12, 2005.

All of the above securities were sold to Cornell Capital Partners, LP pursuant to Rule 506 under the Act.

On October 12, 2005, Oxford entered into a Standby Equity Distribution Agreement (the "SEDA") with Cornell Capital Partners. Under the SEDA, Oxford was permitted to issue and sell to Cornell Capital Partners, LP common stock for a total purchase price of up to $30,000,000. The purchase price for the shares was equal to 97% of their market price, which was defined in the SEDA as the lowest volume weighted average price of the common stock during the five trading days following the date Oxford have notice that it desired an advance. The amount of each advance was subject to an aggregate maximum advance amount of $1,000,000, with no advance occurring within five trading days of a prior advance. Cornell Capital Partners received a one-time commitment fee of 993,300 shares of common stock valued at $1,787,940. Cornell Capital Partners was to be paid a fee equal to 5% of each advance, which was to be retained by Cornell Capital Partners from each advance. Oxford was obligated to register the shares issued under the SEDA for resale under the Act. Shares issued under the SEDA were sold pursuant to Rule 506 under the Act. The SEDA terminated on December 6, 2006.

On October 12, 2005 Oxford entered into a Securities Purchase Agreement (the "SPA") to issue Secured Convertible Debentures to Prenox and Highgate House, Ltd. in an amount of up to $15,000,000. Oxford issued a $10,000,000 secured convertible debenture to Prenox and a $3,000,000 secured convertible debenture to Highgate, as well as Warrants to purchase up to an aggregate 5,000,000 shares of common stock, exercisable for a period of 5 years with an exercise price per share of $0.01. (Highgate subsequently assigned its debenture and warrants to Cornell Capital Partners, LP., and Prenox subsequently assigned the right under its Warrants to purchase 352,266 and 414,400 shares to Highgate and HH Advisors, respectively.) These debentures and warrants were sold pursuant to Rule 506 under the Act. These debentures were exchanged for shares of common stock in our December 6, 2006 financing.

Issued in Merger

On March 31, 2006, our then wholly-owned subsidiary Uluru Acquisition Corp., acquired all of the shares, assets and liabilities of ULURU Inc., a Delaware corporation, in exchange for 11,000,000 shares of our common stock. These shares were issued pursuant to Rule 506 under the Act.

Issued after Merger

On August 30, 2006 the Company and the other parties to the SPA amended the SPA (the "Amended SPA"). Under the Amended SPA, the $10,000,000 of Debentures held by Prenox was increased to $13,000,000 as a result of an additional $3,000,000 investment of Prenox in us, and Prenox was issued an additional warrant to purchase 1,125,000 shares of common stock at an exercise price of $1.25 per share. These Debentures were exchanged for shares of common stock in our December 6, 2006 financing.

We were obligated to register the shares underlying these Debentures and Warrants for resale under the Act. In exchange for the purchase of the Debentures, we granted the holders a security interest in all of its assets, including any assets the Company acquires while the Debentures were outstanding. This security interest terminated on December 6, 2006. These Debentures and Warrants were sold pursuant to Rule 506 under the Act.

These Debentures were to mature on December 31, 2007 and accrued interest at a rate of ten percent per annum, compounded monthly. The Company had the option to redeem these Debentures at any time prior to their maturity at a price equal to 120% of the face amount redeemed plus any accrued interest. The holders had the option to convert all or some of these Debentures plus any accrued and unpaid interest into shares of common stock at the price of $1.50 per share.

On December 6, 2006, the Company entered into a Common Stock Purchase Agreement (“Purchase Agreement”) with certain institutional accredited investors (“Investors”). Pursuant to the Purchase Agreement, the Company sold to the Investors an aggregate of 47,052,628 shares (the "Shares") of its common stock, at an aggregate purchase price of $44,699,998.85. Of the aggregate purchase price, $38,499,998.85 was paid in cash and $6,200,000 was paid via cancellation of existing secured convertible debentures held by Cornell Capital Partners, LP and Prenox, LLC. Such Shares were issued pursuant to Rule 506 under the Act.

In connection with the transactions consummated by the Purchase Agreement, we also entered into an Investor Rights Agreement with the Investors. Under this agreement, we were obligated to register the Shares under Rule 506 under the Act for resale by the Investors. Upon the occurrence of certain events set forth in the agreement (including, without limitation, a registration statement covering the Shares not being filed with, or being declared effective by, the Securities and Exchange Commission, in each case as set forth in the agreement), we could be required to pay the Investors cash penalties up to an aggregate of five percent (5%) of the aggregate purchase price paid by the Investors for Shares under the Purchase Agreement.

In connection with the transactions consummated by the Purchase Agreement, we also entered into a Repayment Agreement with Cornell Capital Partners, LP and Prenox, LLC (the "Noteholders"). Under this agreement and in full satisfaction of all obligations owed under the Debentures issued in October 2005 and August 2006 and the transaction documents entered into in connection herewith, (i) we agreed to pay the Noteholders an aggregate of $13,000,000 plus interest accrued on these Debentures since December 1, 2006, (ii) we accepted the Noteholders' subscriptions for Shares upon cancellation of an aggregate of $6,200,000 original principal amount of these Debentures and (iii) the purchase agreement pursuant to which the Noteholders purchased these Debentures and the security agreement, collateral assignment, guarantor security agreement, escrow agreement, transfer agent instructions, guaranty agreement and registration rights agreement entered into in connection therewith were terminated.

In January 2007, we issued 413,342 shares of common stock upon the exercise, on a cashless basis, of a warrant held by HH Advisors, Inc. Such Shares were issued pursuant to Rule 506 under the Act.

In February 2007, we issued 351,447 shares of common stock upon the exercise, on a cashless basis, of a warrant held by Highgate House Funds, Ltd. We also issued 746,148 share of common stock upon the exercise, on a cashless basis, of a warrant held by Cornell Capital Partners, LP. Such Shares were issued pursuant to Rule 506 under the Act.

In April 2007, Cornell Capital Partners, LP exercised their warrant to purchase 418,933 shares on common stock and remitted $4,189 to us. Such Shares were issued pursuant to Rule 506 under the Act.

ITEM 27. EXHIBITS

EXHIBIT INDEX

Exhibit Number		Description of Document

3.1.1		Articles of Incorporation dated September 17, 1987. (1)
3.1.2		Articles of Amendment dated December 17, 1990. (1)
3.1.3		Articles of Amendment dated April 16, 1993. (1)
3.1.4		Articles of Amendment dated August 19, 1999. (1)
3.1.5		Articles of Amendment dated March 13, 2000. (1)
3.1.6		Articles of Amendment dated January 30, 2002. (1)
3.1.7		Articles of Amendment dated March 29, 2006. (5)
3.1.8		Articles of Amendment dated March 31, 2006. (5)
3.2		Bylaws. (1)
5.1		Opinion of Parr Waddoup Brown Gee & Loveless.(8)
10.1		Warrant issued by the Registrant to Highgate House Funds, Ltd., dated October 12, 2005. (3)
10.2		Warrant issued by the Registrant to Prenox, LLC, dated March 31, 2006. (7)
10.3		Bridge Loan and Control Share Pledge and Security Agreement dated October 12, 2005 by and among Uluru Delaware Inc., the Registrant and Mr. Gray. (3)
10.4		Security Agreement dated October 12, 2005 by and among Uluru Delaware, Inc., the Registrant and Mr. Gray. (3)
10.5		Pledge and Escrow Agreement dated October 12, 2005 by and among the Registrant, Uluru Delaware Inc., Mr. Gray and Gottbetter & Partners, LLP. (3)
10.6		Convertible Debenture for $10,700,000 issued by Uluru Delaware Inc. to the Registrant, dated October 12, 2005. (3)
10.7		Agreement and Plan of Merger and Reorganization dated October 12, 2005 by and among the Registrant, Uluru Acquisition Corp. and Uluru Delaware Inc. (3)
10.8		Indemnifying Escrow Agreement dated October 12, 2005 by and among the Registrant, Mr. Gray and Gottbetter & Partners, LLP. (3)
10.9		Asset Sale Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.10		Patent Assignment Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.11		License Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.12		Lease Agreement dated January 31, 2006 by and between Uluru Delaware Inc. and Addison Park Ltd. (5)
10.13		License Agreement dated August 14, 1998 by and between Uluru Delaware Inc. and Strakan Ltd. (5)
10.14		License and Supply Agreement dated April 15, 2005 by and between Uluru Delaware Inc. and Discus Dental. (5)
10.15		Amendment to License and Supply Agreement dated November 18, 2005 by and between Uluru Delaware Inc. and Discus Dental. (5)
10.16	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Kerry P. Gray. (5)
10.17	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Terrance K. Wallberg. (5)
10.18	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Daniel G. Moro. (5)
10.19		Warrant to Purchase Common Stock of Uluru Inc. issued to Prenox, LLC, dated August 30, 2006. (6)
10.20		Agreement dated August 30, 2006 between Uluru Inc. and Uluru Delaware Inc. (6)
10.21	*	2006 Equity Incentive Plan. (4)
10.22		Agreement dated December 6, 2006 by and among the Registrant, Uluru Delaware Inc., Cornell Capital Partners, LP, and Prenox, LLC. (7)
10.23		Common Stock Purchase Agreement dated December 6, 2006 by and among the Registrant and the purchasers’ party thereto. (7)
10.24		Investor Rights Agreement dated December 6, 2006 by and among the Registrant and the purchasers’ party thereto. (7)
10.25		Amendment to Asset Sale Agreement dated December 8, 2006 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (7)
10.26	*	Employment Agreement dated December 1, 2006 by and between Uluru Delaware Inc. and John V. St. John, PhD. (8)
21		Subsidiaries. (7)
23.1	**	Consent of Braverman International, P.C.
23.2		Consent of Parr Waddoups Brown Gee & Loveless (included in Exhibit 5.1).(8)
---------------------------------
	(1)	Incorporated by reference to the Company’s registration statement on Form 10-SB filed on March 8, 2002.
	(2)	Incorporated by reference to the Company’s registration statement on SB-2 filed on June 9, 2004
	(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 18, 2005.
	(4)	Incorporated by reference to the Company’s Definitive Schedule 14C filed on March 1, 2006.
	(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 31, 2006.
	(6)	Incorporated by reference to the Company’s Form 10-QSB filed on November 20, 2006.
	(7)	Incorporated by reference to the Company’s Form SB-2 Registration Statement filed on December 15, 2006.
	(8)	Incorporated by reference to the Company’s Form SB-2/A Registration Statement filed on February 9, 2007.

	*	Management contract or compensation plan arrangements.
	**	Filed herewith.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remains unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned on April 30, 2007.

ULURU Inc.

Date: April 30, 2007	By	/s/ Kerry P. Gray
Kerry P. Gray
Chief Executive Officer and President
(Principal Executive Officer)

Date: April 30, 2007	By	/s/ Terrance K. Wallberg
Terrance K. Wallberg
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

We, the undersigned directors of ULURU Inc., hereby severally constitute and appoint Kerry P. Gray and Terrance K. Wallberg, and both or either one of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date: April 30, 2007	/s/ William W. Crouse
William W. Crouse, Director

Date: April 30, 2007	/s/ David E. Reese
David E. Reese, Director

Date: April 30, 2007	/s/ Jeffrey B. Davis
Jeffrey B. Davis, Director

Date: April 30, 2007	/s/ Kerry P. Gray
Kerry P. Gray, Director

EXHIBIT INDEX

Exhibit Number		Description of Document

3.1.1		Articles of Incorporation dated September 17, 1987. (1)
3.1.2		Articles of Amendment dated December 17, 1990. (1)
3.1.3		Articles of Amendment dated April 16, 1993. (1)
3.1.4		Articles of Amendment dated August 19, 1999. (1)
3.1.5		Articles of Amendment dated March 13, 2000. (1)
3.1.6		Articles of Amendment dated January 30, 2002. (1)
3.1.7		Articles of Amendment dated March 29, 2006. (5)
3.1.8		Articles of Amendment dated March 31, 2006. (5)
3.2		Bylaws. (1)
5.1		Opinion of Parr Waddoup Brown Gee & Loveless.(8)
10.1		Warrant issued by the Registrant to Highgate House Funds, Ltd., dated October 12, 2005. (3)
10.2		Warrant issued by the Registrant to Prenox, LLC, dated March 31, 2006. (7)
10.3		Bridge Loan and Control Share Pledge and Security Agreement dated October 12, 2005 by and among Uluru Delaware Inc., the Registrant and Mr. Gray. (3)
10.4		Security Agreement dated October 12, 2005 by and among Uluru Delaware, Inc., the Registrant and Mr. Gray. (3)
10.5		Pledge and Escrow Agreement dated October 12, 2005 by and among the Registrant, Uluru Delaware Inc., Mr. Gray and Gottbetter & Partners, LLP. (3)
10.6		Convertible Debenture for $10,700,000 issued by Uluru Delaware Inc. to the Registrant, dated October 12, 2005. (3)
10.7		Agreement and Plan of Merger and Reorganization dated October 12, 2005 by and among the Registrant, Uluru Acquisition Corp. and Uluru Delaware Inc. (3)
10.8		Indemnifying Escrow Agreement dated October 12, 2005 by and among the Registrant, Mr. Gray and Gottbetter & Partners, LLP. (3)
10.9		Asset Sale Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.10		Patent Assignment Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.11		License Agreement dated October 12, 2005 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (5)
10.12		Lease Agreement dated January 31, 2006 by and between Uluru Delaware Inc. and Addison Park Ltd. (5)
10.13		License Agreement dated August 14, 1998 by and between Uluru Delaware Inc. and Strakan Ltd. (5)
10.14		License and Supply Agreement dated April 15, 2005 by and between Uluru Delaware Inc. and Discus Dental. (5)
10.15		Amendment to License and Supply Agreement dated November 18, 2005 by and between Uluru Delaware Inc. and Discus Dental. (5)
10.16	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Kerry P. Gray. (5)
10.17	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Terrance K. Wallberg. (5)
10.18	*	Employment Agreement dated January 1, 2006 by and between Uluru Delaware Inc. and Daniel G. Moro. (5)
10.19		Warrant to Purchase Common Stock of Uluru Inc. issued to Prenox, LLC, dated August 30, 2006. (6)
10.20		Agreement dated August 30, 2006 between Uluru Inc. and Uluru Delaware Inc. (6)
10.21	*	2006 Equity Incentive Plan. (4)
10.22		Agreement dated December 6, 2006 by and among the Registrant, Uluru Delaware Inc., Cornell Capital Partners, LP, and Prenox, LLC. (7)
10.23		Common Stock Purchase Agreement dated December 6, 2006 by and among the Registrant and the purchasers’ party thereto. (7)
10.24		Investor Rights Agreement dated December 6, 2006 by and among the Registrant and the purchasers’ party thereto. (7)
10.25		Amendment to Asset Sale Agreement dated December 8, 2006 by and between Uluru Delaware Inc. and Access Pharmaceuticals, Inc. (7)
10.26	*	Employment Agreement dated December 1, 2006 by and between Uluru Delaware Inc. and John V. St. John, PhD. (8)
21		Subsidiaries. (7)
23.1	**	Consent of Braverman International, P.C.
23.2		Consent of Parr Waddoups Brown Gee & Loveless (included in Exhibit 5.1).(8)
---------------------------------
	(1)	Incorporated by reference to the Company’s registration statement on Form 10-SB filed on March 8, 2002.
	(2)	Incorporated by reference to the Company’s registration statement on SB-2 filed on June 9, 2004
	(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 18, 2005.
	(4)	Incorporated by reference to the Company’s Definitive Schedule 14C filed on March 1, 2006.
	(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 31, 2006.
	(6)	Incorporated by reference to the Company’s Form 10-QSB filed on November 20, 2006.
	(7)	Incorporated by reference to the Company’s Form SB-2 Registration Statement filed on December 15, 2006.
	(8)	Incorporated by reference to the Company’s Form SB-2/A Registration Statement filed on February 9, 2007.

	*	Management contract or compensation plan arrangements.
	**	Filed herewith.